UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a - 101)
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Herman Miller, Inc.

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August 29, 2017

Dear Fellow Herman Miller Shareholder,

Over the past five years, Herman Miller’s nearly 8,000 employees have expanded our addressable markets and built a strong multi-channel business to deliver our designs and innovations to new audiences virtually anywhere in the world. In the face of an unpredictable macro-economic and geopolitical environment, we made important strategic progress against our agenda in fiscal 2017 and delivered sales of $2.28 billion - a record for the second year in a row. Adjusted earnings per share (1) of $2.16 were in line with the prior year, as the organization did an excellent job of managing costs against a backdrop of higher commodity costs and a challenging pricing environment stemming from choppy industry order levels.
As our business and industry continue to evolve, we see new ways of living and working, new customer demands for greater variety and choice, new competition from inside and outside the industry, new demand for data insights, and new service models for creating and fulfilling demand. Given our view of the future, we have centered our value creation strategy on five key objectives as we move into the coming year. These objectives will be instrumental in achieving our overarching goal of sustainable, profitable growth.

Realize the Living Office
Over the last five years, the Living Office concept has provided an important framework for speaking to our customers about their workplaces and understanding and navigating the changes we see in their worlds. In the new phase of the Living Office story, we will more fully focus on customer outcomes - solving not just for furniture needs, but for business needs.
Through a series of smart partnerships, we are integrating technology more powerfully than ever before. As we showed at our industry’s annual exhibition in Chicago, with smart desks, chairs, and technology-focused settings, we’re able to help deliver a better experience of work for people, and get organizations the data and insights they need to make better informed decisions about how they use their space.

Leverage our Dealer Eco-system
We intend to deliver more value to our customers by leveraging our powerful dealer network to its fullest. We will remove the friction of doing business with multiple brands and companies and help our dealers manage an increasingly diverse line of products and services, we will position them and Herman Miller to win more business. As customer needs have evolved towards a greater mix of collaborative furnishings, we created dedicated resources this past year under the Herman Miller Elements umbrella to best position the Herman Miller Collection, Geiger, Maharam, Design Within Reach and naughtone brands for further growth in this space.
Moving forward, we need to make it easier for contract customers to find, order, and acquire products from any company in the Herman Miller group. We rolled out a digital platform as a first step toward accomplishing this goal in Europe last year, and we are working on similar enhancements to our order fulfillment technology in the U.S.

Scale our Consumer Business
Driving both top line growth and improved profitability through scaling our Consumer business is a top priority for our team. The Consumer business made excellent progress on the top line this year as sales grew 10% in fiscal 2017. We have expanded the real estate footprint of our Consumer business significantly, opening eight new Design Within Reach studios plus the Herman Miller flagship location in New York, that collectively added around 70,000 square feet of selling space this year. The New York flagship showcases the entirety of the Herman Miller group of brands in one place. We also expanded our mix of exclusive product designs, launching over 100 new proprietary products designed for Design Within Reach and Herman Miller, which bring with them a higher gross margin profile. We implemented changes to the way we target and execute our direct-to-consumer catalog mailing program, and the results have been dramatic - marked by significant improvements in virtually every metric - including total circulation, average order value, mailing response rates, and orders per book. Throughout the fiscal year we also demonstrated continued growth across our eCommerce platforms and within our Design Within Reach Contract channel, while at the same time optimizing our marketing investments in these areas.

Moving forward, we will focus on driving increased profitability. We’ll continue to expand the studio footprint, increase the mix of exclusive product designs and drive further growth in our contract, catalog and digital channels. We’ll support these efforts by re-envisioning the customer experience from browsing and shopping through delivery, and by deepening our connection to younger buyers for which our designs represent an aspirational purchase. Our goal here is simple: To accelerate our path toward sustained growth and profitability across each of our Consumer channels. These actions bring the opportunity to meaningfully increase operating margins for the Consumer business over the next three years.

Drive Cost Savings
We announced a three-year cost savings initiative in March of this year to deliver $25 million to $35 million in gross annual cost reductions by fiscal 2020. Our operating expenses during the fourth quarter of 2017 began to show early results from this effort, and we recently announced a facility consolidation in the U.K. that will contribute to these savings going forward. The realignment of our organizational structure that we put in place during the third quarter of fiscal 2017 to help speed decision making and place more authority into business units is already contributing to our progress on this front and we expect it to be a key enabler of this initiative going forward.

Deliver Innovation
Finally, in the past year, our innovation agenda remained at the forefront. We launched number of new products, including the remastered Aeron chair with meaningful material and technology innovations that will extend the life of this powerful franchise. We showcased two new products - Prospect, which is a line of freestanding furniture designed to foster collaborative and individual creativity, and the Taper executive chair from Geiger, both of which won Best of NeoCon Gold awards this past June. New products represented 24% of our consolidated revenue during fiscal 2017 - exceeding our annual target of 20%.
Product innovation has been a traditional strength at Herman Miller, and we’re determined to keep this dimension of our business as a competitive edge. The creative direction of product development and new product commercialization now function under common leadership, and over the coming year we’ll further reduce our time to market and ensure design and development at Herman Miller responds to our customers’ most critical needs through a robust pipeline of new products and solutions.
These five key objectives were developed with sustainable, profitable growth as the ultimate goal for a new Herman Miller that our work over the past decades has allowed us to imagine. Over that time we have worked hard to put in place the building blocks to enable us to re-invent who we are and expand our opportunity. In the mid-90s we first achieved sales of $1 billion. At the turn of the 2000s, we achieved $2 billion in sales for the first time. Now we must set our sights on a new horizon, where Herman Miller is a $3-billion global and multi-channel enterprise serving customers across a number of segments.
We believe we are reaching a tipping point in our strategy, where the new realities we have been talking about for several years - multi-channel capabilities, need for product innovation and customization, global connections with consumers - all begin to converge to deliver sustainable sales and profit growth. Our vision for transforming Herman Miller into a global provider of inspiring designs to help people live, work, heal and learn better is bold and challenging. Our vision includes an agenda that requires imagination, stretches our resources and pulls us to constantly re-examine what and how we do things. We are confident that the progress we have made combined with our talented group of employee-owners will propel us to achieve our vision.
Last year, I ended this letter by re-stating our mission - inspiring designs to help people do great things. We continue to believe that these words accurately sum up the aspirations of all the companies in the Herman Miller community. This mission requires innovative thinking and high-level execution of our business strategy. The result? Lasting relationships with customers whose business objectives we help them meet, great returns for our shareholders, and rewarding work for our employees.
Thank you once again for your connection to Herman Miller. We don’t take your investment for granted, and we will work hard to use your investment in wise and rewarding ways.

Sincerely,
Brian C. Walker
President and Chief Executive Officer

Notice of Annual Meeting of Shareholders
The Annual Meeting of the Shareholders of Herman Miller, Inc. (the “Company”) will be held on October 9, 2017, by means of remote communication on the Internet at www.virtualshareholdermeeting.com/MLHR17, at 10:30 a.m. (ET) for the following purposes:

1.	To elect four directors, each for a term of three years

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm

3.	To approve the Fourth Amendment to the Herman Miller, Inc. 2011 Long-Term Incentive Plan

4.	To vote, on an advisory basis, to approve the annual compensation paid to the Company's named executive officers

5.	To consider, on an advisory basis, the frequency of future advisory votes on compensation

6.	To transact such other business as may properly come before the meeting or any adjournment thereof

Shareholders of record at the close of business on August 11, 2017, will be entitled to vote at the meeting.

Please note that this year's Annual Shareholders' Meeting will be held via the Internet only. The accompanying proxy materials include instructions on how to participate in the meeting and the means by which you may vote your shares of Company stock.

We encourage you to vote your Proxy, at your earliest convenience, by one of the following means:

By visiting www.proxyvote.com on the Internet

And if you request paper materials:
By calling (within the U.S. or Canada) toll free at 1-800-690-6903; or
By signing and returning your Proxy card

You may also vote at the meeting via the internet by visiting www.virtualshareholdermeeting.com/MLHR17 and following the instructions. Regardless of whether you expect to attend the meeting through the Internet, please vote your shares in one of the ways listed above.

By order of the Board of Directors
H. Timothy Lopez, Secretary
August 29, 2017

Herman Miller, Inc.
855 East Main Avenue
PO Box 302
Zeeland, Michigan 49464-0302
Proxy Statement Dated August 29, 2017
This Proxy Statement and the accompanying Proxy, which we are making available to shareholders on or about August 29, 2017, are furnished to the shareholders of Herman Miller, Inc. in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders. This meeting will be held on October 9, 2017, at 10:30 a.m. (ET). Please note that this year's Annual Meeting will once again be held via the Internet rather than in person.

What is a proxy?
A proxy is your authorization for someone else to vote your shares for you in the way that you want to vote and allows you to be represented at our Annual Meeting if you are unable to attend the meeting. When you complete and submit a proxy card or use the automated telephone voting system or the Internet voting system, you are submitting a proxy. As used in this proxy statement, the terms “the Company,” “we,” “our” and “us” all refer to Herman Miller, Inc. and its subsidiaries.
What is a proxy statement?
A proxy statement is a document the United States Securities and Exchange Commission (“SEC”) requires to explain the matters on which we are asking you to vote at our Annual Meeting by proxy and to disclose certain information that may be helpful to you in deciding how to vote. This proxy statement was first made available to the shareholders on or about August 29, 2017.
Why am I receiving my proxy materials electronically instead of receiving paper copies through the mail?
We are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of the proxy statement and annual report. This supports our on-going commitment to sustainability by reducing the amount of paper needed to circulate the proxy material and at the same time reducing our cost associated with mailing the proxy materials to shareholders.
On or about August 29, 2017, we mailed to our shareholders of record (other than those who previously requested electronic delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report online. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail. The Notice of Internet Availability of Proxy Materials instructs you how to electronically access and review all information contained in this proxy statement and the annual report, and it provides you with information on voting.
If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a paper copy of our proxy materials, follow the instructions contained in the Notice of Internet Availability of Proxy Materials about how you may request to receive your materials in printed form on a one-time or ongoing basis.
Where is this year’s proxy statement available electronically?
You may view this proxy statement and the 2017 annual report electronically by going to www.proxyvote.com.
Who can vote?
Only record holders of our common stock at the close of business on August 11, 2017 can vote at the Annual Meeting. We refer to that date as the Record Date for the meeting. Each shareholder of record has one vote, for each share of common stock owned, on each matter presented for a vote at the Annual Meeting.
What is the difference between a shareholder of record and a “street name” holder?
If your shares are registered directly in your name on the records of our transfer agent, then you are the shareholder of record with respect to those shares.
If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares. See “How can I vote?” below.

6 2017 Proxy Statement

How can I vote?
If your shares are held in “street name,” follow the instructions provided by your brokerage firm, bank, or other nominee. If your shares are registered directly in your name on our records, you can vote in one of four ways:

•
Via Internet before the Annual Meeting: Go to www.proxyvote.com and follow the instructions. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice of Internet Availability of Proxy Materials in hand. The deadline for Internet voting is 11:59 p.m., Eastern Time, October 8, 2017.

•
By Telephone: If you have requested paper materials, call toll-free 1-800-690-6903 and follow the instructions. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice of Internet Availability of Proxy Materials in hand. The deadline for voting by phone is 11:59 p.m., Eastern Time, October 8, 2017.

•	In Writing: If you received a proxy card, complete, sign, and date the proxy card and return it in the return envelope that we provided with your proxy card.

•	At the Annual Meeting: Log on to the Internet at www.virtualshareholdermeeting.com/MLHR17. At this site, you will be able to vote electronically. You will also be able to submit questions.

If you submit a proxy to the Company before the Annual Meeting, whether by proxy card, by telephone or by Internet, the persons named as proxies will vote your shares as you direct. If no instructions are specified, the proxy will be voted for the four directors nominated by the Board of Directors; for the approval of the proposed Amendment to the 2011 Long-Term Incentive Plan; for the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 2, 2018; for the non-binding, advisory proposal to approve the compensation of our Named Executive Officers and for the approval of the advisory vote on executive compensation each year.

Can I revoke my proxy?
You may revoke a proxy at any time before the proxy is exercised by:
(1) delivering written notice of revocation to the Corporate Secretary of the Company, 855 East Main Street, P.O. Box 302, Zeeland, Michigan 49464-0302;
(2) submitting another properly completed proxy card that is later dated;
(3) voting by telephone at a subsequent time;
(4) voting via the Internet at a subsequent time; or
(5) voting at the Annual Meeting.
If you hold your shares in “street name,” you must vote your shares in the manner that your brokerage firm, bank or other nominee has prescribed.
How many votes do we need to hold the Annual Meeting?
To carry on the business of the meeting, we must have a quorum. This means that at least a majority of the shares that are outstanding and entitled to vote as of the Record Date must be present in person or by proxy.
Shares are counted as present at the meeting if the shareholder either:

•	has properly submitted a signed proxy card or other form of proxy (through the telephone or Internet); or

•	is present at the Annual Meeting and votes electronically at the meeting.

On the Record Date, there were 59,802,577 shares of common stock issued and outstanding. Therefore, at least 29,901,289 shares need to be present at the Annual Meeting.
What matters will be voted on at the meeting?
We are asking you to vote on: (i) the election of four directors to serve three-year terms expiring in 2020; (ii) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 2, 2018; (iii) the fourth amendment to the long - term incentive plan; (iv) a non-binding advisory proposal on the compensation of our Named Executive Officers, otherwise known as a “say-on-pay” proposal and (v) the frequency of future advisory votes on executive compensation. We describe these matters more fully in this proxy statement.

Herman Miller, Inc., and Subsidiaries 7

How many votes are needed for each proposal?
Except with respect to the election of directors, a majority of votes cast at the meeting will approve each matter that arises at the Annual Meeting. The directors are elected by a plurality of votes. This means that the four individuals receiving the highest number of votes cast “for” their election will be elected as directors of the Company. A “withhold authority” vote will have no effect on the election of a particular nominee. However, our Board's Governance Guidelines include a form of majority voting for directors. Under the Governance Guidelines, in an election where the only nominees are those recommended by the Board, any director who receives a greater number of votes "withheld" than those "for" must tender his or her resignation. Under the Guidelines, the Nominating and Governance Committee will consider the resignation and recommend to the Board whether to accept or reject the tendered resignation. The Board must act on the resignation no later than 90 days after certification of the shareholder vote at the meeting. The Company will publicly disclose the Board's decision whether to accept any resignation or the reasons for rejecting the resignation, if applicable.
If your shares are held by a broker, bank or other nominee, the holder of your shares cannot vote your shares on the election of directors or the say-on-pay vote unless it has received voting instructions from you. Each of these matters is considered a non-routine matter, and if you fail to provide instructions, the result is a “broker non-vote”.
Abstentions and broker non-votes are counted for the purpose of determining the presence or absence of a quorum. Abstentions and broker non-votes are not, however, counted as votes cast on matters submitted for shareholder vote.
What happens if a nominee is unable to stand for re-election?
The Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than four nominees. We have no reason to believe any nominee will be unable to stand for re-election.
What alternatives do I have in voting on each of the proposals?
Except with respect to the election of directors, you may vote “for,” “against,” or “abstain” on each proposal. In the election of directors, you may vote “for” or “withhold authority to vote for” each nominee.
Will the Annual Meeting be Webcast?
Yes. You may attend and participate in the Annual Meeting by logging onto the Internet at www.virtualshareholdermeeting.com/MLHR17. At this site, you will be able to vote electronically and submit questions during the meeting. You will need the 12-digit control number that you received with your proxy card or Notice of Internet Availability to enter and attend the meeting.
Where do I find the voting results of the meeting?
If available, we will announce voting results at the Annual Meeting. We will also disclose the voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the meeting.
Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be Held on October 9, 2017
This proxy statement along with our annual report are available at: www.proxyvote.com.
You may obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 3, 2017, as filed with the SEC, without charge upon written request to the Secretary of the Company, Herman Miller, Inc., 855 East Main Street, P.O. Box 302, Zeeland, Michigan 49464-0302.

Proxy Statement Summary
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all information that you should consider, and you should read the entire proxy statement carefully before voting. For more complete information regarding the Company’s fiscal 2017 performance, please review the Company’s Annual Report on Form 10-K for the year ended June 3, 2017.

8 2017 Proxy Statement

Voting Matters and Board Recommendations
The Board is not aware of any matter that will be presented for a vote at the 2017 Annual Meeting of Shareholders other than those shown below.

Board Vote Recommendation
Proposal 1 - Election of Directors	FOR each Director Nominee
The Board and Nominating and Governance Committee believe that the nominees described in this proxy statement have the necessary skills and qualifications to provide effective oversight and strategic guidance.

Proposal #2 - Ratification of Appointment of Independent Registered Public Accounting Firm	FOR
The Audit Committee believes that the retention of Ernst & Young LLP to serve as the Independent Auditors for fiscal 2018 is in the best intention of the Company and its shareholders and we are asking shareholders to ratify the Audit Committee's selection of Ernst & Young LLP for fiscal 2018.

Proposal #3 - Proposal to Approve the Fourth Amendment to the Herman Miller, Inc. 2011 Long-Term Incentive Plan	FOR
The Company seeks to amend the Plan to make an additional 2 million shares available for issuance under the Plan.
Proposal #4 - Proposal to Approve, on an Advisory Basis, the Annual Compensation Paid to the Company's Named Executive Officers	FOR
The Company seeks a non-binding advisory vote to approve the compensation of its named executive officers as described in the Compensation Discussion and Analysis section of this proxy statement. The Board of Directors and Executive Compensation Committee value shareholders' opinions and will review and consider the voting results in connection with future deliberations concerning our executive compensation program.

Proposal #5 - Proposal to Consider, on an Advisory Basis, the frequency of future advisory votes on executive compensation	FOR
The Company is requesting our shareholders vote on how often the Board should ask our shareholders to provide an advisory vote on executive compensation. The Board believes that an annual vote on executive compensation is most appropriate.

Herman Miller, Inc., and Subsidiaries 9

Financial Highlights from Fiscal 2017
Fiscal 2017 included 53 weeks of operations as compared to a standard 52-week fiscal year. The additional week is required periodically in order to more closely align the company's fiscal year with the calendar months. This additional week of operations increased fiscal 2017 net sales by approximately $37 million. This is a factor that should be considered when comparing the company's financial results to the prior year, which included 52 weeks of operations.

Net sales increased in 2017 to $2,278.2 million, an increase of 0.6 percent from the prior fiscal year. On an organic basis, which adjusts for dealer divestitures, changes in foreign currency translation rates and the impact of the extra week, net sales increased by 1.4 percent (1) compared to last fiscal year. Growth in the Consumer segment helped offset a mixed demand environment across the contract business segments tied to macro - economic and geopolitical uncertainty throughout the year.

While relatively high commodity costs and a challenging competitive pricing environment pressured gross margins compared to last year, operating expenses were well controlled during the year, helping to deliver diluted earnings per share of $2.05 and adjusted diluted earnings per share of $2.16 (1), which compares to prior year diluted earnings per share of $2.26 and was in line with adjusted diluted earnings per share of $2.17 (1). Operating cash flow generation of $202.1 million for the year enabled the company to fully repay outstanding debt related to its line of credit by the end of the year, repurchase $24 million of company shares and, subsequent to the end of the fiscal year, announce a 6 percent increase in the quarterly dividend to $0.18 per share, the highest quarterly rate in Herman Miller's history.

While sales in North America were essentially flat for the year, both as reported and on an organic basis(1), in the face of an uncertain political environment in the United States, the North America business segment continued to deliver the highest operating margins of the company's business units. Research highlighting the benefits of the Living Office framework for the company's customers and the release of several new products and solutions, including the newly remastered Aeron chair, helped to position the business for the future.

The ELA segment recorded a decline in net sales of 7 percent for the year, but after adjusting for the impact of changes in foreign currency, the divestiture of an owned dealer in Australia and the impact of the extra week of operations in the current fiscal year, organic net sales grew at a rate of 3 percent (1) for the year. The improvement in organic net sales was driven by growth in China, Latin America and mainland Europe, which more than offset lower demand levels in the U.K. and the Middle East, where Brexit and the impact of lower oil prices, respectively, weighed on results. The ELA segment posted a decline in operating earnings of 13 percent relative to the prior year. However, after adjusting for the impact of restructuring and impairment charges recognized in the current fiscal year and non-recurring gains related to the prior year, adjusted operating earnings improved by 9 percent (1) in spite of the uncertain environment.

Sales for the Specialty segment were slightly higher than prior year, as reported, and were slightly lower than prior year on an organic basis(1). Operating earnings and adjusted operating earnings increased by 8 percent and 12 percent (1), respectively, driven by operational improvements and well-managed spending. These leading design brands continue to provide a strong connection with the architect and design community and help the company to meet its customer’s needs for both traditional workspaces and collaborative areas.

Our Consumer segment reported sales growth of 10 percent over last year on an as reported basis and sales growth of 9 percent on an organic basis(1). Design Within Reach delivered four quarters of comparable brand (2) growth during the year. Operating earnings and adjusted operating earnings decreased by 35 percent and 27 percent (1), respectively. The real estate expansion and investments to support long-term growth in the consumer business have limited near-term profitability. To that end, the company is focusing extensively on the profitability of the Consumer business as it moves into the new fiscal year. As part of its real estate transformation, the Consumer segment also added approximately 70,000 square feet of new selling space during the year as it opened eight new Design Within Reach Studios and a Herman Miller flagship retail location. The business also launched over 100 exclusive new products for Design Within Reach, as part of the plan to increase the mix of higher margin exclusive designs over time. Growth this year from studios, eCommerce, catalog and contract channels highlight the management's focus to improve the segment's performance.

(1) Non-GAAP measurements; see accompanying reconciliations and explanations.
(2) DWR comparable brand sales reflects the year-over-year change in net sales across the multiple channels that DWR serves, including studios, outlets, contract, catalog, phone and e-commerce. Comparable brand growth was presented on a pro forma basis using a 52-week average to normalize results for the impact of an extra week of operations in the first quarter of fiscal 2017.

10 2017 Proxy Statement

Proposal #1 - Election of Directors
The Board of Directors of the Company has nominated Mary Vermeer Andringa, Brenda Freeman, J. Barry Griswell, and Brian C. Walker for election as directors. All nominees would serve until the 2020 annual meeting. Each of the nominees is now serving as a director and previously has been elected as a director by our shareholders, and the Board approved each of the nominees following the recommendation of our Nominating and Governance Committee.
We include more information about the nominees and the directors who will continue in office following the Annual Meeting below. Unless otherwise directed by a shareholder’s proxy, the persons named as proxy holders in the accompanying proxy will vote for the nominees named above. If any of the nominees becomes unavailable, which we do not anticipate, then the Board of Directors, at its discretion, may designate substitute nominees, in which event your proxy will be voted for such substituted nominees unless you have withheld authority to vote for directors. Shares cannot be voted for a greater number of people than the number of nominees named.
A plurality of the votes cast at the Annual Meeting is required to elect the nominees as our directors. Accordingly, the four individuals who receive the largest number of votes cast at the Annual Meeting will be elected as directors. Shares not voted at the Annual Meeting, whether by abstention, broker non-vote, or otherwise, will not be treated as votes cast at the Annual Meeting. In an election where the only nominees are those that the Board recommended, any director who receives a greater number of votes “withheld” than those “for” must tender his or her resignation under the majority voting provisions of our Board Governance Guidelines. Under those Guidelines, the Nominating and Corporate Governance Committee will consider the resignation and recommend to the Board whether to accept or reject the tendered resignation. The Board must act on the resignation no later than 90 days after certification of the shareholder vote at that meeting. The Company will publicly disclose the Board’s decision whether to accept any resignation or the reasons for rejecting the resignation, if applicable.
The Board currently consists of twelve directors, one of whom is retiring at the Annual Meeting. Following this year’s Annual Meeting, the Board of Directors will consist of eleven directors, ten of whom are independent. The maximum number of directors for the Board is thirteen. The Amended and Restated Bylaws of Herman Miller, Inc. require that directors be divided into three classes, each class to be as nearly equal in number as possible. Members of each class hold office until the third succeeding annual meeting following their election and until their successors are duly elected and qualified or until their removal or resignation. Ms. Brenda Freeman was appointed to replace Ms. Dorothy Terrell, who will retire in October 2017. Ms. Terrell remained on the Board for an additional year after Ms. Freeman’s appointment to mentor Ms. Freeman and to allow for a proper transition. Another director will not be appointed due to Ms. Terrell’s retirement.
The Board of Directors recommends a vote FOR the election of each person nominated by the Board.

Nominees for Election as Directors for Term to Expire in 2020
						Board Committees
	Age	Director Since	Independent	Other Public Directorships	NGC	AC	ECC	EC
Mary Vermeer Andringa Chief Executive Officer and Board Chair Vermeer Corporation	67	1999	X	N/A	C			X
Brenda Freeman Chief Marketing Officer Magic Leap	48	2016	X	Caleres Inc. Under Armour, Inc	X
J. Barry Griswell Retired, President and Chief Executive Officer Community Foundation of Greater Des Moines	68	2004	X	Och-Ziff Capital Management Group LLC Voya Financial Inc. National Financial Partners Corp. (formerly publicly traded)			C	X
Brian C. Walker President and Chief Executive Officer Herman Miller, Inc.	55	2003		Briggs & Stratton Universal Forest Products

Herman Miller, Inc., and Subsidiaries 11

Directors Whose Term Expires in 2018
						Board Committees
	Age	Director Since	Independent	Other Public Directorships	NGC	AC	ECC	EC
David A. Brandon Chairman and Chief Executive Officer Toys "R" Us, Inc.	65	2011	X	Domino's Pizza, Inc. DTE Energy Company Kaydon Corporation (formerly publicly traded)			X
Douglas D. French Managing Director Santé Health Ventures	63	2002	X	N/A		X
John R. Hoke III Vice President Global Design Nike, Inc.	52	2005	X	N/A			X
Heidi J. Manheimer Independent Consultant	54	2014	X	N/A		X

Directors Whose Term Expires in 2019
						Board Committees
	Age	Director Since	Independent	Other Public Directorships	NGC	AC	ECC	EC
Lisa A. Kro Co-Founder, Managing Director Mill City Capital L.P.	52	2012	X	Famous Dave's of America, Inc.		C		X
David O. Ulrich Rensis Likert Collegiate Professor of Business Administration University of Michigan	63	2001	X	N/A	X
Michael A. Volkema Chairman of the Board Herman Miller, Inc.	61	1995	X	Wolverine Worldwide, Inc.				C
NGC: Nominating and Governance Committee AC: Audit Committee ECC: Executive Compensation Committee EC: Executive Committee C: Chair X: Member

12 2017 Proxy Statement

Information about the Nominees and Directors
Certain information with respect to the nominees for election at Annual Meeting, as well as each of the other Directors, is set forth below and on the following pages, including their names, ages, a brief description of their recent business experience, including present occupations and employment, certain directorships that each person held during the last five years, and the year in which each person became a Director of the Company. Additional information about each continuing Director is also included that describes some of the specific experiences, qualifications, attributes or skills that each Director possesses which the Board believes has prepared them to be effective Directors.

Nominees for Election as Directors for Term to Expire in 2020
Name and Age	Year First Became a Director	Principal Occupation(s) During Past 5 years	Other Directorships of Public Companies held during Past 5 years
Mary Vermeer Andringa, 67	1999	Chair of the Board	None
		Vermeer Corporation since 2015
		Chief Executive Officer and Chair of the Board
		Vermeer Corporation from 2014 to 2015
		President and Chief Executive Officer
		Vermeer Corporation from 2003 to 2014
Since 1989, Ms. Andringa has been an executive officer of Vermeer Corporation, a leading manufacturer of agricultural, construction, environmental and industrial equipment located in Pella, Iowa. She served as President and Chief Executive Officer of Vermeer from 2003 to 2014. At that time, she became Chief Executive Officer and Chair of the Board. She transitioned exclusively to Chair of the Board in 2015. Ms. Andringa's tenure with Vermeer has spanned the gamut of functional expertise from marketing to international sales and acquisitions. With over thirty years of manufacturing experience, Ms. Andringa is past Chair of the National Association of Manufacturers which represents over 10,000 U.S.-based manufacturing entities.
Ms. Andringa's experience as a chief executive officer coupled with her focused efforts on lean manufacturing and continuous improvement initiatives as well as her involvement in international product sales and distribution provides an important resource to management and the Board of Directors.

Brenda Freeman, 48	2016	Chief Marketing Officer, Magic Leap since 2017	Caleres, Inc.
		Chief Marketing Officer, National Geographic Channel	Under Armour, Inc.
		2015 to 2017
		Global Head of Television Marketing, DreamWorks Animation SKG
		2014 to 2015
		Chief Marketing Officer, Turner Animation
		2008 to April 2014
Ms. Brenda Freeman is the Chief Marketing Officer for Magic Leap, a technology company that is developing a Mixed Reality computing platform that is on the cutting edge of the virtual and augmented reality world of wearable technology. She is responsible for all aspects of brand and product marketing, including the customer journey experience - CRM, social, digital, publicity, experiential and influencer marketing. Prior to her current role, Freeman was CMO for the National Geographic Channels where she oversaw brand development, multi-platform creative architecture and consumer communication. She was also global head of television marketing for DreamWorks, CMO of Cartoon Network at Turner Broadcasting and SVP for Nickelodeon integrated marketing and partnerships at Viacom. Early in her career, she held consumer marketing and product development positions for Frito-Lay and Pepsi-Cola, both divisions of PepsiCo.
Ms. Freeman's experience as marketing executive and her specific experience with the digital marketing and programming brings significant strength to the Board in advising management as it develops and executes the company’s brand and demand pull marketing strategies.

J. Barry Griswell, 68	2004	President and CEO, Community Foundation of Greater	Och-Ziff Capital Management
		Des Moines 2008 to 2013	Group LLC
			Voya Financial Inc.
			National Financial Partners Corp.
Mr. Griswell is the retired Chairman and Chief Executive Officer of the Principal Financial Group and Principal Life, a global financial services provider which offers a wide range of insurance and financial products and services. With more than thirty years of financial services experience, Mr. Griswell was the President and CEO of MetLife Marketing Corporation prior to joining The Principal. He is a former director and non-executive chairman of the board of the Principal Financial Group. Mr. Griswell is currently a director of Och-Ziff Capital Management Group where he serves as a member of the Audit Committee. He also is a director of Voya Financial where he serves on the Audit Committee and the Nominating and Governance Committee and as chair of the Executive Compensation and Benefits Committee.
Mr. Griswell's financial expertise, governance experience and service as an executive of a publicly-traded corporation make him a key contributor to the Board of Directors.

Herman Miller, Inc., and Subsidiaries 13

Nominees for Election as Directors for Term to Expire in 2020 (continued)
Brian C. Walker, 55	2003	President and Chief Executive Officer	Briggs & Stratton Corporation
		Herman Miller, Inc. since 2004	Universal Forest Products
Since 2004, Mr. Walker has served as President and Chief Executive Officer of the Company. Previously, he held other executive leadership positions with the Company having served as the Chief Operating Officer of Herman Miller Inc., President of Herman Miller North America and Chief Financial Officer. Mr. Walker is a Certified Public Accountant and serves as the lead director and chairs the Compensation Committee of Briggs & Stratton Corporation.

Mr. Walker is the only member of Company management on the Board of Directors, which provides an important link to the Company's ongoing business operations and challenges. Moreover, Mr. Walker's knowledge of the Company's history and culture, operational and executive leadership roles with the Company, accounting acumen and governance experience make him an important contributor to the Board's deliberations.

Directors Whose Terms Expire in 2018
Name and Age	Year First Became a Director	Principal Occupation(s) During Past 5 years	Other Directorships of Public Companies held during Past 5 years
David A. Brandon, 65	2011	Chairman and CEO, Toys "R" Us, Inc.	Domino's Pizza, Inc.
		since 2015	DTE Energy Company
		Director of Intercollegiate Athletics, University of Michigan	Kaydon Corporation
		2010 to 2014

Mr. Brandon is the Chairman and Chief Executive Officer of Toys "R" Us, Inc., a retailer of toys and juvenile products. Mr. Brandon served as the Director of Intercollegiate Athletics at the University of Michigan from 2010 to 2014. Prior to that, he served as Chairman and Chief Executive Officer of Domino's Pizza, Inc., an international pizza delivery company operating over 9,000 stores in over 60 countries. Mr. Brandon was also President and Chief Executive Officer of Valassis, Inc. from 1989 to 1998 and Chairman of its Board of Directors from 1997 to 1998.

Mr. Brandon's years of experience as a Chief Executive Officer of several publicly-traded companies, his experience in global brand management and his for-profit and non-profit board service bring a unique perspective to the Board of Directors.

Douglas D. French, 63	2002	Managing Director, Santé Health Ventures	None
		since 2007

Mr. French has served as the founding partner of Santé Health Ventures, an early-stage healthcare venture fund since 2007. Prior to joining Santé Health Ventures, he served as the President and Chief Executive Officer of Ascension Health, the largest not-for-profit health system in the U.S. Mr. French has also served as CEO for St. Mary's Medical Center and St. Vincent Health System, both of Midwest Indiana. He has more than three decades of health management experience including serving as a director for numerous public and private companies.

Mr. French's governance experience, as well as his leadership roles and expertise in the health management industry, provides a valuable resource to management and the Board of Directors.

John R. Hoke III, 52	2005	Vice President, Nike Global Design,	None
		since 2010

Since joining Nike, Inc., a marketer of athletic footwear, apparel, equipment, accessories and services in 1993, Mr. Hoke has led the communication of Nike's culture of creativity internally and externally. He is currently the Vice President of Global Design, inspiring and overseeing an international team of designers. Mr. Hoke also serves as a director to several not-for-profit organizations relating to art and design.
Mr. Hoke's design expertise, both domestically and internationally, including his leadership role in a major, global enterprise, brings additional, insightful perspective to our Board discussions and decisions.

Heidi J. Manheimer, 54	2014	Independent Consultant since 2015	None
		Chief Executive Officer, Shiseido Cosmetics America
		from 2006 to 2015

Ms. Manheimer is an independent consultant. Ms. Manheimer served as the Chief Executive Officer of Shiseido Cosmetics America, a global leader in skincare and cosmetics, from January 2006 to September 2015, as President of U.S. Operations from 2002 to 2006 and as Executive Vice President and General Manager from 2000 to 2002. Prior to that she spent seven years at Barney's New York and seven years at Bloomingdales in the beauty care divisions, rising to senior leadership positions within each company. Ms. Manheimer currently sits on the Board of Directors of Burton Snowboards having been appointed in 2006. For many years, she has served on nonprofit and trade association boards, and she was elected Chairwoman of the Cosmetic Executive Women Foundation in 2014.

Ms. Manheimer’s extensive experience as a senior executive in the retail industry, experience with both e-commerce and international business practices and service as a board member for both profit and nonprofit businesses provides a valuable resource to management and the Board of Directors.

14 2017 Proxy Statement

Directors Whose Terms Expire in 2019
Name and Age	Year First Became a Director	Principal Occupation(s) During Past 5 years	Other Directorships of Public Companies held during Past 5 years

Lisa A. Kro, 52	2012	Co-Founder, Managing Director	Famous Dave's of America, Inc.
		Mill City Capital L.P. since 2010
		Managing Director and CFO, Goldner Hawn Johnson & Morrison
		2004 to 2010

Ms. Kro is a founding partner of Mill City Capital, L.P., a private equity firm, where she is Managing Director. From 2004 to 2010, Ms. Kro was the Chief Financial Officer and a Managing Director of Goldner Hawn Johnson & Morrison, also a private equity firm. Prior to joining Goldner Hawn, she was a partner at KPMG LLP, an international public accounting firm.
Ms. Kro's service in auditing as well as her experience in the finance and capital environments enable her to contribute to a number of financial and strategic areas of the Company. Her experience on other boards, including previous service as the financial expert on the audit committee of another publicly-traded company, contributes to the oversight of the Company's financial accounting controls and reporting; accordingly, the Board recommended her nomination for re-election as a director.

David O. Ulrich, 63	2001	Professor, University of Michigan since 1982	None

Dr. Ulrich is the Rensis Likert Collegiate Professor of Business Administration at the University of Michigan. He also provides counsel to more than half of the Fortune 200 companies, focusing on strategic management and competitive advantage issues as well as human resource management, leadership culture and talent. He has published thirty books and hundreds of articles on these and related topics. He has received numerous lifetime awards for his contributions to these fields.

Dr. Ulrich's academic research and consulting on strategic management and other business issues, among other factors, contributed to the recommendation by the Board of Directors that his service continue as a director.

Michael A. Volkema, 61	1995	Chairman of the Board, Herman Miller, Inc.	Wolverine Worldwide, Inc.
since 2000

Mr. Volkema has been Chairman of the Board of Directors of Herman Miller, Inc. since 2000, serving as non-executive Chairman since 2004. He also served as CEO and President of the Company from 1995 to 2004. Mr. Volkema has more than thirty years of experience as a senior executive in the home and office furnishings industry. This experience includes corporate leadership, branded marketing, international operations, and public company finance and accounting through audit committee service.

Mr. Volkema is a key contributor to the Board based upon his knowledge of the Company's history and culture, operational experience, board governance knowledge, service on boards of other publicly held companies and industry experience. These factors contributed to his recommendation by the Board for continued service as a director.

The Nominating and Governance Committee has not received any nominations from any of our shareholders in connection with our 2017 Annual Meeting. The nominees who are standing for election as directors at the 2017 Annual Meeting are incumbent directors.

Herman Miller, Inc., and Subsidiaries 15

Corporate Governance and Board Matters
Board Governance Guidelines
Our Board of Directors is committed to sound and effective corporate governance practices, strong oversight of corporate risk management, ethical conduct and compensation. These practices reflect the Board's long-standing philosophy that a proper structure, appropriate policies and procedures, and reflective cultural factors provide the cornerstone to good governance. The Board documented those practices by adopting our Board Governance Guidelines ("Guidelines"). These Guidelines address director responsibilities, the composition of the Board, required Board meetings and materials, Board committee composition and responsibilities, and other corporate governance matters. Under our Guidelines, a majority of the members of our Board must qualify as independent under the listing standards of the NASDAQ National Markets requirements. Our Guidelines also require the Board to have, among other committees, an Audit Committee, an Executive Compensation Committee, and a Nominating and Governance Committee, and that each member of those committees qualifies as an independent director under the NASDAQ listing standards. Our Guidelines, as well as the charters of each of the foregoing committees, are available for review on our website at www.hermanmiller.com/governance.
The Guidelines, with respect to the position of Chief Executive Officer (“CEO”) and Chairperson, state that “the Board believes the roles of CEO and Chairperson should normally be separated. If the positions are combined, the Board will closely monitor the performance and working relationship between the CEO/Chairperson and the Board and will establish a Lead Director who acts as a liaison between directors and the CEO/Chairperson and who chairs meetings of the independent directors.” Consistent with our Guidelines, the roles of CEO and Chairperson are currently separate. Mr. Volkema currently serves as Chairman of the Board. As Mr. Volkema is not an employee of the Company, he serves as a non-executive Chairman.

The Board's Role in Risk Oversight
The Company's management annually engages in an enterprise risk management process, the key output of which is a series of risk matrices intended to identify and categorize strategic risks. The matrices also identify (1) those members of senior management who are responsible for monitoring each major risk, and (2) whether that risk is reviewed by the Board or a committee of the Board. The development of the matrices is facilitated by the Company's Business Risk Group, through discussions with executive and senior management. Management and the Business Risk Group annually review and discuss the risk assessment process and results with the Audit Committee and, if applicable, recommend what risks are being adequately addressed, directly or indirectly, on a regular basis and what risks should be further discussed with the full Board or other committees and the appropriate form and timing of such discussions. The Business Risk Group is the internal audit group of the Company.

During the past fiscal year, the Business Risk Group reviewed the Company's compensation policies and practices to determine if those policies or practices are likely to have a material adverse impact on the Company. The Business Risk Group conducted its review in late 2016 and provided a report to the Committee in January 2017. In conducting its review of the compensation plans, the Committee considered both the structure of the compensation plans and the presence of risk mitigating features such as caps, multi-year earning requirements, vesting provisions and “clawbacks.” Based on the evaluation, the Committee determined that the Company's compensation policies and practices are not likely to create a material adverse impact on the Company.

Under the Guidelines, the Board of Directors is responsible for evaluating CEO performance, monitoring succession planning, reviewing the Company's major financial objectives, evaluating whether the business is being properly managed and overseeing the processes for maintaining the integrity of the Company with respect to its financial statements, public disclosures and compliance with laws. The Board has delegated the primary oversight for managing the risk with respect to some of these to the various board committees as described in the committee charters.

Code of Conduct
Our Board has adopted a Code of Conduct that applies to all our employees, officers, and directors. This code also serves as the code of ethics for our CEO and senior financial officers. This code is posted on our website at http://www.hermanmiller.com/about-us/who-is-herman-miller/legal/corporate-code-of-conduct.html. Any changes to or waivers of the code must be approved by the Board of Directors and will be disclosed on the Company's website. The Code of Conduct was last modified in December 2015. The Code of Conduct is reviewed annually and there were no modifications to or waivers of the code in fiscal 2017. The Code of Conduct meets the requirements of the NASDAQ listing standards.
Determination of Independence of Board Members
As required by our Guidelines, our Board has determined that each of our directors, other than Mr. Walker, qualifies as an “Independent Director,” as such term is defined in the NASDAQ listing standards, and that none of those independent directors has a material relationship with the Company. The Board's determination was made as a result of its review of completed individual questionnaires addressing the nature and extent of each member's relationship with the Company and taking into consideration the definition of “Independent Director” under the NASDAQ rules. Our Board also determined that each member of the Audit Committee, and Executive Compensation Committee meets the independence requirements applicable to those committees as prescribed by the NASDAQ listing standards and, as to the Audit Committee, the applicable rules of the Securities and Exchange Commission.

16 2017 Proxy Statement

Corporate Governance and Board Matters (continued)
Meeting Attendance
Each of our directors is expected to attend all meetings of the Board and applicable committee meetings. We hold the Annual Meeting via the Internet, and the directors are encouraged to join the webcast. All twelve of our directors did so for our 2016 Annual Shareholders Meeting. During fiscal 2017, the Board held four meetings; each director attended at least 75 percent of the aggregate number of meetings of our Board and Board committees on which they served except for Dorothy Terrell (Board member, whose term expires in October) who attended 73%. Consistent with the requirements of our Guidelines, the independent members of our Board met in executive sessions, without the presence of management, at the conclusion of each regularly scheduled Board meeting.
Communications with the Board
Shareholders and other parties interested in communicating directly with one or more of our directors may do so by writing to us, c/o Corporate Secretary, 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302. The Corporate Secretary will forward all relevant correspondence to the director or directors to whom the communication is directed.
Director Nominations
Our Bylaws contain certain procedural requirements applicable to shareholder nominations of directors. Shareholders may nominate a person to serve as a director if they provide written notice to us not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year's Annual Meeting of Shareholders and, with respect to any special meeting of shareholders, not later than the close of business on the 10th day following the date on which the meeting is first publicly announced or, if there is no announcement, the 10th day following the date on which the notice of that meeting was first sent to our shareholders. The notice must include (1) the name and address of the shareholder providing notice and of the person or persons nominated, including information on the securities of the Company held by those individuals, including any derivative securities, the details of which are set forth in our Bylaws, (2) a representation that the shareholder is a current record holder and will continue to hold those shares through the date of the meeting and intends to attend the meeting in person or by proxy, (3) for each proposed nominee, (a) all information relating to that person that would be required to be disclosed in a proxy statement required to be made in connection with solicitations or proxies for election of directors in a contested election pursuant to Section 14 of the Securities and Exchange Act of 1934 (including that person's written consent to be named in the proxy statement as a nominee and to serve as a director if elected) and (b) a description of all direct and indirect compensation and other material monetary arrangements existing during the past three years, as well as any other material relationships between or among the shareholders (and beneficial owner, if any) and their respective affiliates and associates and the proposed nominee and his or her respective affiliates and associates, including all information required to be disclosed pursuant to Rule 404 under Regulation S-K, and (4) the completed and signed questionnaire from each nominee with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made.

Our Nominating and Governance Committee is responsible for reviewing the qualifications and independence of the members of the Board. To meet the needs of the Company in a rapidly changing environment, the Guidelines explain that the Company requires a high-performance board of directors whose members subscribe to our values and meet the specific resource needs of the business. To that end, the Nominating and Governance Committee considers a number of factors it deems appropriate when considering candidates for the Board; such factors may include experience and knowledge of the Company's history and culture, technical experience and backgrounds such as manufacturing, design, marketing, technology, finance, management structure and philosophy, and experience as a senior executive of a public company. The Nominating and Governance Committee may also consider such factors as race and gender as well as experience in a variety of industries in annually assessing and reviewing the current slate of directors and potential director candidates as the need arises. The Nominating and Governance Committee is responsible for assessing the appropriate skills and characteristics required of Board members. These factors, and others as considered useful by the Nominating and Governance Committee or the Board, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.

A shareholder may also make a recommendation to the Nominating and Governance Committee regarding any individual that the shareholder desires the Committee to consider for possible nomination as a candidate for election to the Board. The Board believes that all candidates, including those that shareholders recommend, should be evaluated in the same manner.

Under our Bylaws and Governance Guidelines, no person is to be elected as a director: (a) after he or she attains age 72 or (b) for a term that expires later than the annual meeting of shareholders at or immediately after such person attains age 72.

Herman Miller, Inc., and Subsidiaries 17

Board Committees
Our Board has four standing committees. Committee responsibilities are detailed in written charters. These charters are available on our Internet website at www.hermanmiller.com/charters. The committees are as follows:
Nominating and Governance Committee
We have a Nominating and Governance Committee comprised of Mary Vermeer Andringa (chair), Brenda Freeman and David O. Ulrich. The Nominating and Governance Committee develops and recommends to the Board governance standards and policies and board compensation including that of the Chairman of the Board. In addition, the committee identifies and recommends to the Board candidates for election to the Board. The Committee met four times during the last fiscal year.

Audit Committee
We have an Audit Committee comprised of Lisa A. Kro (chair), Douglas D. French and Heidi J. Manheimer. The Board has determined that Ms. Kro is qualified as an “Audit Committee financial expert” within the meaning of the applicable SEC regulations. This committee, composed entirely of independent directors under the applicable listing standards of the NASDAQ listing requirements, as well as the requirements of the Sarbanes-Oxley Act of 2002, is responsible for overseeing management's reporting practices, internal controls and risk management on behalf of the Board of Directors. The Committee is also responsible for appointing, approving the compensation of, and overseeing our independent registered public accounting firm. The Audit Committee met eight times during the last fiscal year.

Executive Compensation Committee
We have an Executive Compensation Committee comprised of J. Barry Griswell (chair), David A. Brandon and John R. Hoke III. The Executive Compensation Committee recommends to the Board the annual executive incentive plan and the annual remuneration of our Chief Executive Officer and President, approves the annual remuneration and executive incentive plan for the other executive officers, approves the grants of employee stock options and other equity awards, and acts as the administrative committee for our equity-based compensation plans. A description of the Committee's processes and procedures for the consideration and determination of executive and director compensation is set forth under the caption “Compensation Disclosure and Analysis -The Executive Compensation Committee” below in this Proxy Statement. The Committee met four times during the last fiscal year.

Executive Committee
We have an Executive Committee comprised of Michael A. Volkema (chair), Mary Vermeer Andringa, J. Barry Griswell and Lisa A. Kro. The Executive Committee acts from time to time on behalf of the Board in managing our business and affairs (except as limited by law or our Bylaws) and is delegated certain assignments and functions by the Board of Directors. The Committee met four times during the last fiscal year.

Executive Compensation Committee Interlocks and Insider Participation
No member of the Executive Compensation Committee is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related party except as noted under Certain Relationships and Related Party Transactions. In addition, no current executive officer of the Company has ever served as a member of the Board of Directors or Compensation Committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

18 2017 Proxy Statement

Proposal #2 - Ratification of Appointment of Independent Registered Public Accounting Firm
Our Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 2, 2018. Representatives of Ernst & Young will be present at the Annual Meeting of Shareholders and available to respond to appropriate questions submitted in advance. The Ernst & Young representatives will have the opportunity to make a statement if they so desire.

Although the submission of this matter for approval by shareholders is not legally required, our Board of Directors believes that such submission follows sound corporate business practice and is in the best interests of our shareholders. If our shareholders do not approve the selection of Ernst & Young, the selection of this firm as our independent registered public accounting firm will be reconsidered by the Audit Committee. This ratification of the appointment of Ernst & Young requires the affirmative vote of a majority of the votes cast on this proposal. Unless otherwise instructed by you, brokers, banks, and other street name holders will have the discretionary authority to vote your shares on this matter.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

Disclosure of Fees Paid to Independent Auditors
Aggregate fees billed to us for the fiscal years ended May 28, 2016 and June 3, 2017, by our independent registered public accounting firm, Ernst & Young were as follows:

Fiscal Year Ended	May 28, 2016	June 3, 2017
Audit Fees (1)	1,585,552	1,865,000
Audit Related Fees	—	—
Tax Fees (2)	20,773	136,920
Total	$1,606,325	$2,001,920

(1)
Includes fees billed for the audit of and accounting consultations related to our consolidated financial statements included in our annual report on Form 10-K, including the associated audit of our internal controls, the review of our financial statements included in our quarterly reports on Form 10-Q, and services in connection with statutory and regulatory filings.

(2)	Includes fees billed for tax compliance, tax advice and tax planning.

Our Audit Committee has adopted a policy for pre-approving services performed by Ernst & Young and other firms. This policy requires the Committee's pre-approval of all services that may be provided by our independent registered public accounting firm and certain audit services provided by other firms. The policy authorizes the committee to delegate to one or more of its members pre-approval authority with respect to permitted services. All services provided by Ernst & Young under the captions “Audit Fees,” “Audit Related Fees,” and “Tax Fees” were approved by the Audit Committee under this policy.

Herman Miller, Inc., and Subsidiaries 19

Report of the Audit Committee
The Audit Committee’s purpose is to oversee the accounting and financial reporting processes of the Company; the audits of the Company’s financial statements and management’s assessment of the Company’s internal controls; the qualifications of the public accounting firm engaged as the Company’s independent registered public accounting firm; and the performance of the Company’s internal auditors and independent registered public accounting firm. The Committee’s function is more fully described in its charter, which the Board has adopted and is available on the Company's web site at http://www.hermanmiller.com/content/dam/hermanmiller/documents/investors/audit_committee_charter.pdf. The Committee reviews the charter on an annual basis. The Board annually reviews the NASDAQ listing standards definition of independence for audit committee members and has determined that each member of the Committee meets that standard.
Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles. Ernst & Young LLP is also responsible for auditing and providing an opinion on the effectiveness of the Company’s internal control over financial reporting.
We have reviewed and discussed, with management and Ernst & Young LLP, the Company’s audited financial statements for the year ended June 3, 2017, management’s assessment of the effectiveness of the company’s internal Controls over financial reporting, and Ernst & Young LLP’s evaluation of the Company’s internal controls over financial reporting.
We have discussed with Ernst & Young LLP the results of the independent auditors’ examinations and the judgments of the independent auditors concerning the quality, as well as the acceptability, of the Company’s accounting principles and such other matters that we are required to discuss with the independent auditors under applicable rules, regulations or generally accepted auditing standards, including the matters required to be discussed by applicable rules of the Public Company Accounting Oversight Board (PCAOB). We have also received and reviewed the written disclosures and the letter from Ernst & Young LLP per the applicable requirements of the PCAOB regarding Ernst and Young LLP's communications with the Audit Committee around independence and we have discussed with Ernst & Young LLP their independence including a consideration of the compatibility of non-audit services with their independence.
Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Form 10-K Report for the year ended June 3, 2017, and we selected Ernst & Young LLP as the independent auditor for fiscal year 2018. The Board is recommending that shareholders ratify that selection at the annual meeting.

Lisa A. Kro (chair)	Heidi J. Manheimer	Douglas D. French

20 2017 Proxy Statement

Proposal #3 - Proposal to Approve the Fourth Amendment to the Herman Miller, Inc. 2011 Long-Term Incentive Plan
In 2011, our Board of Directors adopted, and our shareholders approved, the Herman Miller, Inc. 2011 Long-Term Incentive Plan (the "Plan"). The Plan provides for the grant of a variety of equity-based awards, described in more detail below, such as stock options, including incentive stock options as defined in Section 422 of the Internal Revenue Code, as amended (the "Code"), stock appreciation rights, restricted stock, restricted stock units, performance shares, and other stock-based awards.

The Plan is intended to promote the long-term success of the Company for the benefit of our shareholders through stock-based compensation, by aligning the personal interests of Plan participants with those of our shareholders. The Plan is designed to allow selected Plan participants to participate financially in our future, as well as to enable us to attract, retain, and reward those individuals.

The Amendment and its Purpose
On July 17, 2017, our Board adopted an amendment to the Plan, subject to shareholder approval (the "Amendment"). The purpose of the Amendment is to make an additional 2 million shares available for issuance under the Plan . Shareholders last approved an amendment to the Plan at the 2015 Annual Meeting.

As of August 11, 2017, there were 810,357 shares of common stock available for the grant of future awards under the Plan before giving effect to the Amendment, subject to adjustment under the Plan.

We believe we have demonstrated our commitment to sound equity compensation practices. We recognize that equity compensation awards can dilute shareholder equity; therefore, we have carefully managed our equity incentive compensation to assure that the cost of equity compensation to our shareholders is reasonable in relation to the important benefits gained. Consistent with this commitment, the Plan includes the following features:

•Contingent forfeiture of awards for certain conduct in violation of Company policies or agreements (Section 3.3)
•"Claw-back" provision to recoup awards under specific circumstances (Section 3.4)
•No repricing of stock options and stock appreciation rights without prior shareholder approval (Section 3.5)
•Prohibition on certain share recycling practices (Section 4.2.d)
•Prohibition on grants of discounted stock options and stock appreciation rights (Sections 6.4.b and 7.2.b)

Description of the Plan
The following paragraphs summarize the material features of the Plan. The full text of the Plan, as amended by the amendment approved by our Board and that we are submitting to our shareholders for approval, is included as Appendix I to this proxy statement.

Administration
The Plan is administered by the Executive Compensation Committee of the Board (the "Committee"), which is required to consist of no fewer than three non-employee directors, as defined in Rule 16b-3(b)(3) of the Securities Exchange Act of 1934 and each of whom must qualify as an "outside director" under Section 162(m) of the Code. The Committee determines who may participate in the Plan, the types of awards (or combinations thereof) to be granted, the number of shares of common stock to be covered by each award, the terms and conditions of any award, such as conditions of forfeiture, transfer restrictions, and vesting requirements.

Eligible Participants
The Plan authorizes awards to consultants, directors and employees of the Company or its subsidiaries. As of August 11, 2017, consultants, 11 non-employee directors, and all employees were eligible to participate in the Plan.

Shares Available for Awards
As of August 11, 2017, there were 810,357 shares of common stock available for the grant of future awards under the Plan before giving effect to the Amendment, subject to adjustment under the Plan. Our Restated Articles of Incorporation authorize the issuance of 240,000,000 shares of common stock. There were 59,802,577shares of our common stock issued and outstanding as of August 11, 2017, and the market value of a share of our common stock as of that date was $32.80.

Any shares subject to an award that terminates without the issuance of the shares, including awards that are settled in cash in lieu of shares, will be available again for issuance under the Plan and will increase the total number of shares available for grant by (1) two shares if such share is subject to a Full Value Award and (2) one share if such share was subject to any other type of award. The number of shares available for issuance under the Plan will not, however, be increased by the number of shares that are (a) tendered by the participant or withheld by the

Herman Miller, Inc., and Subsidiaries 21

Company in payment of the purchase price of an option, (b) tendered by the participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award, (c) purchased by the Company with proceeds received from the exercise of an option, (d) subject to a stock appreciation right that is not issued in connection with the stock settlement of that right upon its exercise, (e) subject to the cancellation of a stock appreciation right granted in tandem with an option upon the exercise of the option and (f) subject to the cancellation of an option granted in tandem with a stock appreciation right upon the exercise of that right.

The maximum number of shares of common stock that may be subject to any Full Value Award under the Plan to any one employee during any fiscal year may not exceed 250,000 shares. Also, the maximum number of shares of common stock that may be subject to any award under the Plan that is not a Full Value Award to any one employee during any fiscal year may not exceed 500,000 shares. All limitations are subject to adjustment from time to time in accordance with the provisions of the Plan. Finally, there is a maximum annual limit of 40,000 shares of common stock that may be subject to any award granted to a non-employee director.

Types of Awards
The following types of awards may be granted under the Plan:

An "Option" is a contractual right to purchase a number of shares at a price determined at the date the option is granted. The exercise price included in both incentive stock options and nonqualified stock options must equal at least 100 percent of the fair market value of our stock at the date of the grant. The Plan prohibits the repricing of options. Except as otherwise provided in the Plan, options may not be exercised prior to the first anniversary of the date they are granted and options that vest solely by the passage of time cannot vest in full in less than three years from the date they are granted, although they may vest pro-rata during such period. Subject to these limitations, options will be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee and set forth in the option agreement.

A "Stock Appreciation Right" is an award with the right to receive stock or cash of an equivalent value in an amount equal to the difference between the price specified in the stock appreciation right and the prevailing market price of the company's common stock at the time of exercise. As with options, the per share exercise price for a stock appreciation right may not be less than 100 percent of the fair market value of our stock on the date of grant. The Plan prohibits the repricing of stock appreciation rights. Except as otherwise provided in the Plan, stock appreciation rights may not be exercised prior to the first anniversary of the date they are granted and stock appreciation rights that vest solely by the passage of time cannot vest in full in less than three years from the date they are granted, although they may vest pro-rata during such period. Subject to these limitations, stock appreciation rights will be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee on the date the award is made.

"Restricted Stock" is an award of common stock granted to an employee for no or nominal consideration. A recipient of a restricted stock award will have all the rights of a shareholder, including the right to vote and receive dividends. In general, shares of restricted stock are subject to forfeiture if the participant does not meet certain conditions such as continued employment over a specified vesting period and/or the attainment of specified Company performance objectives.

"Restricted Stock Unit" is an award representing the right to receive, in cash and/or shares of common stock, subject to certain conditions such as continuing employment and/or the achievement of specified performance or other objectives.

"Performance Share Unit" is an award of the right to receive stock or cash of an equivalent value at the end of the designated performance period upon the attainment of specified performance goals. Performance Awards are a type of award where the grant, exercise and/or settlement of such award is contingent upon the achievement of pre-established performance goals and other terms established by the Committee. The Committee may designate certain Performance Awards as qualified awards under section 162(m) of the Code, entitling the cost of such awards to be deductible by the Company for income tax purposes. Performance goals for the Performance Awards may include any of the following business criteria:

(1)    adjusted earnings;
(2)    return on equity (which includes adjusted return on equity);
(3)    earnings per share growth (which includes adjusted earnings per share growth);
(4)    basic earnings per common share;
(5)    diluted earnings per common share;
(6)    adjusted earnings per common share;
(7)    net income;
(8)    adjusted earnings before interest and taxes;
(9)    earnings before interest, taxes, depreciation and amortization;
(10)    operating cash flow;
(11)    EVA® performance under the Company's EVA® Management System Technical Manual;
(12)    operations and maintenance expense;

22 2017 Proxy Statement

(13)    total shareholder return;
(14)    operating income;

(15)
strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, new growth opportunities, market penetrations, and goals relating to the acquisitions or divestitures, or goals relating to capital-raising and capital management.

(16)    common share price; and
(17)    any combination of the foregoing.

An "Other Stock-Based Award" is any other award that may be granted under the Plan that is valued in whole or in part by reference to or is payable in or otherwise based, on common stock.

Forfeiture of Awards
Awards may be subject to forfeiture by participants to the extent a participant violates or breaches any agreement between the participant and the Company or any Company policy or procedure, including the Company's Code of Conduct. Also, awards may be subject to forfeiture if a participant is terminated for cause. Awards under the Plan are subject to mandatory repayment by a participant to the extent that participant is or becomes subject to any Company clawback or recoupment policy or any law or regulation that imposes mandatory recoupment.

Amendment or Termination of the Plan
The Board may at any time amend, discontinue, or terminate all or any part of the Plan. No amendment may be made without shareholder approval that would increase the aggregate number of shares of common stock that may be issued under the Plan, change the definition of employees eligible to receive awards under the Plan, or otherwise materially increase the benefits to participants in the Plan. Except as required by law, the termination or any amendment of the Plan may not impair the rights of any participant, without his or her consent.

Federal Tax Consequences
The following summarizes the consequences of the grant and acquisition of awards under the Plan for federal income tax purposes, based on management's understanding of existing federal income tax laws. This summary is necessarily general in nature and does not purport to be complete. Also, state and local income tax consequences are not discussed and may vary from locality to locality. The exact federal income tax treatment of transactions under the Plan will vary depending upon the specific facts and circumstances involved and participants are advised to consult their personal tax advisors with regard to all consequences arising from the grant or exercise of awards and the disposition of any acquired shares.

Options
Plan participants will not recognize taxable income at the time an option is granted under the Plan unless the option has readily ascertainable market value at the time of grant. Management understands that options to be granted under the Plan will not have readily ascertainable market value; therefore, income will not be recognized by participants before the time of exercise of an option. For Nonqualified Stock Options, the difference between the fair market value of the shares at the time an option is exercised and the option price generally will be treated as ordinary income to the optionee, in which case the Company will be entitled to a deduction equal to the amount of the optionee's ordinary income.

Stock Appreciation Rights
Upon the grant of stock appreciation right, the participant will realize no taxable income, and the Company will receive no deduction. Upon the exercise of the stock appreciation right, the value of the shares and/or cash received is generally taxable to the participant as ordinary income, and the Company generally will be entitled to a corresponding tax deduction. If the stock appreciation right is settled in shares of common stock, upon the participant’s subsequent disposition of such shares, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the exercise date).

Restricted Stock
Recipients of shares of restricted stock that are not "transferable" and are subject to "substantial risk of forfeiture" at the time of grant will not be subject to federal income taxes until the lapse or release of the restrictions or sale of the shares, unless the recipient files a specific election under the Code to be taxed at the time of grant. The recipient's income and the Company's deduction will be equal to the excess of the then fair market value (or sale price) of the shares less any purchase price. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse or are released will result in a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the date the restrictions lapse or are released). Dividends paid in cash and received by a participant prior to the time the restrictions lapse or are released will constitute ordinary income to the participant in the year paid and we will generally be entitled to a corresponding deduction for such dividends. Any dividends paid in stock may be treated as an award of additional restricted stock subject to the tax treatment described herein.

Herman Miller, Inc., and Subsidiaries 23

Restricted Stock Units
No taxable income is realized by a participant upon the grant of a restricted stock unit award. Upon distribution of the shares subject to the award or payment of cash, the participant would recognize ordinary income based upon the fair market value of the shares at the time the stock is delivered or in the amount of cash received by the participant. The Company will be entitled to a deduction at the time and in the amount that the participant recognized ordinary income.  If the restricted stock units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extend the amount realized upon disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).

Performance-Based Awards
Participants are not taxed upon the grant of performance-based awards. Upon receipt of the underlying shares or cash, a participant will be taxed at ordinary income tax rates on the amount of cash received and/or the current fair market value of stock received; the Company will be entitled to a corresponding deduction. Upon the participant’s subsequent disposition of any shares received, the participant will recognize a capital gain or loss (long-term or short-term depending on the holding period) to the extend the amount realized from the disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).

Tax Deductibility Limitations
The Plan is intended to enable the Company to provide certain forms of performance-based compensation to executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Code. The Code limits the allowable tax deduction that may be taken by the Company for compensation paid to it's chief executive officer, chief financial officer and the three other highest paid executive officers (other than the CEO and the CFO). The limit is currently set at $1,000,000 per executive per year; however, compensation payable solely on the account of the attainment of performance goals is excluded from this limitation. By approving the Amendment discussed above, in Proposal #3, shareholders will also re-approve the business criteria described above, under the definition of "Performance Shares" for use as possible performance goals under the Plan.

Adjustments for Certain Corporate Transactions

General Anti-Dilution Adjustments
The Plan provides for the adjustment of the terms of outstanding awards in order to preserve the proportionate interest of the holders in those awards if the number of outstanding shares of the Company's common stock has increased or decreased or other changes in the Company's stock occur due to the result of any recapitalization, reclassification, stock split, adverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distributions payable in capital stock or other similar adjustments in the Company's common stock. If the Company is the surviving entity in any reorganization, merger or similar transaction with one or more entities which does not result in the change of control, any options, stock appreciation rights, restricted stock or restricted stock units will pertain to and apply to the securities to which a holder of the number of shares of common stock subject to those awards would have been entitled immediately after the transaction, with any corresponding, proportionate adjustment to the per share option price or SAR price. In addition, as a result of any such transaction, performance-based awards will be adjusted to apply to the securities that a holder of the number of shares of stock subject to such performance-based awards would have been entitled to receive immediately after the transaction. The Plan also provides for the adjustment of the share limits in the Plan, including those under the Amendment, under these circumstances.

Adjustments for Change in Control Transactions in Which Awards Are Assumed or the Company is the Surviving Entity
Except as otherwise provided in an award agreement, in the event of a change in control in which the Company is the surviving entity or under which outstanding awards are assumed or continued, the Plan provides for a corresponding adjustment to the outstanding awards to preserve the intrinsic value of those awards by the Company or its successor; provided, those outstanding awards would be subject to accelerated vesting, if, within a two (2) year period following a change in control, the participant's employment is terminated without cause, the participant terminates for good reason or the participant’s employment terminates under circumstances that entitle the participant to accelerated exercisability under any individual employment agreement with the participant.

Adjustments for Change in Control Transactions in Which Awards Are Not Assumed
Except as otherwise provided in an award agreement, upon a change in control of the Company in which the outstanding awards are not assumed or continued, awards other than performance-based awards, will be deemed to be immediately vested, or the Committee, at its election, may cancel those awards and pay the value of those awards to participants. With respect to performance-based awards under any such transaction, if less than half the performance period has lapsed, those awards will be converted into shares or similar securities assuming target performance has been achieved. It at least half of the performance period has lapsed, those performance-based awards will be converted into shares or similar securities based upon actual performance to date.

24 2017 Proxy Statement

Required Vote for Approval
The affirmative vote of the majority of the Company's outstanding common stock represented and voted at the Annual Meeting, by person or by proxy, is required to approve the proposed Amendment. Broker non-votes and abstentions will not be treated as votes cast on the proposal. Unless otherwise directed by marking the accompanying proxy the proxy holders named therein will vote for the approval of the proposed Amendment.

The Board of Directors recommends a vote FOR the approval of the proposed Amendment.

Proposal #4 - Proposal to Approve, on an Advisory Basis, the Compensation Paid to the Company's Named Executive Officers
Consistent with our Board's recommendation, as approved by our shareholders and as required pursuant to Section 14A of the Securities Exchange Act, we allow our shareholders the opportunity to vote, on an advisory and annual basis, on the compensation of our named executive officers. Thus, you are asked to vote upon the following resolution at this year's annual meeting.

“RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed in the Company's proxy statement for this annual meeting pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosure, is hereby APPROVED."

The Executive Compensation Committee ("Committee") has considered the results of the 2016 advisory vote on executive compensation in which more than 96% of the votes cast were voted for the approval, on an advisory basis, of the compensation of our named executive officers as described in the 2016 Proxy Statement. Consistent with those voting results, the Committee believes that the total compensation paid to the Chief Executive Officer and the other named executive officers, as disclosed in the Compensation Discussion and Analysis, is fair and appropriate and should be approved by our shareholders. The compensation of the named executive officers is designed to vary with the results of the business and to reward consistent improvement in the results delivered to shareholders. In fiscal year 2017, changes in the base compensation of each executive officer primarily reflect changes in the benchmarking data for the position. The change in the variable element of each executive's compensation reflects our financial and related performance relative to performance criteria approved by the Committee and Board. The Committee believes that the compensation to each named executive officer as disclosed in the Compensation Discussion and Analysis is appropriate in the light of the Company's and the officer's performance during the fiscal year. In addition, each of the elements of compensation at target has been benchmarked against comparable positions.

The Board of Directors recommends a vote FOR this proposal
This vote is advisory and non-binding; however, the Board of Directors and Committee will review and consider the voting results in connection with future deliberations concerning our executive compensation program.

Herman Miller, Inc., and Subsidiaries 25

Proposal #5 - Proposal to Consider, on an Advisory Basis, the Frequency of Future Advisory Votes on Executive Compensation
We are also offering our shareholders the opportunity to vote on how often the Board should ask our shareholders to provide an advisory vote on executive compensation. The Board believes that because our current executive incentive targets are set annually, an annual vote on executive compensation is most appropriate. You may choose to vote in any one of four manners on the proxy. You may indicate that you prefer this vote every one, two or three years or you may abstain. If no choice is specified, the shares represented by your proxy will be voted in favor of management's recommendation that the vote be conducted every year. The shareholder vote on this issue is advisory. Because it is not binding upon us, the Committee and our Board of Directors may decide that it is in the best interest of our shareholders and our Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders. However, the Committee and the Board will consider the outcome of the vote when making future decisions on executive compensation.

The Board of Directors recommends a vote FOR the approval of the proposed advisory vote on executive compensation each year.

Voting Securities and Principal Shareholders
On August 11, 2017, we had 59,802,577 shares of common stock issued and outstanding, par value $.20 per share. Shareholders are entitled to one vote for each share of common stock registered in their names at the close of business on August 11, 2017, the record date for the Annual Meeting fixed by our Board of Directors. Votes cast at the meeting and submitted by proxy will be tabulated by Broadridge Financial Solutions, Inc. As of August 11, 2017, no person was known by management to be the beneficial owner of more than five percent of our common stock, except as follows.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.(1)	6,078,598	10.16
55 East 52nd Street
New York, NY 10055
The Vanguard Group, Inc.(2)	5,524,361	9.24
PO Box 2600
Valley Forge, PA 19482

(1)
This information is based solely upon information as of June 30, 2017, contained in filings with the SEC on August 10, 2017 by BlackRock, Inc., including notice that it has, along with certain institutional investment managers for which it is the parent holding company, sole voting power as to 5,958,502 shares and sole dispositive power as to 6,078,598 shares.

(2)
This information is based solely upon information as of June 30, 2017, contained in a filing with the SEC on August 11, 2017 by The Vanguard Group Inc., including notice that it has sole voting power as to 109,572 shares and sole dispositive power as to 5,411,919 shares, and shared voting power with respect to 7,006 shares and shared dispositive power with respect to 112,442 shares.

26 2017 Proxy Statement

Director and Executive Officer Information
Security Ownership of Directors
The following table shows, as of August 11, 2017, the number of shares beneficially owned by each of the nominees and directors, except for Brian Walker who is reported in Security Ownership of Management below. Except as described in the notes following the table, the following persons have sole voting and dispositive power as to all their respective shares.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Mary Vermeer Andringa	41,714	0.07
David A. Brandon	16,809	0.03
Brenda Freeman(3)	—	0.00
Douglas D. French	10,397	0.02
J. Barry Griswell	20,910	0.03
John R. Hoke III	29,684	0.05
Lisa A. Kro	18,383	0.03
Heidi J. Manheimer	10,666	0.02
Dorothy A. Terrell	24,877	0.04
David O. Ulrich	37,121	0.06
Brian C. Walker	see table below
Michael A. Volkema	75,000	0.13

(1)
Shares shown for each director include the following number of shares that each director has the right to acquire beneficial ownership under stock options exercisable within 60 days: 15,183 shares for Ms. Terrell; and 28,554 shares for Dr. Ulrich.

(2)	Percentages are calculated based upon shares outstanding plus shares that may be acquired under stock options exercisable within 60 days.

(3)	Ms. Freeman’s deferred compensation account allocation holds 5,826 shares of Herman Miller stock which would equate to a Percent of Class of 0.01.

Security Ownership of Management
The following table shows, as of August 11, 2017, the number of shares beneficially owned by each of the Named Executive Officers (NEOs) identified in the executive compensation tables of this Proxy Statement, and by all directors and executive officers as a group. Except as described in the notes following the table, the following persons have sole voting and dispositive power as to all their respective shares.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Brian C. Walker	501,971	0.84
Jeffrey M. Stutz	33,970	0.06
Gregory J. Bylsma	91,004	0.15
Andrew J. Lock	46,597	0.08
B. Ben Watson	43,832	0.07
All executive officers and directors as a group (23 persons)(3)	1,139,484	1.91

(1)
Includes the following number of shares with respect to which the NEOs have the right to acquire beneficial ownership under stock options exercisable within 60 days: 211,751 shares for Mr. Walker; 21,596 shares for Mr. Stutz; 45,179 shares for Mr. Bylsma; 16,514 shares for Mr. Lock; and 30,271 shares for Mr. Watson.

(2)	Percentages are calculated based upon shares outstanding plus shares that may be acquired under stock options exercisable within 60 days.

(3)	Included in this number are 450,115 shares with respect to which executive officers and directors have the right to acquire beneficial ownership under options exercisable within 60 days.

Herman Miller, Inc., and Subsidiaries 27

Compensation Discussion and Analysis
Executive Summary

Fiscal Year 2017 Company Performance
We continued to make significant progress in fiscal year 2017 toward our long-term vision and financial objectives: delivering on our SHIFT strategy for diversified growth, expanding into higher margin segments and categories, and continuing to enhance the Herman Miller global brand. In addition to meaningful progress on our long-term objectives, we achieved increased sales and orders for the seventh consecutive year and delivered consolidated revenue of $2.28 billion in fiscal year 2017. Strong expense management helped offset commodity and pricing headwinds to deliver adjusted EPS in line with the prior year, which is discussed elsewhere in this Proxy Statement. We also continued to maintain a strong balance sheet and cash flow profile. As a result of this financial performance, we recently announced a 6% increase to our quarterly dividend rate beginning in October 2017.
As discussed below, the compensation that we paid to our named executive officers for fiscal year 2017 reflects a strong link between executives’ total annual compensation and the company’s performance. In fiscal year 2017, we modified our executive compensation program by increasing the amount of compensation that is classified as performance-based. In prior years, our LTI was comprised of RSUs, PSUs, TSRs, and, in some cases, options; and our LTI was partially performance-based because our RSUs acted primarily as a retention tool. Going forward, all components of our LTI will be performance-based as the entire LTI pool is a function of prior year’s EBITDA performance. This action, among others listed below, better aligns our long-term incentive compensation program with long-term shareholder value. Other examples of these actions include:

•	we increased the significance of amounts earned dependent on performance objectives;

•
we elected to grant options in lieu of Relative TSR Performance Share Units to all NEOs, commencing with LTI grants in fiscal year 2017, as we believe options will provide an additional incentive to increase the underlying stock price; and

•
we approved a cap on the total value of LTI grants in a fiscal year to tie the aggregate cost of LTI grants to the company’s ability to maintain and grow EBITDA, with the cap equal to 4.5% of the preceding fiscal year’s EBITDA.

With respect to the aforementioned cap, there are several components. First, it may not exceed 4.5% of prior year's EBITDA. Thus, providing management an incentive to annually improve EBITDA. Second, of the 4.5%, .5% is made available to the CEO to issue discretionary awards for high performers. Third, award allocations must be established and approved by the Board, and the Board may use negative discretion in making awards to participants. Fourth, the CEO's award may not exceed 30% of the pool. Lastly, if the pool is not large enough to provide a grant at 100% of target, the participants' actual grants would be reduced pro-rata by the level of EBITDA performance.

We believe our compensation programs are structured to correlate strongly with our company strategy to attain our business objectives and to deliver significant shareholder value. We discuss our compensation plans and philosophy in greater detail in this Compensation Discussion and Analysis.

The Board Executive Compensation Committee (Committee) annually requests that Pearl Meyer & Partners evaluate the relationship between our executive compensation and our financial performance. For fiscal year 2017, the Committee reviewed a historical assessment of the relationship between the company’s financial performance and executive pay relative to our fiscal year 2017 peer group (as set forth below). The following graph illustrates the results of the Committee’s core assessment and illustrates the relationship between:

(1)
Our CEO’s (and other NEOs’) total direct compensation (base salary earned, incentives earned, value of restricted stock units or (RSUs) that vest during the period, performance share units (PSUs) that vested during the period, value of stock options (where applicable) exercised during the period, and changes in value of unvested RSUs/PSUs and unexercised options held during the period; and

(2)	The company’s performance as measured by total shareholder return (“TSR”) - over a three-year period (fiscal 2015 - 2017).

The data points within the shaded area of the graph designate ideal relationships between pay and performance. Data points below the shaded area identify an area where pay was lower than expected given the organization’s performance. The data points above the shaded area identify an area where pay was higher than expected given the organization’s performance.

28 2017 Proxy Statement

Compensation Discussion and Analysis (continued)

In the graph above referencing CEO Pay for Performance compensation that our CEO realized in fiscal year 2016 ranked at the 22nd percentile, our TSR ranked at the 33rd percentile, indicating that our CEO’s compensation was within the range expected given our performance relative to peer results.

In the graph above referencing Ranks 2-5 Pay for Performance compensation that our other NEOs realized in fiscal year 2016 ranked at the 12th percentile, our TSR ranked at the 33rd percentile, indicating that our other NEOs’ compensation was within the range expected given our performance relative to peer results.

Executive Officers Covered by this Compensation Discussion and Analysis
For fiscal year 2017, we are required to provide information regarding our compensation policies and decisions relating to our President and Chief Executive Officer (CEO), our Chief Financial Officer (CFO) and the three other most highly compensated executive officers serving as executive officers at the end of the year. We refer to our CEO, our CFO and the other executive officers for whom disclosure is required as our “named executive officers” or “NEOs.” This Compensation Discussion and Analysis is intended to provide information regarding, among other things, the overall objectives of our compensation programs and each element of compensation we provided to the NEOs.
The NEOs for fiscal year 2017 and their titles are listed in the following table:

Name	Title
Brian C. Walker	President and Chief Executive Officer
Jeffrey M. Stutz	Executive Vice President and Chief Financial Officer
Gregory J. Bylsma	President, North America Contract
Andrew J. Lock	President, Herman Miller International
B. Ben Watson	Chief Creative Officer

2016 Say on Pay Vote
At the 2016 annual shareholders’ meeting, our shareholders overwhelmingly approved, on an advisory basis, the compensation we paid to our NEOs during fiscal year 2016.
The Committee believes that the performance of our executive compensation programs during fiscal year 2017 was consistent with our compensation philosophy and objectives, as described below, and that the compensation we paid to our NEOs was appropriate given our overall performance.
Our shareholders will have the opportunity to cast an advisory “Say on Pay” vote at this year’s annual meeting as well. The Committee will take the vote into consideration when evaluating the effectiveness of the company’s executive compensation programs.

Herman Miller, Inc., and Subsidiaries 29

Compensation Discussion and Analysis (continued)
Compensation Philosophy
The goal of our compensation philosophy is to allow for an appropriate level of risk and a corresponding compensation reward within a range that bears a relationship to the competitive market, to the responsibilities of the employee and to the performance of the employee and our company. Consistent with this philosophy, the key objectives of our executive compensation program are to:

•	Link a material portion of executives' total annual compensation directly to the company's performance

•	Reinforce our values, build corporate community, and focus employees on common goals

•	Align the interests of executives with the long-term interests of shareholders

•	Attract, motivate, and retain executives of outstanding ability

Compensation Policies and Practices That Reflect Our Compensation Philosophy

What We Do
✓	Pay for Performance
✓	Balance Long-Term and Short-Term Incentives
✓	Benchmark Compensation Against an Appropriate Peer Group
✓	Maintain Clawback Right
✓	Monitor for Risk-Taking Incentives
✓	Maintain Stock Ownership Requirements
✓	Prohibit Hedging
✓	Limit Perquisites
✓	Engage an Independent Compensation Consultant
✓	Hold Executive Sessions at Each Committee Meeting
What We Do Not Do
x	No Gross-Ups for Taxes
x	No "Single Trigger" Severance Agreements
x	No Repricing of Options
x	No Guaranteed Bonuses or Salary Increases

30 2017 Proxy Statement

Compensation Discussion and Analysis (continued)
Role of the Committee
The Committee consists of three directors, each qualifying as independent under NASDAQ’s listing requirements. The Board has determined that each member of the Committee also meets the definition of independence under our corporate governance guidelines and qualifies as a non-employee director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934.
The Committee’s primary functions are to oversee the compensation philosophy and strategy, to determine or recommend the compensation of company officers, including the NEOs, and to act as the Administrative Committee for our executive compensation plans.
The Committee is also responsible for providing recommendations to the full Board with respect to all aspects of the annual compensation of our President and CEO. In addition, the Committee, based upon recommendations from our CEO, approves the annual compensation for all other officers covered by Section 16 of the Securities Exchange Act of 1934 including the NEOs and other Corporate Officers. Our President and CEO establishes the base salary of all other executives.
Among other responsibilities, the Committee establishes the performance objectives for the Executive Incentive Cash Bonus Plan and our equity-based compensation plans, which cover the President and CEO, NEOs, other Corporate Officers and other executive employees.
The Committee is also tasked to review and advise on the compensation philosophy and strategy of the company, review and approve compensation and benefit plans as required by the Committee Charter, and review the annual compensation plans’ risk analysis.
Role of the External Compensation Consultants
The Committee has the authority and sole discretion to select independent compensation consultants, legal consultants and other advisors to provide it independent advice. During fiscal year 2017, the Committee retained Pearl Meyer as independent compensation consultants with respect to the compensation matters regarding our Corporate Officers. The independent services that Pearl Meyer provided to the Committee included reviewing the elements of compensation of the President and CEO as well as the other Corporate Officers and comparing those elements to our compensation philosophy and objectives and to market practices. We did not permit Pearl Meyer to provide other consulting services to the company.
Pearl Meyer concluded that our compensation program established for those officers is consistent with our compensation philosophy and objectives as well as with market practices.
With the approval of the Committee, we retained Meridian Compensation Partners LLC in fiscal year 2017 to provide marketplace compensation data and compensation consulting services to management for employees other than the Corporate Officers.
Overview of Compensation Program
Our compensation program is designed to provide Corporate Officers who perform their duties at a proficient level with compensation that reflects the market median compensation for their position based upon data that our independent compensation consultant provides (as described in the section on Benchmarking of Compensation). The compensation program also requires that a portion of the Corporate Officer’s compensation be determined based upon the company’s performance. The Committee believes that the compensation program, through the use of base salary, annual incentive cash bonus and long-term incentives, operates in a manner consistent with these objectives. The Committee also believes that the compensation program rewards performance that generates both consistent and long-term enhancement of shareholder value.
Benchmarking of Compensation
To ensure that executive compensation is competitive, the Committee uses marketplace compensation data to compare our compensation programs to general market pay practices. The Committee in fiscal year 2017 also used a specific peer group for benchmarking compensation (we list the members of the peer group in the Additional Compensation Information, Peer Group section later in this Compensation Discussion and Analysis). This peer group includes both direct competitors as well as comparable companies in other industries. The Committee believes the competitive market for executive talent in which we operate extends beyond the office furniture industry.
Pearl Meyer used the peer group information along with the following survey sources when analyzing fiscal year 2017 market competitiveness pay levels of Corporate Officers: Willis Towers Watson Executive Compensation Database, Aon Hewitt Executive Total Compensation Database, Mercer Executive Database and Equilar Insight Database (we refer to the peer group information and these survey sources collectively as “Survey Data”). We use the Survey Data to determine competitiveness of base pay, cash incentive bonus and long-term incentive awards. Pearl Meyer uses a regression analysis and aging to make allowances for time differences in the data and to align the data so that it is representative of companies having revenues equivalent to the operations that our individual Corporate Officers manage. Pearl Meyer compares the base

Herman Miller, Inc., and Subsidiaries 31

Compensation Discussion and Analysis (continued)
salary, target total cash and target total direct compensation of each Corporate Officer to the 25th, 50th (market median) and 75th percentile of the Survey Data for a comparable benchmark position.
Pearl Meyer provided the Committee with benchmarking data, market practices and trends, peer group selection and pay for performance evaluation information to provide appropriate context for the Committee’s deliberations. Our CEO makes recommendations to the Committee regarding the compensation package for each of the Corporate Officers (other than himself). The CEO bases his recommendations with respect to Corporate Officers on the Pearl Meyer information, his evaluation of the individual’s performance, the company’s performance and other factors. The Committee bases its approval of the CEO’s recommendations for the compensation of Corporate Officers (other than the CEO) on the Committee’s review of the information from Pearl Meyer relative to market pay, advice from Pearl Meyer and the Committee members’ own judgment, including their judgment on the relative performance of both the company and its Corporate Officers. Based upon these same factors relative to the CEO's performance, the Committee makes a recommendation to the full Board for the CEO’s compensation. The Board of Directors determines the compensation of the CEO.
Elements of the Compensation Program
The following table provides an executive summary of our fiscal year 2017 compensation programs for our Corporate Officers:

Compensation Program/Element	General Description	Strategic Objective of Compensation Program/Element
Base Salary	Base salaries reflect market rates for comparative positions and each NEO's historical level of proficiency and performance.
The base salary of NEOs assessed by the CEO and the Committee to be proficient is generally targeted at the market median of the Survey Data. The base compensation of NEOs with less experience in general would be below the market median and those judged to be performing at a higher level of proficiency, generally would be above the market median. The Committee or the Board in each circumstance uses its judgment and experience in setting the specific level of base salary relative to the general market median data.

Annual Executive Incentive Cash Bonus
We pay the annual executive incentive cash bonus for the Corporate Officers pursuant to the Executive Incentive Cash Bonus Plan. This plan is intended to link annual incentive compensation to the creation of shareholder value. The Executive Incentive Cash Bonus Plan provides for the annual payment of a cash bonus (Incentive Cash Bonus) to selected Corporate Officers based upon the performance of the company (and in some cases, various business units and/or functional goals) during the fiscal year. The primary measure of performance for the Incentive Cash Bonus is EBITDA, which represents the company's earnings before interest, taxes, depreciation and amortization (excluding non-controlling ownership interests).

The purpose of the EBITDA-based Annual Incentive Cash Bonus Plan is to closely link incentive cash compensation to the creation of shareholder wealth. We intend for the Plan to foster a culture of performance and ownership, promote employee accountability, and establish a framework of manageable risks imposed by variable pay. We also intend the Plan to reward long-term, continued improvements in shareholder value with a share of the wealth created.

The Committee believes that, in support of the Company's strategy organizing around operating as a business unit and vertical markets, it is important to tie a significant portion of the Corporate Officers' annual incentive cash bonus to the performance of the various operating units and vertical markets for which they are responsible. Additionally, some Corporate Officers have functional objectives that determine no more than 25% of their annual incentive bonus.

An executive's total cash compensation is comprised of both base salary and annual executive incentive cash bonus.

32 2017 Proxy Statement

Compensation Discussion and Analysis (continued)

Long-Term Equity Incentives
The Committee and Board have historically granted various types of long-term incentive awards: Restricted Stock Grants and Units, Herman Miller Value Added Performance Share Units, Relative TSR Performance Share Units, and Stock Options. The Long-Term Equity Incentives may not exceed 4.5% of prior year's EBITDA.
The key objectives of making Long-Term Incentive Grants under the LTI Plan are:
- To provide an appropriate level of equity reward to Corporate Officers that ties a meaningful part of their compensation to the long-term returns generated from shareholders.
- To provide an appropriate equity award to the next level of Corporate Officers where market data would support their inclusion in an annual equity award plan.
- To assist the achievement of our share ownership requirements.
- To attract, retain and reward key employees. We believe a significant portion of executive pay should be aligned with long-term share-holder returns and that encouraging long-term strategic thinking and decision-making requires that Corporate Officers have a significant stake in the long-term success of Herman Miller.

Total Direct Compensation
An executive's total direct compensation is comprised of base salary earned, incentives earned, value of restricted stock units (RSUs) that vested during the period, performance share units (PSUs) that vested during the period, value of stock options (where applicable) exercised during the period, and changes in value of unvested RSUs/PSUs and unexercised options held during the period.
It is our goal to align the compensation packages with prevailing market rates. The alignment is accomplished primarily through adjustments to each Corporate Officer's total direct compensation.
Retirement and Health Benefits	We maintain retirement plans along with a broad base of health insurance plans available to full-time and most part-time employees.	The NEOs participate in such retirement plans and health insurance plans on the same terms as all other employees within their respective geographic region or business unit.
Other Executive Compensation Plans
We provide additional compensation programs to our corporate officers including a compensation protection program in the form of executive long-term disability; a retirement equalization program in the form of a non-qualified retirement match program with an optional deferred compensation element; and in the case of NEOs, a perquisites program with a value between $12,000 and $20,000 per year.
It is our goal to provide market competitive benefits which allow us to attract and retain critical executive talent.

Herman Miller, Inc., and Subsidiaries 33

Compensation Discussion and Analysis (continued)
The following charts illustrate the key elements of our compensation for our NEOs:
Current Compensation

Base Salary Paid in Cash
Short-Term Incentive Paid in Cash Based on EBITDA Performance

FY17 and FY18 Long-Term Incentive

The Committee determined that the total direct compensation (as above described) for each NEO for fiscal year 2017, and as approved for fiscal year 2018, is within the benchmarked range given the NEO’s performance, position and the company’s performance.

34 2017 Proxy Statement

Compensation Discussion and Analysis (continued)
Base Salary in Fiscal 2017
The Committee and the Board granted merit increases for fiscal year 2017 to our employees, including the NEOs. Each of the base salaries of our NEOs was within the range established for their performance and position. Salary changes went into effect July 19, 2016 and are detailed as follows:

Name	Salary for Fiscal Year 2017	Percent Increase
Brian C. Walker	$920,000	2.2%
Jeffrey M. Stutz	$400,000	14.3%
Gregory J. Bylsma	$440,000	2.3%
Andrew J. Lock *	$391,000	1.0%
B. Ben Watson	$405,000	3.1%
* Measured in pounds sterling at an exchange rate of 1.4955 would yield £261,686.
Mr. Walker’s increase reflects the Board’s recognition of Mr. Walker’s continued efforts to grow the business opportunities for the company. Mr. Stutz’s increase was a result of his continued growth and development in his role along with his efforts to structure a financial strategy that aligns with the company’s business objectives. Mr. Bylsma’s increase is a reflection of his continued improvement of the company’s operations capabilities. Mr. Lock’s increase is in recognition of putting in place infrastructure to grow the company’s International business. Mr. Watson’s increase is in recognition of the improvement in the company’s brand strategy and messaging during his tenure as creative director.
Base Salary in Fiscal 2018
The Committee and Board of Directors approved the following changes in the base salaries of the continuing NEOs for fiscal year 2018 as we discuss below:

Name	Salary for Fiscal Year 2018	Percent Increase
Brian C. Walker	$975,000	6.0%
Jeffrey M. Stutz	$450,000	12.5%
Gregory J. Bylsma	$465,000	5.7%
Andrew J. Lock *	$344,000	2.7%
B. Ben Watson	$430,000	6.2%
* Measured in pounds sterling at an exchange rate of 1.2794 would yield £268,876.
Mr. Walker’s increase reflects the Board’s recognition of Mr. Walker’s continued efforts to grow the business opportunities for the company. Mr. Stutz’s increase was a result of his continued growth and development in his role along with his efforts to structure a financial strategy that aligns with the company’s business objectives. Mr. Bylsma’s increase is a reflection of his continued improvement of the company’s operations capabilities as well as his new responsibility for the overall North America Contract business which includes North America Work, Government, Healthcare and Education businesses. Mr. Lock’s increase is in recognition of putting in place infrastructure to grow the company’s International business. Mr. Watson’s increase is in recognition of the improvement in the company’s brand strategy and messaging, his new responsibility for R&D and his new responsibility for streamlining our global portfolio of new products.
Effective Fiscal Year 2018, we will change the design of the retirement plan for US-based employees. Specifically, we will eliminate the 3% profit sharing component and reallocate as follows:

•	For all employees, an additional 1% of base salary will be added to the 401(k) matching program, resulting in a matching contribution of up to 4%,

•	Section16 participants will receive a 1% base salary increase; and

•	This 1% increase is reflected in the base salary increases for each of the NEO’s; excluding Mr. Lock, who is not a participant in the Profit Sharing Plan.
Each of the base salaries set for the NEOs by the Committee or the Board was within the range established for his performance and position.

Herman Miller, Inc., and Subsidiaries 35

Compensation Discussion and Analysis (continued)
Annual Executive Incentive Cash Bonus
The Committee at the beginning of each fiscal year establishes a target bonus pool representing the amount of Incentive Cash Bonuses that may be paid under the Plan if the company achieves the EBITDA amount contained in the company’s annual financial plan as approved by the Committee and the Board. The Committee also establishes a target bonus for each participant, expressed as a percentage of base salary, the target amount of EBITDA for the company and the amount of variation from target EBITDA that would result in either a doubling of the target bonus or no bonus, referred to as maximum and minimum threshold performance, respectively. The target EBITDA and the interval used for maximum and minimum threshold performance are the three points that are used to determine the slope of the bonus factor line. The actual bonus factor paid to an employee represents a point on the line.
The Committee sets the EBITDA targets annually. The Committee also establishes annually any Incentive Cash Bonus targets based upon divisional, functional or operational EBITDA or other goals for each participant. The Incentive Cash Bonus earned by participants is expected over time to average 100% of his or her individual target provided the appropriate performance measures are met. The target Incentive Cash Bonus percentage for the NEOs generally is set so that the incentive cash bonus at on-target performance will equal 100% of the market median bonus amount for comparable positions as shown in the Survey Data, although base pay and bonus may be adjusted to maintain total compensation in an amount that is consistent with our compensation philosophy. The Committee believes that this use of Incentive Cash Bonus is consistent with the objective of making compensation for senior Corporate Officers more variable with the company’s performance.
The Committee has adopted guidelines for determining when adjustments to the company’s EBITDA are appropriate in calculating incentive plan performance. Under these guidelines, the Committee will consider whether adjustments are appropriate to best reflect the operating results of our business and appropriately incent management in a manner that is in the best interest of shareholders. Some common examples of potential adjustments under the guidelines include excluding restructuring costs from EBITDA in the period incurred and amortizing them back into the calculation over a five-year period, certain contingent consideration, transaction costs, effects of purchase accounting and income associated with acquisitions. We may exclude these items only in limited circumstances or only for certain periods or specified awards. The guidelines also include a framework for evaluating potential EBITDA adjustments that considers as to a potential item of adjustment:

•	Whether it is material to the result of the business;

•	Its impact on near-term cash flows;

•	Whether it is an accounting adjustment that does not reflect the ongoing operations of the business;

•	Whether it aligns the company’s performance outlook with long-term shareholder interests;

•	Whether the adjustment unfairly impacts one particular business unit;

•	Whether the company has made similar adjustments in recent reporting periods; and

•	Whether the related income or expense was offset in a prior reporting period (and, if so, if it was excluded from EBITDA).

We intend this framework to be used by management in recommending adjustments and by the Committee in evaluating potential adjustments. The adjustments that we disclose below were based on the Committee’s conclusion that they were consistent with the guidelines.
The Committee is responsible for administering all elements of the Executive Incentive Cash Bonus Plan, except those elements of the plan relating to the CEO (including target percentage payment), which the Board approves. The Committee approves participants in the Plan, the target payment percentage and the plan EBITDA goals. The Audit Committee at the end of each fiscal year approves the calculation of EBITDA results for the year and the EBITDA change from the previous year and the resulting bonus factor. The Committee certifies the use of the bonus factor for use in the Incentive Cash Bonus calculation.
Incentive Cash Bonus for Fiscal 2017
The Committee approved basing a portion of certain NEOs’ incentive cash bonus on functional goals or business unit operating results. The payment target percentages for our CEO and NEOs are listed below. The incentive cash bonuses for Brian Walker and Jeffrey Stutz was based 100% upon consolidated EBITDA for the entire company. The incentive cash bonus for Andrew Lock, Gregory Bylsma and Ben Watson was based 25% upon the modified EBITDA driven metrics of their respective business units/vertical markets and/or functional goals and 75% upon the consolidated EBITDA. Andrew Lock and Greg Bylsma had Business Unit/Vertical Market goals. Ben Watson had a blend of Business Unit/Vertical Market goals and Functional Goals. The Committee believes that the Incentive Cash Bonus target percentages reflect the appropriate market information provided by the Survey Data and are within the appropriate range for each NEO.
Vertical market EBITDA goals were limited such that they could not exceed 200% of vertical market targeted EBITDA or the blended multiple could not exceed the corporate EBITDA multiple plus 100 basis points. Functional goals were limited such that they could not exceed 200% of the individual Functional Goal target or the blended multiple could not exceed the corporate EBITDA multiple plus 50 basis points.

36 2017 Proxy Statement

Compensation Discussion and Analysis (continued)
The Committee believes that the incentive plan calculation should be focused on and reward for EBITDA resulting from operating performance. Therefore, the annual calculation of EBITDA for incentive plan purposes is subject to various adjustments to minimize the impact of non-operating results. The Corporate EBITDA target established by the Committee was $278.0 million with a minimum threshold set at 85% of target ($236.3 million) and a maximum at 120% of the target ($333.6 million). EBITDA performance below the minimum threshold would result in a payout of 0%, EBITDA performance at the target threshold would result in a payout of 100% and EBITDA performance at or above the maximum threshold would result in a payout of 200% of the eligible bonus dollars.
For fiscal year 2017, the company’s actual EBITDA (as adjusted in the manner described in the table below) was $263.9 million, which was between the target amount of $278.0 million (100%) and the minimum amount of $236.3 million (0%). Interpolating the relative position of the company’s actual adjusted EBITDA along the payout slope line yielded a payout percentage of approximately 75% of the target value for the fiscal year. For fiscal year 2017, the company’s EBITDA performance for incentive plan purposes has been adjusted to reflect the following items (refer to the section “Reconciliation of Non-GAAP Measures” for further information):

Description	Adjustment to EBITDA ($ millions)	Rationale for the Adjustment
1. Amortization of previously excluded restructuring	$(0.9)
Board approved restructuring actions are not included in the calculation of adjusted EBITDA to help ensure management’s near-term compensation goals are not in conflict with the long-term strategic objectives of the business. Instead, related costs are amortized over a 5-year period and such amortization will be included in the calculation.

2. Current year pre-tax restructuring expense	$4.6
Board approved restructuring actions are not included in the calculation of adjusted EBITDA to help ensure management’s near-term compensation goals are not in conflict with the long-term strategic objectives of the business. Instead, these costs will be amortized over a 5-year period and such amortization will be included in the EBITDA calculation.

3. Pre-tax impairment expense relating to the carrying value of the Nemschoff trade name intangible asset	$7.1
The Committee determined it is appropriate to exclude the Nemschoff impairment charge from the calculation on the basis that the charge is non-cash in nature and does not reflect the ongoing operation of the business.

The Committee and Board review the adjustments, and in certain instances the Committee and/or the Board decides whether certain adjustments should apply to the bonus calculations for specific participants.
The EBITDA bonus amounts awarded to the NEOs were as follows:

Name	Target Bonus Percent Tied to Company EBITDA	Company Performance Factor	Bonus Earned For Company Performance	Target Bonus Percent tied to Function/Bus Unit	Function/ Bus Unit Performance Factor	Bonus Earned For Function/Bus Unit Performance	Total Bonus Amount Paid	Bonus Amount Deferred (1)
Brian C. Walker	100.00%	0.7461	$684,059				$684,059	$54,725
Jeffrey M. Stutz	65.00%	0.7461	$190,176				$190,176	$5,705
Gregory J. Bylsma	48.75%	0.7461	$159,455	16.25%	0.7695	$54,803	$214,258	$21,426
Andrew J. Lock	48.75%	0.7461	$121,922	16.25%	2.0000	$108,941	$230,863
B. Ben Watson (2)	48.75%	0.7461	$146,610	16.25%	1.2343	$80,863	$227,473	$13,648
(1) - This amount represents the portion of his bonus that the NEO elected to defer under the Herman Miller, Inc. Executive Equalization Retirement Plan described later in this Compensation Discussion and Analysis.
(2) - Mr. Watson's Function/Business Unit Performance Factor is a blend of 8.13% Business Unit (bonus factor of 1.2986) and 8.13% Functional (bonus factor of 1.1700).

Herman Miller, Inc., and Subsidiaries 37

Compensation Discussion and Analysis (continued)
Incentive Cash Bonus for Fiscal 2018
For fiscal year 2018, the measure of achievement under the Executive Incentive Cash Bonus Plan continues to be EBITDA. The Corporate EBITDA target established by the Committee is $269.0 million with a minimum threshold set at $254.0 million and maximum at $304.0 million. Other provisions of the fiscal year 2018 plan, such as the use of functional and business unit goals, are the same as the fiscal year 2017 plan described above. The incentive cash bonuses for Brian Walker and Jeffrey Stutz remain based 100% upon consolidated EBITDA for the entire company. The incentive cash bonus for Gregory Bylsma and Andrew Lock is based 50% upon the modified EBITDA driven metrics of their respective business units and 50% upon the consolidated EBITDA. Mr. Watson's incentive will be based 25% upon the functional goals and 75% upon consolidated EBITDA. The Committee believes that the Incentive Cash Bonus target percentages reflect the appropriate market information provided by the Survey Data and are within the appropriate range for each NEO.
Long-Term Equity Incentives
Our 2011 Long-Term Incentive Plan (which we refer to as the LTI Plan) authorizes us to grant various forms of equity-based compensation (which we refer to as Long-Term Incentive Grants or LTI grants or awards). The Committee is responsible for administering all elements of the LTI Plan and for making all Long-Term Incentive Grants, with the exception of the CEO whose grants the Board approves.
Historically, the Committee has established targets relating to Long-Term Incentive awards at the beginning of each fiscal year (during the month of July for that fiscal year) and made actual grants of awards during the month of July following the end of the fiscal year considering the company’s financial performance for that year. Typically, the Committee and the Board at their June and July meetings take four actions in connection with our LTI Plan: (a) set the target value for the LTI awards for the current fiscal year, (b) determine the types of awards to be used for the current fiscal year, (c) establish the performance criteria, if any, for certain awards for the current fiscal year and (d) grant the long-term incentive awards for the just completed fiscal year based upon the company’s performance relative to target.
For each NEO, the Committee calculates a target value of LTI grants for the current fiscal year that is expressed as a percentage of base salary. The Committee sets the total target value of the LTI grants for each of these NEOs at a level intended to ensure that the NEO’s total direct compensation would correspond with the market median of the Survey Data for a comparable NEO’s individual position. Following the end of the fiscal year, the Committee determines the total value of LTI grants for each of these NEOs based on each NEO’s target value and the company’s financial performance for that year relative to target. We convert that value for each NEO into grants of Restricted Stock Units, Herman Miller Value Added Performance Share Units and Stock Options using the closing price of our stock on the date of grant for RSUs and PSUs and using a Black-Scholes valuation for stock options.
The key features of each award are as follows:
Restricted Stock Units: The restricted stock units (RSU) consist of units representing the right to receive shares of Herman Miller, Inc. common stock. Each unit represents the equivalent of one share of the common stock as of the date of grant and cliff vests after three years. RSUs convert into shares after they vest. Dividends accrue on the RSUs and are added to the total value of the units at the time of vesting.
Herman Miller Value Added Performance Share Units: The Herman Miller value added performance share units are units representing the right to receive shares of Herman Miller, Inc. at the end of the specified performance period. These units cliff vest after three years if certain Herman Miller Value Added tests are met. The awards provide that the total number of shares that finally vest may vary between 0 and 200% of the number of units awarded depending upon performance relative to the established Herman Miller Value Added goal. The Committee establishes the Herman Miller Value Added goals. The Herman Miller Value Added goal for on target vesting is a 3-year average. The awards also grant the Committee the ability to extend the performance period to a total of five years; however, if the extension is granted, then no more than 34% of the target grant may vest. Units convert into shares after they vest. Dividends do not accrue on the awards.
Herman Miller Value Added is defined as the company’s annual earnings before interest, taxes, depreciation and amortization (EBITDA) (excluding non-controlling ownership interests) less a capital charge. The capital charge is determined annually by multiplying the company’s capital by its cost of capital. The determination of the cost of capital and EBITDA for purposes of the Herman Miller Value Added Performance Share Units is approved by the Committee.

38 2017 Proxy Statement

Compensation Discussion and Analysis (continued)
For grants made in fiscal 2017 and fiscal 2018, the Value-Added goals are as follows:

Payout % of Target	2017 - 2019 Average Value Added	2018 - 2020 Average Value Added
200% of Target PSUs	$239 million or more	$230 million or more
100% of Target PSUs	$210 million	$210 million
No PSUs Earned	Below $191 million	Below $183 million
Capital Charge	10%	10%

Stock Options: The options vest ratably over three years and have a ten-year life, and the exercise price of each option equals the fair market value of our stock on the date of grant. In fiscal years 2017 and 2018, we granted stock options to all NEOs.
In June and July 2016 (fiscal year 2017), the Committee approved two changes impacting LTI grants:

•
First, the Committee elected to grant options in lieu of Relative TSR Performance Share Units to all NEOs, commencing with the LTI grants in July 2016 (fiscal year 2017) relating to fiscal year 2016. The Committee concluded that stock options provide greater clarity and simplicity compared to Relative TSR Performance Share Unit Awards. Stock options provide value to the recipient only if the price of the stock increases after the grant date, and the Committee therefore intends that option grants will provide an additional incentive to increase the underlying stock price.

•
Second, the Committee approved imposing a cap on the total value of LTI grants effective with the grants that the Committee approved in July 2017 to tie the aggregate cost of LTI grants to the company’s ability to maintain and grow EBITDA. The cap will equal 4.5% of the preceding fiscal year’s EBITDA (fiscal year 2017 in the case of the July 2017 grants). Of the available amount, 0.5% of the preceding fiscal year’s EBITDA will be available for LTI grants to be used by the CEO for discretionary awards. If the amount of LTI grants that the Committee would otherwise make based upon target awards and actual results exceeds the cap based on the preceding fiscal year’s EBITDA, then the Committee will reduce actual grant sizes pro rata.

Tax Deductibility of Long-Term Equity Incentive Grants
In June 2016, the Committee created a pool of shares from which the 2017 LTI awards to selected participants could be made provided that certain operating results approved by the Board are achieved. The Committee retained the authority to award less than the full value of the pool even if the performance targets were met. The provisions of this arrangement are intended to meet the requirements of Internal Revenue Code section 162(m) for the deductibility of certain compensation. The value of equity awards that could be made from the pool with respect to performance during fiscal year 2017 may not exceed 4.5% of prior year's EBITDA, with the requirement of achieving Board-approved fiscal 2017 EBITDA goal, and that the grants given to any individual could not exceed 30% of the pool. The participants in the pool were the Corporate Officers. The results we achieved in fiscal year 2017 permitted granting of awards having a total value of $11.88 million, of which $1.32 million represents .05% of the preceding fiscal year's EBITDA that will be made available for use by the CEO for discretionary awards.
LTI Grants Awarded in Fiscal 2017
The target value of the LTI grants that the Committee and Board established for our NEOs (including all types) in July 2015 for final grants to occur in July 2016 based on fiscal year 2016 performance as a percent of base salary was 280% for Brian Walker, 100% for Jeffrey Stutz, 125% for Gregory Bylsma, 95% for Andrew Lock, and 75% for Ben Watson. The total target value was allocated approximately equally among the award types that we intended to grant to each NEO. The Committee originally determined that our CEO would receive all four types of LTI awards - RSUs, Herman Miller Value Added Performance Share Units, Relative TSR Performance Share Units and stock options, while our other NEOs would receive only three types of awards: RSUs, Herman Miller Value Added Performance Share Units and Relative TSR Performance Share Units.
Subsequently, as discussed above, the Committee elected to grant options in lieu of Relative TSR Performance Share Units to all NEOs, commencing with the LTI grants in July 2016 (fiscal year 2017) relating to fiscal year 2016. In fiscal year 2017, stock option grants were made in the same proportion as were the Relative TSR Performance Share Unit Awards (1/3).

Herman Miller, Inc., and Subsidiaries 39

Compensation Discussion and Analysis (continued)
The following table discloses the types of awards granted in July 2016 (fiscal year 2017) based upon fiscal year 2016 performance:

Name	Restricted Stock Units	Herman Miller Value Added Performance Share Units	Number of Options	Option Exercise Price
Brian Walker	26,365	26,365	152,614	$31.86
Jeffrey Stutz	3,662	3,662	21,196	31.86
Gregory Bylsma	5,624	5,624	32,551	31.86
Andrew Lock	3,851	3,851	22,292	31.86
B. Ben Watson	3,084	3,084	17,850	31.86

In July 2015 (fiscal year 2016), the Committee and the Board also approved a special award of conditional stock options to our executive leadership team, including the NEOs, that was conditioned on achievement of one-year performance objectives in fiscal year 2016. We based the number of shares subject to the special award granted to each recipient at the end of the one-year performance period upon the relative achievement of sales and EBITDA performance objectives for fiscal year 2016, as well as targeted EBITDA as a percent of sales for the upcoming fiscal year (fiscal year 2017), which is established by the CEO and management, and approved by the Committee as part of the company’s annual fiscal planning process starting in January and continuing through June. Each of these performance objectives was weighted equally. The actual number of shares that would be subject to each option grant would vary based upon performance relative to the special award objectives, the targeted value for each NEO and the value of our stock at the end of fiscal year 2016. The options vest ratably over a three-year period following the date of grant, the exercise price was the fair market value of our stock as of the date of the grant ($31.86), and each option has a term of 10 years. The Committee made the special awards to provide an additional incentive for the executive leadership team to drive further growth across the Company’s business. The Committee determined the amount of the special award to each executive on the basis of the Committee’s view of the relative impact of the executive to the improvement in the Company’s business. The Committee made the final special option awards in July 2016 (fiscal year 2017). The target and actual results for fiscal year 2016 sales and EBITDA and the target and actual targeted EBITDA growth for fiscal year 2017 as well as the target award value and options awarded for each NEO are set forth in the below tables.

Components (Dollars in 000)	Target	Actual
FY 16 Sales Plan	$2,242.0	$2,264.9
FY 16 EBITDA Plan	$237.0	$257.7
FY 17 Plan EBITDA as a % of Sales	11.6%	11.7%

Name	Targeted Value	Options Awarded
Brian Walker	$400,000	$72,673
Jeffrey Stutz	$200,000	$36,337
Gregory Bylsma	$200,000	$36,337
Andrew Lock	$150,000	$27,252
B. Ben Watson	$125,000	$22,710
LTI Grants Awarded in Fiscal 2018
The target value of the LTI grants that the Committee and Board established for our NEOs (including all types) in July 2016 for final grants to occur in July 2017 based on fiscal year 2017 performance as a percent of base salary was 300% for Brian Walker, 110% for Jeffrey Stutz, 125% for Gregory Bylsma, 95% for Andrew Lock, and 80% for Ben Watson. The total target value was allocated approximately equal among the award types that we intended to grant to each NEO: RSUs, Herman Miller Value Added Performance Share Units and stock options.

40 2017 Proxy Statement

Compensation Discussion and Analysis (continued)
The following table discloses the types of awards granted in July 2017 (fiscal year 2018) based upon fiscal year 2017 performance:

Name	Restricted Stock Units	Herman Miller Value Added Performance Share Units	Number of Options	Option Exercise Price
Brian Walker	27,259	27,259	143,975	$33.75
Jeffrey Stutz	4,346	4,346	22,953	33.75
Gregory Bylsma	5,432	5,432	28,691	33.75
Andrew Lock	3,145	3,145	16,611	33.75
B. Ben Watson	3,200	3,200	16,901	33.75

Practices Concerning Grant Dates
Grants under the LTI Plan are typically made in connection with the Board of Directors meeting in July of each year following the public release of our fiscal year-end financial results. We do not attempt to influence the amount of executive compensation by timing equity grants in connection with the disclosure of material information to the public. The backdating of equity award dates is specifically prohibited under policies adopted by the Board of Directors.

Retirement and Health Benefits
Health Plans
We maintain a broad base of health insurance plans available to all full-time and most part-time employees. The NEOs participate in such health insurance plans on the same terms as all other employees within their respective geographic region or business unit.

Retirement Plans
We maintain broad based retirement plans available for employees in the United States and the United Kingdom (UK). Our retirement plans are designed to provide an appropriate level of replacement income upon retirement. The benefits available to NEOs are the same as those available to other non-executive employees in their respective geographic region subject to limitations provided by law or regulation. The retirement plans include:

•	The Herman Miller, Inc. Profit Sharing and 401(k) Plan

•	The Herman Miller Limited Retirement Benefits Plan (UK)

Profit Sharing Plan and 401(k) Plan: The Herman Miller, Inc. Profit Sharing and 401(k) Plan consists of three parts. We contribute annually to the profit-sharing portion based upon our EBITDA results for the year that may range from 0% to 6% of base salaries, with a target contribution of 3% of base salary. Based upon our EBITDA results, the actual percentage contributed for fiscal year 2017 was 2.24%. The amount of salary included in the base for the calculation is limited to the maximum salary level permitted by the IRS. We also make a 4% core contribution to an employee’s 401(k) account on a quarterly basis. The 401(k) portion of the plan is a salary deferral plan. Each employee may elect to defer up to the maximum amount permitted by law. We also make a matching contribution to fully match employee contributions up to 3% of the employee’s compensation contribution.
Effective Fiscal Year 2018, we will change the design of the retirement plan for US-based employees. Specifically, we will eliminate the 3% profit sharing component and reallocate as follows:

•	For all employees, an additional 1% of base salary will be added to the 401(k) matching program, resulting in a matching contribution of up to 4%,

•	All hourly employees will receive a 2% base salary increase,

•	All non-Section 16 salaried employees will receive a 2% increase to their target bonus percentage; and

•	Section16 participants will receive a 1% base salary increase.

Herman Miller, Inc., and Subsidiaries 41

Compensation Discussion and Analysis (continued)
We will maintain the 4% core contribution element of the employees' 401(k) accounts.

Herman Miller Limited Retirement Plan: Herman Miller Limited, our wholly owned UK subsidiary, provides a defined contribution retirement plan which provides for a non-discretionary fixed company contribution and a company matching contribution. The fixed company contribution for employees varies between 2.4% and 6.4% of the employee’s eligible compensation depending upon age and date of hire. In addition, the company will match an employee’s contributions up to an additional 2.8% of eligible compensation. Andrew Lock is the only NEO who participates in this defined contribution retirement plan. He is also a participant in the frozen defined benefit plan sponsored by Herman Miller Limited for employees hired prior to March 1, 2012.

Other Executive Compensation Plans
Deferred Compensation Plan
The Herman Miller, Inc. Executive Equalization Retirement Plan was approved by the Committee and the Board in 2007. The plan is a supplemental deferred compensation plan and became available for salary deferrals beginning in January 2008. The plan is available to highly compensated United States employees who are selected for participation by the Committee. All NEOs are currently able to participate, except Andrew Lock due to his employment outside the United States. The plan allows participants to defer up to 50% of their base salary and 100% of their Incentive Cash Bonus. Company contributions to the plan “mirror” the amounts we would have contributed to the Herman Miller Profit Sharing and 401(k) Plan had the employee’s compensation not been above the statutory ceiling (currently $270,000). Investment options under this plan are the same as those available under the 401(k) Plan. Company contributions for amounts deferred in fiscal year 2017 appear in the 2017 Summary Compensation Table under All Other Compensation.
Effective fiscal year 2018, as discussed above under the "Retirement Plans" subheading, we will eliminate the profit sharing component of the Herman Miller, Inc. Profit Sharing and 401(k) Plan.
Executive Long-Term Disability Plan
The plan covers 60% of the rolling two-year average of executive incentive compensation. Corporate Officers are eligible to participate when they have earned over $6,000 in annual executive incentive compensation. This benefit continues as long as the executive remains disabled until age 65. The monthly benefit is capped at $10,000.

Perquisites
We are conservative in our approach to executive perquisite benefits. Company compensation practices in general do not provide for personal perquisites and the Committee has adopted a policy which specifically restricts the use of corporate aircraft for non-business purposes. We provide a limited number of perquisites to Corporate Officers. We normally provide each NEO with a specified dollar amount which can be used for a range of perquisites. These perquisites include financial planning, life insurance, spousal travel and other benefits. The 2017 calendar year benefit is $20,000 for the CEO and $12,000 for each of the other NEOs. Unspent allowances may be carried over into the next calendar year provided an executive continues to participate in the program. The total maximum allowance (new calendar year allowance plus amount carried over) may not exceed the sum of reimbursement allowances approved for the prior two calendar years.

In fiscal year 2017, we also provided the NEOs and all other Corporate Officers with the opportunity to obtain comprehensive physicals at our cost.

Additional Compensation Information
Change in Control Agreements
Each NEO is party to a change in control agreement with us. The Committee believes that the use of change in control agreements is appropriate as they help ensure a continuity of management during a threatened take-over and help ensure that management remains focused on completing a transaction that is likely to maximize shareholder value. Potential payments under the change in control agreements are included in the tally sheets provided annually to the Committee.

The narrative and footnotes to the tables entitled Potential Payments upon Termination, Death, Disability, Retirement or Change in Control describe the change in control payments in greater detail.

42 2017 Proxy Statement

Compensation Discussion and Analysis (continued)
Deductibility of Compensation
The income tax laws of the United States (Section 162(m)) limit the amount we may deduct for compensation paid to our CEO, CFO and the other three most highly-paid Corporate Officers. Under Section 162(m) compensation that qualifies as “performance based” is not subject to this limit. It is generally our intention to qualify compensation payments for tax deductibility under Section 162(m). Notwithstanding our intentions, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, we cannot assure that compensation intended to satisfy the requirements for deductibility under Section 162(m) will so qualify.

In addition, the Committee reserves the right to provide compensation that does not qualify as performance based compensation under Section 162(m) to the extent it believes such compensation is necessary or appropriate to continue to provide competitive arrangements intended to attract and retain, and provide appropriate incentives to, Corporate Officers and other key employees.

Hedging Policy
The Committee and the Board of Directors has adopted a policy prohibiting the Board of Directors and the Corporate Officers from hedging the economic risk of their ownership of our stock, including options or other derivatives related to the stock.

Impact of Prior Compensation in Setting Elements of Compensation
Prior compensation of the NEOs does not normally impact how the Committee sets the current elements of compensation. The Committee believes the current competitive environment is more relevant in determining an NEO’s current total level of compensation. As described earlier the Committee uses tally sheets to track all elements of current compensation to enable the Committee to determine whether the compensation which the NEO is currently receiving is consistent with market practices. The Committee, however, has the ability to consider the impact of any special equity grants upon the value of future grants made to Corporate Officers under the LTI Plan.

Impact of Restatements Retroactively Impacting Financial Goals
We have not had any material restatement of prior financial results. If such restatements were to occur, the Committee would review the matter and determine what, if any, adjustment to current compensation might be appropriate. The LTI Plan and the Executive Incentive Bonus Plan give the Committee the right to “claw back” Incentive Cash Bonus payments and LTI grants in the event of certain restatements.

Peer Group
The peer group that we use in benchmarking compensation is reviewed and approved by the Committee on an annual basis. The peers that we used for fiscal year 2017 are set forth below:

Aaron's Inc.	HNI Corporation	Lennox International, Inc.
Acuity Brands, Inc.	Interface, Inc.	Polaris Industries, Inc.
Belden Inc.	Kimball International, Inc.	Restoration Hardware Holdings, Inc.
Brunswick Corporation	Knoll, Inc.	Select Comfort Corporation
Ethan Allen Interiors, Inc.	La-Z-Boy, Inc.	Steelcase, Inc.
Hill-Rom Holdings, Inc.	Leggett & Platt, Inc.	Tempur-Pedic International, Inc.

Post−Employment Compensation
Change in control and discharge for other than cause can result in additional compensation being paid to or for certain NEOs. In addition, as described above, certain of the Long-Term Incentive Bonus payments continue if the NEO leaves employment as the result of death, disability or retirement.

Stock Ownership Guidelines
The Committee believes that significant stock ownership by top management is of critical importance to our ongoing success, as it helps link the interests of senior management and our shareholders. Stock ownership requirements apply to the nine members of the Executive Leadership Team; who are required to own shares of common stock equal to a specified multiple of their annual base salary. The applicable levels are as follows:

•	President and Chief Executive Officer 6 times base salary

•	Corporate Officers with LTIP target equal to or greater than 100% 4 times base salary

•	Certain other direct reports to the CEO 3 times base salary

Herman Miller, Inc., and Subsidiaries 43

Compensation Discussion and Analysis (continued)
Until the executive meets the ownership guidelines, 40% of the pretax spread value of vested restricted stock, performance shares, restricted stock units, deferred stock, and 40% of the pretax spread value of exercised stock options must be retained in company stock. Compliance with the requirements is determined at each time an executive disposes of company stock.

Tally Sheet Review
In June 2017, the Committee reviewed executive compensation tally sheets provided by Pearl Meyer with respect to each Corporate Officer which reflected the total direct compensation to the NEOs and also information relating to all other elements of compensation including payments under severance or change in control obligations. The Committee uses this information to help it determine that our compensation program is consistent with market norms and with our compensation philosophy and the objectives referenced above.

Termination and Retention Payments
The NEOs are generally “at will” employees. This means that they can be discharged at any time and for no reason. We have agreed to pay Corporate Officers severance if they are terminated for reasons other than malfeasance or voluntary separation. For each NEO, severance would be equal to 18 months of base salary subject to the employee not competing with us during that period. The Committee’s determination as to the amount of severance payments for these NEOs is the result of benchmarking our practices to the Published Survey Data. In addition, we maintain the health insurance on such employee during the salary continuation period. In exchange for such payments the employee provides the company with a mutual release of all claims and agrees not to work for a competitor or solicit our employees during the salary continuation period.

Executive Compensation Committee Report
The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

J. Barry Griswell (chair)	David Brandon	John R. Hoke III

44 2017 Proxy Statement

Summary Compensation Table
The summary compensation table below shows the compensation for the NEOs for the fiscal years ended June 3, 2017 (2017), May 28, 2016 (2016) and May 30, 2015 (2015). The details of the Company's executive compensation programs are found in the Compensation Discussion and Analysis (or CD&A) above.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Brian C. Walker	2017	916,846	1,626,984	1,240,002	684,059		233,597	4,701,488
President and Chief Executive Officer	2016	896,635	1,800,797	612,500	1,287,926		116,742	4,714,600
	2015	870,289	1,731,868	587,998	440,714		150,142	3,781,011
Jeffrey M. Stutz	2017	392,115	225,982	316,667	190,176		57,383	1,182,323
Executive Vice President and Chief	2016	336,538	122,480		314,226		11,432	784,676
Financial Officer	2015	249,327	96,210		80,882		7,997	434,416
Gregory J. Bylsma	2017	438,423	347,057	379,166	214,257		83,616	1,462,519
President, North America Contract	2016	426,904	478,629		437,662		42,984	1,386,179
	2015	405,385	445,968		170,951		48,453	1,070,757
Andrew J. Lock(5)	2017	334,713	237,645	272,695	230,863	144,700	205,312	1,425,928
President, Herman Miller International	2016	386,188	371,695		346,899	59,521	90,709	1,255,012
	2015	398,054	349,624		203,047	200,388	146,387	1,297,500
B. Ben Watson	2017	403,108	190,314	223,246	227,474		66,257	1,110,399
Chief Creative Officer	2016	391,923	283,019		354,377		60,450	1,089,769

(1)
For all NEOs, amounts represent the aggregate grant date fair value of stock awards and option awards computed in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in Note 9 of the Company's consolidated financial statements for the fiscal year ended June 3, 2017 included in our Annual Report on Form 10-K.

(2)
Includes the amounts earned in fiscal 2017 and paid in fiscal 2018 under the Executive Incentive Cash Bonus Plan as described in the Compensation Discussion and Analysis for the NEOs. Certain executives have elected to defer a part of the bonus under the Key Executive Deferred Compensation Plan. The amount of the deferrals and the corresponding Company contributions will be shown in next year's Nonqualified Deferred Compensation Table.

(3)	Amounts represent the aggregate change in the actuarial present value of the accumulated benefits under the Company's Retirement Plans.

(4)	The amounts for fiscal 2017 for all other compensation are described in the table below.

(5)
All amounts reported for Mr. Lock were paid to him in British pounds sterling. The U.S. dollar value of the amounts paid to him for the fiscal 2017 is calculated based on the average annual conversion rate for fiscal 2017 - £1=$1.2794.

	Bundled Benefits(a)	Car allowance (UK only)	Payment in lieu of Pension Contribution	Long-term Disability Insurance	Nonqualified Deferred Compensation Contribution(b)	Total Other Compensation
Brian C. Walker	15,860			3,259	214,478	233,597
Jeffrey M. Stutz	15,417			1,520	40,446	57,383
Gregory J. Bylsma	13,569			2,981	67,066	83,616
Andrew J. Lock(c)	32,072	11,438	161,802			205,312
B. Ben Watson	7,927			2,980	55,350	66,257

(a)
Bundled Benefits are provided on a calendar year basis and include accounting fees, cell phone fees, club dues, family travel, education and training, home office expenses, vehicle expenses, and life insurance. Benefits for Mr. Lock include the approved amount for calendar 2017 plus carryover for calendar years 2016 and 2015.

(b)	Amounts represent the Company's contribution to the Herman Miller, Inc. Executive Equalization Retirement Plan.

(c)
Mr. Lock serves the company through its United Kingdom subsidiary. As such, his benefits are paid according to the benefits paid in the United Kingdom, which are different from the benefits in the United States. His benefits include medical insurance, car allowance, spouse travel, and contributions to a pension plan. All amounts are converted from GBP to USD at the average annual conversion rate for fiscal 2017 - £1=$1.2794.

Herman Miller, Inc., and Subsidiaries 45

Grants of Plan-Based Awards
The Grants of Plan-Based Awards table below sets forth information on equity awards granted by the Company to the NEOs during fiscal 2017 under the Long-Term Incentive Plan (LTI Plan) and the possible payouts to the NEOs under the Executive Incentive Cash Bonus Plan (Annual Cash Bonus Plan) for fiscal 2016. The Compensation Discussion and Analysis provides further details of grants under the LTI Plan, as well as the performance criteria under the Annual Cash Bonus Plan. (The LTI grants are discussed in the CD&A under the heading LTI Grants Awarded in Fiscal 2017).

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
								All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Brian C. Walker	07/19/16				0	26,365	52,730				786,995
	07/19/16							26,365			839,989
	07/19/16								152,614	31.86	840,003
	07/19/16								72,673	31.86	399,999
		0	916,846	1,833,692
Jeffrey M. Stutz	07/19/16				0	3,662	7,324				109,311
	07/19/16							3,662			116,671
	07/19/16								21,196	31.86	116,665
	07/19/16								36,337	31.86	200,002
		0	254,875	509,750
Gregory J. Bylsma	07/19/16				0	5,624	11,248				167,876
	07/19/16							5,624			179,181
	07/19/16								32,551	31.86	179,164
	07/19/16								36,337	31.86	200,002
		0	284,975	569,950
Andrew J. Lock	07/19/16				0	3,851	7,702				114,952
	07/19/16							3,851			122,693
	07/19/16								22,292	31.86	122,697
	07/19/16								27,252	31.86	149,998
		0	217,563	435,126
B. Ben Watson	07/19/16				0	3,084	6,168				92,057
	07/19/16							3,084			98,256
	07/19/16								17,850	31.86	98,248
	07/19/16								22,710	31.86	124,998
		0	262,020	524,040

(1)
Under the Annual Cash Bonus Plan executives can earn incentive compensation based on the achievement of certain company performance goals. The actual Cash Bonus amount paid with respect to any year may range from 0 to 2 times of the target based upon the relative achievement of our EBITDA targets and are set forth in the Summary Compensation Table above.

(2)
The performance share units represent the right to receive shares of the Company's common stock, and such shares are to be issued to participants at the end of a measurement period beginning in the year that performance shares are granted. The units reflect the number of shares of common stock that may be issued if certain EBITDA (earnings before interest, taxes, depreciation and amortization) and TSR return goals are met. The PSU provides that the total number of shares which finally vest may vary between 0 and 200% of the target amount depending upon performance relative to the established EBITDA and TSR goals, respectively, and cliff vest after three years.

(3)
The restricted stock units represent the right to receive shares of the Company's common stock. These units reflect fair market value of the common stock as of the date of grant and cliff vest after three years.

(4)	Each option has a term of ten years and vests pro rata over three years.

(5)	Stock options are awarded at an option price not less than the market value of the Company's common stock at the grant date in accordance with the LTI Plan.

(6)
Aggregate grant date values are computed in accordance with FASB ASC Topic 718. For performance share units, the grant date fair value was determined based upon the vesting at 100% of the target units awarded.

46 2017 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End
The Outstanding Equity Awards at Fiscal Year-End table below shows the option awards and stock awards that were outstanding as of June 3, 2017. The table shows both exercisable and unexercisable options. The table also shows share units and equity plan awards that have not vested.

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Brian C. Walker	07/18/11	48,280		25.750	07/18/21
	07/15/13	46,829		28.740	07/15/23
	07/14/14	50,631	25,323	30.220	07/14/24	20,588	673,228	34,977	1,143,748
	07/13/15	30,354	60,716	29.030	07/13/25	21,897	716,032	38,565	1,261,076
	07/19/16		225,287	31.860	07/19/26	26,819	876,981	26,365	862,136
Jeffrey M. Stutz	07/19/10	1,877		17.300	07/19/20
	01/19/11	646		25.060	01/19/21
	07/18/11	1,773		25.750	07/18/21
	07/17/12	3,888		18.170	07/17/22
	07/14/14					1,144	37,409	1,943	63,536
	07/13/15					1,489	48,690	2,623	85,772
	07/19/16		57,533	31.860	07/19/26	3,725	121,808	3,662	119,747
Gregory J. Bylsma	07/24/07	2,724		31.840	07/24/17
	07/18/11	4,310		25.750	07/18/21
	07/17/12	17,907		18.170	07/17/22	3,291	107,616
	07/14/14					5,301	173,343	9,007	294,529
	07/13/15					5,820	190,314	10,250	335,175
	07/19/16		68,888	31.860	07/19/26	5,721	187,077	5,624	183,905

Herman Miller, Inc., and Subsidiaries 47

Outstanding Equity Awards at Fiscal Year-End (continued)

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Andrew J. Lock	07/18/11	4,199		25.750	07/18/21
	07/17/12	18,292		18.170	07/17/22	2,194	71,744
	07/14/14					4,156	135,901	7,061	230,895
	07/13/15					4,520	147,804	7,960	260,292
	07/19/16		49,544	31.860	07/19/26	3,917	128,086	3,851	125,928
B. Ben Watson	07/18/11	7,388		25.750	07/18/21
	07/17/12	9,363		18.170	07/17/22
	07/14/14					3,239	105,915	5,503	179,948
	08/14/14					423	13,832
	07/13/15					3,441	112,521	6,061	198,195
	07/19/16		40,560	31.860	07/19/26	3,137	102,580	3,084	100,847

(1)	Options vest in three equal annual installments beginning on the first anniversary of the grant date.

(2)
The 07/17/12 awards issued to Mr. Bylsma for 3,291 and Mr. Lock for 2,194 reflect credited dividends through the end of fiscal 2017 and cliff vested after five years. The remaining awards reflect credited dividends through the end of fiscal 2017 and cliff vest after three years.

(3)	Assumes a stock price of $32.70 per share, which was the closing price of a share of common stock on the last trading day of fiscal 2017.

(4)	The Performance Share Unit awards cliff vest after three years, depending upon the achievement of certain EBITDA and TSR return goals.

Option Exercises and Stock Vested
This table provides information on the number and value of options exercised in fiscal 2017 and the vesting of restricted stock (on an aggregate basis).

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Brian C. Walker	87,816	107,164	48,239	1,540,282
Jeffrey M. Stutz			2,831	90,399
Gregory J. Bylsma			12,059	385,054
Andrew J. Lock	23,315	23,257	9,047	288,881
B. Ben Watson			7,644	244,089

(1)	Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.

(2)	Value based on the closing market price of the Company's common stock on the vesting date.

48 2017 Proxy Statement

Pension Benefits
The Pension Benefits table below provides certain information on the retirement benefits available under each retirement plan to each NEO at the end of fiscal 2017.
The retirement plans are described in the Compensation Discussion and Analysis.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Andrew J. Lock(1)	Herman Miller Limited Retirement Plan	14	1,310,361

(1)	Mr. Lock was covered from 1990-2002 and beginning again during fiscal 2011 under the UK Pension Plan which is now frozen.

Nonqualified Deferred Compensation
The Nonqualified Deferred Compensation table below provides certain information relating to our two compensation plans that provide for the deferral of compensation on a basis that is not tax-qualified.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Brian C. Walker	176,382	214,478	334,075		3,028,181
Jeffrey M. Stutz	21,190	40,446	18,767		164,012
Gregory J. Bylsma	26,305	67,066	39,728		450,849
Andrew J. Lock			42,645		277,037
B. Ben Watson	45,449	55,350	41,577		369,962

(1)
Amounts in this column represent the deferrals of base salary earned in fiscal 2017 which are included in Summary Compensation Table under Salary, plus deferral of amounts earned in fiscal 2016 and paid in fiscal 2017 under the Executive Incentive Cash Bonus Plan which was included in the fiscal 2016 Summary Compensation Table under Non-Equity Incentive Plan Compensation.

(2)	Amounts in this column represent the Company's contribution and are included in the "All Other Compensation" column of the Summary Compensation Table.

(3)	Amounts reflect increases (decreases) in value of the employee's account during the year, based upon deemed investment of deferred amounts.

The Company's Nonqualified Deferred Compensation Plan, which was terminated in fiscal 2007, allowed certain employees to defer part or all of their Executive Incentive Cash Bonus payment each year. The Company matched any such deferral, up to 50 percent of the incentive cash bonus payment. The matching payment vested over three years and vesting was dependent upon the executive remaining employed with the Company. Amounts deferred were converted into units having the same value as the Company's stock and were credited with amounts at the same rate as the Company's dividend on its common stock. Units are converted into shares of the Company's common stock at the time of distribution.

The Committee approved The Herman Miller, Inc. Executive Equalization Retirement Plan for salary deferrals that began in January 2008, which replaced the Company's Nonqualified Deferred Compensation Plan. The Plan allows all United States employees who have compensation above the statutory ceiling to defer income in the same proportion as if the statutory ceiling did not exist. The Company makes contributions to the plan such that the amounts in the plan “mirror” the amounts the Company would have contributed to the Company’s tax-qualified 401(k) plan had the employee's compensation not been above the statutory ceiling. Distributions from the plan are paid out in cash based on the deferral election specified by the participant. We do not guarantee a rate of return under the Plan. Instead, participants make investment elections for their deferrals and company contributions. Investment options are the same as those available under our 401(k) plan.

Herman Miller, Inc., and Subsidiaries 49

Potential Payments upon Termination, Death, Disability, Retirement or Change in Control
The following table quantifies both the estimated payments that would be made to each NEO in the event of his termination by the Company without cause, and in the event of his termination under circumstances that would trigger payments under the change in control agreements, in each case assuming that termination occurred June 3, 2017. The table also provides information regarding the incremental amounts that would have vested and become payable on June 3, 2017, if a change in control occurred on that date or if the NEO's employment had terminated on that date because of death, disability or retirement. The amounts potentially payable to each NEO in the event of separation without cause, death, disability, or retirement or in connection with a change in control in which a termination occurs are illustrated below. The narrative that follows the tables gives more details concerning the plans and the circumstances under which either accelerated payment or vesting would occur.

Name	Benefit	Death	Disability	Retirement	Without Cause	Change in Control
Brian C. Walker	Cash Severance	—	—	—	1,380,000	5,520,000
	Prorated Annual Incentive
	Equity
	Restricted Stock Units	2,266,250	2,266,250	2,120,086	1,317,009	2,266,250
	Performance Shares(1)	2,518,884	2,518,884	3,658,834	2,518,884	3,726,368
	Unexercisable Options	—	—	453,482	—	474,848
	Total	4,785,134	4,785,134	6,232,402	3,835,893	6,467,466
	Retirement Benefits(2)
	Other Benefits
	Health and Welfare	—	—	—	18,386	36,773
	Outplacement	—	—	—	25,000	25,000
	Total	—	—	—	43,386	61,773
	Total	4,785,134	4,785,134	6,232,402	5,259,279	12,049,239
Jeffrey M. Stutz	Cash Severance	—	—	—	600,000	1,320,000
	Prorated Annual Incentive
	Equity
	Restricted Stock Units	207,913	207,913	—	98,922	207,913
	Performance Shares(1)	165,999	165,999	—	165,999	268,087
	Unexercisable Options	—	—	—	—	48,328
	Total	373,912	373,912	—	264,921	524,328
	Retirement Benefits(2)
	Other Benefits
	Health and Welfare	—	—	—	11,999	15,999
	Outplacement	—	—	—	25,000	25,000
	Total	—	—	—	36,999	40,999
	Total	373,912	373,912	—	901,920	1,885,327

50 2017 Proxy Statement

Potential Payments upon Termination, Death, Disability, Retirement or Change in Control (continued)

Name	Benefit	Death	Disability	Retirement	Without Cause	Change in Control
Gregory J. Bylsma	Cash Severance	—	—	—	660,000	1,452,000
	Prorated Annual Incentive
	Equity
	Restricted Stock Units	658,365	658,365	—	436,025	658,365
	Performance Shares(1)	654,737	654,737	—	654,737	959,791
	Unexercisable Options	—	—	—	—	57,866
	Total	1,313,102	1,313,102	—	1,090,762	1,676,022
	Retirement Benefits(2)
	Other Benefits
	Health and Welfare	—	—	—	18,379	24,506
	Outplacement	—	—	—	25,000	25,000
	Total	—	—	—	43,379	49,506
	Total	1,313,102	1,313,102	—	1,794,141	3,177,528
Andrew J. Lock	Cash Severance	—	—	—	586,500	1,290,300
	Prorated Annual Incentive
	Equity
	Restricted Stock Units	483,553	483,553	462,204	323,620	483,553
	Performance Shares(1)	508,285	508,285	729,708	508,285	739,572
	Unexercisable Options	—	—	38,496	—	41,617
	Total	991,838	991,838	1,230,408	831,905	1,264,742
	Retirement Benefits(2)
	Other Benefits
	Health and Welfare	—	—	—	7,866	10,488
	Outplacement	—	—	—	25,000	25,000
	Total	—	—	—	32,866	35,488
	Total	991,838	991,838	1,230,408	1,451,271	2,590,530
B. Ben Watson	Cash Severance	—	—	—	607,500	1,336,500
	Prorated Annual Incentive
	Equity
	Restricted Stock Units	334,872	334,872	—	209,982	334,872
	Performance Shares(1)	391,529	391,529	—	391,529	569,550
	Unexercisable Options	—	—	—	—	34,070
	Total	726,401	726,401	—	601,511	938,492
	Retirement Benefits(2)
	Other Benefits
	Health and Welfare	—	—	—	7,475	9,966
	Outplacement	—	—	—	25,000	25,000
	Total	—	—	—	32,475	34,966
	Total	726,401	726,401		1,241,486	2,309,958

(1)
Performance shares vest based on actual performance, and estimated performance at the end of fiscal year 2017 is as follows: TSR performance shares granted in 2014 = 71% of target, Herman Miller Value Added performance shares granted in 2014 = 121% of target, TSR performance shares granted in 2015 = 200% of target, Herman Miller Value Added performance shares granted in 2015 = 152% of target, TSR performance shares granted in 2016 = 47% of target.

(2)	The retirement benefits available to the Named Executive Officers are the same as those available to all salaried employees.

Herman Miller, Inc., and Subsidiaries 51

Potential Payments upon Termination, Death, Disability, Retirement or Change in Control (continued)
Potential Payments upon Termination without Change in Control
The Company under its salary continuation plan has agreed to pay Corporate Officers and other executives severance if they are terminated for reasons other than cause. The payments are equal to 18 months' base salary continuation for the NEOs. In addition, the Company maintains the health insurance on such employee during the salary continuation period. In exchange for such payments, the employee provides the Company with a mutual release of all claims and agrees not to work for a competitor during the salary continuation period. In the event of a termination covered by the change in control agreements described below, the payments under those agreements is reduced by any amounts received under the salary continuation plan.

The Executive Long-Term Disability Plan provides a monthly benefit to an executive of 60% of their two-year average executive incentive up to a monthly maximum of $10,000. Each of the NEOs would be entitled to a $10,000 monthly benefit if they became disabled as of June 3, 2017, as long as they are disabled or until age 65.
Potential Payments upon Termination in Connection with Change in Control
In fiscal 2017, each NEO was party to a change in control agreement with the Company. The change in control agreements are all “dual trigger” agreements. This means there both must be a change in control and the employee must incur an actual or constructive termination of employment by us to be entitled to a payment.

The agreements define change in control as having occurred (1) when a third party becomes the owner of 35 percent or more of the Company's stock, (2) when a majority of the Board of Directors is composed of persons who are not recommended by the existing Board, or (3) under certain transactions involving a merger or reorganization, sale of all or substantially all of the company's assets or a liquidation in which the Company does not maintain certain control thresholds.

An employee is entitled to a payment under the change in control agreement if within 2 years after a change in control he or she (1) has his or her employment with the Company terminated by the Company for reasons other than cause or (2) voluntarily terminates his or her employment if (a) the responsibilities of his or her job are significantly reduced, (b) the base salary or bonus he or she receives is reduced, (c) the benefits he or she receives are reduced by more than 5 percent, (d) the location of his or her job is relocated more than 50 miles from its current location, or (e) the obligations of the change in control agreement is not assumed by any successor company.

If both triggering events occur, then the NEO is entitled to a change in control payment. The change in control payment consists of three elements (1) amounts owed for current year base salary, on target bonus prorated to the date of termination and all amounts of deferred income, (2) medical and other insurance benefits, and (3) a separation payment. In addition, all existing unvested options and other equity units become immediately vested and exercisable. The separation payment in the case of the CEO is to be equal to three times the amount described below and in the case of all other NEOs the payment is equal to two times the amount described below. The separation payment is a lump sum equal to either two or three times the sum of (a) the executive's base salary plus (b) the greater of the executive's actual bonus for the preceding year or his or her on-target bonus for the current year. This amount is reduced by any severance payment that executive receives under the severance program described above.

The Company has no obligation to make a “gross up” payment to the executive if the amount of the payments under the change in control agreements is subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986.

To receive the payments, the NEO is obligated to comply with the non-competition covenant of the agreement, committing him or her to refrain from competing with the Company for a period equal to the number of years of compensation received by the NEO under the agreement.
Accelerated Vesting upon Death, Disability, Retirement or Change in Control
Various compensation plans contain provisions that permit accelerated vesting upon death, disability or change in control. In the event of a change in control, the Key Executive Deferred Compensation Plan, the Long-Term Incentive Plan, and the Executive Incentive Cash Bonus Plan provide for the acceleration of vesting and/or payment even if the NEO has not been terminated. These are so-called single trigger payment provisions. The Long-Term Incentive Plan, Executive Incentive Cash Bonus Plan and Key Executive Deferred Compensation Plan each has provisions dealing with vesting upon death, disability or retirement. The definition of change in control for these plans is the definition contained in Treasury Regulations for Section 409A of the Internal Revenue Code.

52 2017 Proxy Statement

Potential Payments upon Termination, Death, Disability, Retirement or Change in Control (continued)
Key Executive Deferred Compensation Plan
The Key Executive Deferred Compensation Plan, which terminated in fiscal 2007, permits a participant to elect to have his or her account distributed immediately upon his or her death, disability, or termination of employment in addition to change in control. The plan also permits the Committee to distribute to the employee amounts deferred before December 31, 2005 in the event of his death, disability or termination of employment.
Long-Term Incentive Plan
Under our 2011 Long-Term Incentive Plan, except as otherwise provided in an award agreement, in the event of a change in control transaction, awards that are not assumed or continued (other than performance-based awards) will be deemed to be immediately vested, or at the Committee's election, it may cancel those awards and pay the value of those awards to participants. With respect to performance-based awards under a change in control transaction in which awards are not assumed, if less than half the performance period has lapsed, those awards will be converted into shares or similar securities assuming target performance has been achieved. If at least half of the performance period has lapsed, those performance-based awards will be converted into shares or similar securities based upon actual performance-to-date. Conversely, and except as otherwise provided in an award agreement, upon a change in control in which the Company is the surviving entity or under which outstanding awards are assumed or continued, the Plan provides for a corresponding adjustment to the outstanding awards to preserve the intrinsic value of those awards; those outstanding awards will be subject to accelerated vesting if, within a one-year period following the change in control, the participant's employment is terminated without cause or the participant terminates for good reason.

Options granted under the LTI Plan to the extent vested at the date of death or disability remain exercisable for the balance of their original term but not more than 60 months following the date of termination of employment. If an employee retires, the options granted prior to fiscal 2013 to the extent vested remain exercisable for the balance of their original term but not more than 60 months following the date of termination of employment. For options granted beginning in fiscal 2013, the grant will be prorated over 12 months if retiring within one year of the grant; after the initial 12 months, they will vest in full. They remain exercisable for the balance of their original term but not more than 60 months following the date of termination of employment. In all other cases, the vested options terminate three months after the termination of employment.

In the case of restricted stock units, if an employee dies or becomes disabled, units vest immediately. All vest ratably if the employee is terminated for reasons other than cause. Vesting is determined by comparing the number of months the employee has been with the Company between the date of grant and the date of termination to the original vesting period. If an employee retires, units will be prorated over 12 months if retiring within one year of the grant; after the initial 12 months, they will vest in full.

Performance shares, as explained earlier, are granted at a target value and the actual number of units converted into shares is determined at the end of a 3-year measurement period. The percentage of the performance share target grant that is eligible to vest if an employee dies, becomes disabled, or is terminated for reasons other than cause is determined by comparing the number of months between the date of grant and the date of termination to the original vesting period. If an employee retires in the first year, the target performance share grant subject to vesting will be prorated over 12 months. If the employee retires after the first year, 100 percent of the target performance share grant is subject to vesting.
The Executive Incentive Cash Bonus Plan
The Executive Incentive Cash Bonus Plan requires that an employee be employed by the Company on the last day of a fiscal year to be eligible to receive the Incentive Cash Bonus, with certain exceptions noted below. The plan provides that in the events of death, disability or retirement an employee does not need to be employed on the last day of the fiscal year to receive a bonus. The employee's bonus will be reduced to reflect the portion of the year that he or she was employed by the Company. In the event of a change in control, the Incentive Cash Bonus is immediately vested (based upon EBITDA results achieved through the date of the change in control) and payable and is not reduced by virtue of the fact that it is calculated upon a partial year. The same provisions governing payment in the event of death, disability, retirement or change in control are also found in the bonus plan applicable to all other employees.

Herman Miller, Inc., and Subsidiaries 53

Director Compensation
The following Director Compensation table provides information on the compensation of each director for fiscal 2017. The standard annual compensation of each director is $160,000 (prorated if a director serves for less than a full year). The Audit Committee Chair receives an additional $20,000, the Executive Compensation Committee Chair receives an additional $15,000 and the Nominating and Governance Committee Chair receives an additional $10,000. Non-chair members of the Audit Committee receive an additional $8,000 per year, non-chair members of the Executive Compensation Committee receive an additional $6,000 per year and non-chair members of the Nominating and Governance Committee receive an additional $4,000 per year due to the increased workload of these committees. The Chairman of the Board of Directors receives additional annual compensation of $75,000 and is eligible to participate in the Company's health insurance plan. Brian Walker, the Company's CEO, does not receive any additional compensation for serving on the Board of Directors.

The annual retainer and any chairperson or additional fees (collectively, the "Annual Fee") is payable by one or more of the following means, as selected by each director: (1) in cash; (2) in shares of our stock valued as of January 15 of each year; (3) credit under the Director Deferred Compensation Plan described below; (4) stock options valued as of January 15 of each year under the Black-Scholes Valuation Model; or (5) as a contribution to our Company employee scholarship fund. Any director who does not meet the stock ownership guideline must take at least 50 percent of his or her Annual Fee in one of the permissible forms of equity.
Stock Compensation Plan
Under our 2011 Long-Term Incentive Plan, nonemployee officers and directors may be granted options to purchase shares of our stock if they elect to receive their compensation in stock options. Subject to certain exceptions, no options are exercisable prior to the first anniversary of the award date and expire 10 years after the date of the grant. The option price is payable upon exercise in cash or, subject to certain limitations, in shares of our stock already owned by the optionee, or a combination of shares and cash.
Deferred Compensation Plan
We also maintain a Nonemployee Officer and Director Deferred Compensation Stock Purchase Plan. The Plan permits a participant to defer receipt of all or a portion of his or her Annual Fee to his or her deferred account. The account is held in a Rabbi Trust. Each account is credited with a number of stock units equal to a number of shares of the investment selected by the director including Company stock and other investment alternatives. The initial value of the deferral is equal to the dollar amount of the deferral, divided by the per share fair market value of the selected investment at the time of the deferral. The units are credited with any dividends paid on the investment.
Stock Ownership Guidelines
Director stock ownership guidelines have been in effect since 1997. These guidelines, like those of the management team, are intended to reinforce the importance of linking shareholder and director interests. Under these guidelines, beginning in 2000, each director is encouraged to reach a minimum level of share ownership having a value of at least three times the annual director retainer over a five-year period after first becoming a director.

Other
Directors are reimbursed for travel and other necessary business expenses incurred in the performance of their services for the Company, and they are covered under the Company's business travel insurance policies and under the Director and Officer Liability Insurance Policy.
Perquisites
Some directors' spouses accompany them to Board meetings. The Company pays for their expenses and for some amenities for the Directors and their spouses, including some meals and social events. The total of these perquisites is less than $10,000 per Director. Directors are approved to purchase Company products under employee discount pricing.  The value of this perquisite was less than $10,000 for all but one Director as to whom the value has been included in All Other Compensation in the Director Compensation Table.

54 2017 Proxy Statement

Director Compensation (continued)
Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Mary Vermeer Andringa	70,000	100,000			170,000
David A. Brandon	151,000	15,000			166,000
Brenda Freeman	164,000				164,000
Douglas D. French	168,000			10,907	178,907
J. Barry Griswell	130,000	45,000			175,000
John R. Hoke III	166,000				166,000
Lisa A. Kro	108,000	72,000			180,000
Heidi Manheimer	83,000	85,000			168,000
Dorothy A. Terrell	160,000				160,000
David O. Ulrich	164,000				164,000
Michael A. Volkema	235,000				235,000

(1)
The amounts shown in the “Fees Earned or Paid in Cash” column include amounts that may be deferred under the Non-employee Officer and Director Deferred Compensation Plan. Amounts deferred are retained as units equal to shares of stock under the plan. The plan permits non-employee directors to elect to defer amounts that they would otherwise receive as director fees. Directors at the time of deferral elect the deferral period. These amounts may also reflect contributions to the Michael Volkema Scholarship fund which awards college scholarships to children of employees. During fiscal 2016, ten of the directors who received fees contributed a portion to the fund.

(2)
Amounts represent the aggregate grant date fair value of stock awards and option awards computed in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in Note 9, in the Company's consolidated financial statements for the fiscal year ended May 28, 2016, included in our Annual Report on Form 10-K.

(3)	Represents value received on product purchases under employee discount program.

As of June 3, 2017, each Director had the following aggregate number of outstanding options:

Name	Aggregate Number of Outstanding Options
Mary Vermeer Andringa
David A. Brandon
Douglas D. French
J. Barry Griswell
John R. Hoke III
Lisa A. Kro
Heidi Manheimer
Dorothy A. Terrell	15,183
David O. Ulrich	28,554
Michael A. Volkema

Herman Miller, Inc., and Subsidiaries 55

Equity Compensation Plan Information
As noted in the Compensation Discussion and Analysis, we maintain certain equity compensation plans under which common stock is authorized for issuance to employees and directors in exchange for services. We maintain our 2011 Long-Term Incentive Plan (LTI Plan) and Employees' Stock Purchase Plan.

The following table sets forth certain information regarding the above referenced equity compensation plans as of June 3, 2017.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,135,237	$28.3796	2,815,156
Equity compensation plans not approved by security holders
Total	2,135,237	$28.3796	2,815,156

(1)
The number of shares that remain available for future issuance under our plans is 2,815,156 which includes 1,756,083 under the Long-Term Incentive Plan and 1,059,073 under the Employees' Stock Purchase Plan.

Section 16(a) Beneficial Ownership Reporting Compliance
Our directors and officers, as well as any person holding more than 10 percent of our common stock, are required to report initial statements of ownership of our securities and changes in such ownership to the Securities and Exchange Commission. Based upon written representations by each director and officer, all the reports were timely filed by such persons during the last fiscal year except for Jeremy Hocking who had four delinquent filings related to his initial Form 3 filing, a same-day sale stock option exercise, a sale of stock and a trade for taxes on a restricted stock vesting.
Certain Relationships and Related Party Transactions
The Board of Directors has adopted a policy on Related Party Transactions. Under that policy, with certain limited exceptions, all proposed transactions between the Company and any directors or officers or their respective affiliates are required to be reported to the Nominating and Governance Committee prior to entering such a transaction. Management is obligated to provide the Nominating and Governance Committee with information relating to the terms and conditions of the proposed transaction, how it complies with the policy, and if the proposed transaction is with a director, advise the Nominating and Governance Committee if the transaction would impact that director's status as an independent director. The Nominating and Governance Committee has the authority to determine whether the proposed transaction is exempt from approval or, if not, approve the transaction as compliant with the policy or refer the matter to the Board of Directors. All approved or exempted transactions must be reported by the Nominating and Governance Committee to the full Board of Directors.

To approve a transaction under the policy, the Nominating and Governance Committee must determine that either (1) the dollar amount of the transaction and other transactions with the director during that year is less than $100,000, and, for any director that is a member of the Audit Committee, does not constitute a proscribed consulting, advisory, or other compensated fee, or (2) if the proposed transaction is for the acquisition of products or services and is less than $100,000 or is subject to a bid process involving three or more competing parties, and the transaction is in the best interest of the Company and its shareholders, provided that (a) management determined that the proposed transaction will provide the best value for the Company, (b) the compensation is consistent with the proposals submitted by the other bidders, and (c) the director did not directly participate in the proposal process.

56 2017 Proxy Statement

Reconciliation of Non-GAAP Financial Measures
This report contains references to Adjusted diluted earnings per share ("Adjusted EPS"), Organic net sales, Adjusted operating earnings and Adjusted EBITDA all of which are non-GAAP financial measures (referred to collectively as the "Adjusted financial measures").  Adjusted diluted EPS and Adjusted operating earnings are calculated by excluding from Earnings per share - diluted and Operating earnings, items that we believe are not indicative of our ongoing operating performance, such as non-recurring gains, expenses associated with restructuring actions taken to adjust our cost structure to the current business climate and non-cash impairment expenses. Organic net sales represents the change in sales excluding currency translation effects, the divestiture of owned dealers and the impact of an extra week of operations in fiscal 2017 as compared to fiscal 2016. Adjusted EBITDA is calculated by excluding depreciation, amortization, interest expense, income taxes and other net income or expense from Current Year Net Income.

The company presents the Adjusted financial measures because we consider them to be important supplemental measures of our performance and believe them to be useful in analyzing ongoing results from operations. The adjusted financial measures are not measurements of our financial performance under GAAP and should not be considered an alternative to Earnings per share - diluted, Operating earnings or the company's reported Net sales under GAAP. The Adjusted financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the company's results as reported under GAAP. The company's presentation of the Adjusted financial measures should not be construed as an indication that its future results will be unaffected by unusual or infrequent items. The company compensates for these limitations by providing prominence of the GAAP results and using the Adjusted financial measures only as a supplement.

The following table reconciles EPS to Adjusted EPS for the years indicated:

	Fiscal Year Ended
	June 3, 2017	May 28, 2016
Earnings per Share - Diluted	$2.05	$2.26
Less: Non-recurring gains	(0.02)	(0.09)
Add: Restructuring and impairment expense	0.13	—
Adjusted EPS	$2.16	$2.17

The following table reconciles Net Sales to Organic Sales Growth by segment:

	Fiscal Year Ended					Fiscal Year Ended
	June 3, 2017					May 28, 2016
	North America	ELA	Specialty	Consumer	Total	North America	ELA	Specialty	Consumer	Total
Net sales, as reported	$1,342.2	$385.5	$232.4	$318.1	$2,278.2	$1,331.8	$412.6	$231.8	$288.7	$2,264.9
% change from PY	0.8%	(6.6)%	0.3%	10.2%	0.6%

Adjustments
Dealer divestitures	—	—	—	—	—	(8.8)	(30.8)	—	—	(39.6)
Currency translation effects (1)	0.7	13.9	—	—	14.6	—	—	—	—	—
Impact of extra week in FY17	(22.7)	(6.3)	(3.3)	(4.7)	(37.0)	—	—	—	—	—
Organic net sales	$1,320.2	$393.1	$229.1	$313.4	$2,255.8	$1,323.0	$381.8	$231.8	$288.7	$2,225.3
% change from PY	(0.2)%	3.0%	(1.2)%	8.6%	1.4%

(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period

Herman Miller, Inc., and Subsidiaries 57

Reconciliation of Non-GAAP Financial Measures (continued)
The following table reconciles Operating earnings to Adjusted operating earnings by segment:

	Fiscal Year Ended						Fiscal Year Ended
	June 3, 2017						May 28, 2016
	North America	ELA	Specialty	Consumer	Corporate	Total	North America	ELA	Specialty	Consumer	Corporate	Total
Operating earnings (loss)	$137.7	$30.8	$17.7	$5.3	$(0.7)	$190.8	$152.0	$35.3	$16.4	$8.1	$(0.3)	$211.5
% Net sales	10.3%	8.0%	7.6%	1.7%	n/a	8.4%	11.4%	8.6%	7.1%	2.8%	n/a	9.3%

Adjustments
Less: Non-recurring gain	—	—	—	—	—	—	—	(6.1)	—	—	—	(6.1)
Less: Gain on sale of dealer	(0.7)	—	—	—	—	(0.7)	—	—	—	—	—	—
Add: Restructuring and impairment expenses	10.3	1.0	0.6	0.6	—	12.5	—	—	—	—	—	—
Adjusted operating earnings (loss)	$147.3	$31.8	$18.3	$5.9	$(0.7)	$202.6	$152.0	$29.2	$16.4	$8.1	$(0.3)	$205.4

The following table reconciles Current Year Net Income to Adjusted EBITDA used for the Annual Executive Incentive Cash Bonus:

Fiscal Year Ended
(Dollars In millions)	June 3, 2017
Current Year Net Income	$123.9
Standard Add Backs:
Interest Expense	15.2
Income Taxes	55.1
Depreciation and Amortization	58.9
EBITDA	$253.1
Standard Adjustments per Guidelines
Amortization of Previously Excluded Restructuring	(0.9)
Non-Standard Adjustments Requiring Approval
Restructuring expense	4.6
Nemschoff tradename impairment	7.1
Adjusted EBITDA	$263.9

58 2017 Proxy Statement

Submission of Shareholder Proposals for the 2018 Annual Meeting
Shareholders wishing to submit proposals on matters appropriate for shareholder action to be presented at our 2017 Annual Meeting of Shareholders and to be included in our proxy materials for that meeting may do so in accordance with Rule 14a-8 promulgated under the Exchange Act, whereby (1) all applicable requirements of Rule 14a-8 must be satisfied, (2) the notice must include various stock ownership and related information detailed in our Bylaws, and (3) such proposals must be received by us at our principal executive offices at 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302, no later than May 1, 2018.

Our bylaws, which are available on our website at www.hermanmiller.com/bylaws, contain certain procedural requirements that shareholders must follow to nominate a person for election as a director at an annual meeting or to bring an item of business before the annual meeting. These procedures require that notice of an intention to nominate a person for election to the Board and/or to bring an item of business before our 2018 annual meeting must be received in writing by our secretary at 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302 no earlier than June 11, 2018 and no later than July 11, 2018. The notice must contain certain information about the shareholder making the proposal for nomination, including a representation that the shareholder intends to appear in person or by proxy at the annual meeting to nominate the person named in the notice or bring the item of business before the meeting, and about the nominee and/or the item of business and, in the case of a nomination, must be accompanied by a written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected. We did not receive any proposals to be presented at the 2017 Annual Meeting.
Miscellaneous
The cost of the solicitation of proxies will be borne by us. In addition to the use of the mails, proxies may be solicited personally or by telephone or electronic means by a few of our regular employees. We may reimburse brokers and other people holding stock in their names or in the names of nominees for their expenses in sending proxy materials to the principals and obtaining their proxies.

Our mailing for the fiscal year ended June 3, 2017, includes the Notice Regarding the Availability of Proxy Materials. A copy of the Notice of 2017 Annual Meeting of Shareholders and the 2017 Form 10-K (Annual Report) as well as the Proxy Statement, both filed with the Securities and Exchange Commission, are available, without charge, upon written request from the Secretary of the Company, 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302.

Shareholders are urged to vote promptly. Questions related to your registered holdings can be directed as follows:

Computershare Investor Services, LLC, 250 Royall Street, Canton, Massachusetts 02021 Phone: 1-866-768-5723 inside the United States Phone: 1-781-575-2723 outside the United States http://www.computershare.com

By Order of the Board of Directors
H. Timothy Lopez, Secretary
August 29, 2017

Herman Miller, Inc., and Subsidiaries 59

Appendix I - Herman Miller, Inc. 2011 Long-Term Incentive Plan as Amended

ARTICLE 1
ESTABLISHMENT AND PURPOSE OF THE PLAN

1.1    Establishment of the Plan. Herman Miller, Inc., a Michigan corporation (the "Company"), hereby establishes an incentive compensation plan known as the "2011 Herman Miller, Inc. Long-Term Incentive Plan" (the "Plan"), as set forth in this document. The Plan permits the granting of stock-based awards to key employees of the Company and its subsidiaries as well as Consultants and Directors. The Plan was approved by the Company's shareholders on October 10, 2011 (the "Effective Date").

1.2    Purpose of the Plan. The purpose of the Plan is to promote the long-term success of the Company for the benefit of the Company's shareholders, through stock-based compensation, by aligning the personal interests of the Plan Participants with those of its shareholders. The Plan is also designed to allow Plan Participants to participate in the Company's future, as well as to enable the Company to attract, retain and award individuals that qualify as Participants in the Plan.

1.3    Term of Plan. The Plan shall terminate automatically on the tenth (10th) anniversary of the Effective Date and may be terminated earlier by the Board as provided in Article 11.

ARTICLE 2
DEFINITIONS

For purposes of this Plan, the following terms shall have the meanings set forth below:

2.1    "Award" shall mean any award under this Plan of any Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares or other Performance-Based Awards or Other Stock-Based Awards.

2.2    "Award Agreement" shall mean an agreement evidencing the grant of an Award under this Plan. Awards under the Plan shall be evidenced by Award Agreements that set forth the details, conditions and limitations for each Award, as established by the Committee and shall be subject to the terms and conditions of the Plan.

2.3    "Award Date" shall mean the date that an Award is made, as specified in an Award Agreement.

2.4    "Board" shall mean the Board of Directors of the Company.

2.5    "Cause" shall mean:

(a)A material breach by the Participant of those duties and responsibilities of the Participant which (i) do not differ in any material respect from the duties and responsibilities of the Participant during the 90-day period immediately prior to such breach (other than due to Disability), (ii) is demonstrably willful and deliberate on the Participant's part, (iii) is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company, and (iv) is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach; or

(b)The commission by the Participant of a felony involving moral turpitude.

2.6    "Change in Control" shall mean:

(a) the acquisition by any individual, entity, or group (including any "person" within the meaning of Section 13(d)(3) of the Exchange Act, hereinafter "Person") of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 35 percent or more of either (i) the then outstanding shares of Common Stock (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities unless such outstanding convertible or exchangeable securities were acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving the Company, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (i), (ii) and (iii) of subsection (c) of this Section 2.6 shall be satisfied; and provided further that, for purposes of clause (B), (i) a Change in Control shall not occur solely because any

60 2017 Proxy Statement

Person becomes the beneficial owner of 35 percent or more of the Outstanding Company Common Stock or 35 percent or more of the Outstanding Company Voting Securities by reason of an acquisition by the Company of Outstanding Company Common Stock or Outstanding Company Voting Securities that reduces the number of outstanding shares of Outstanding Company Common Stock or Outstanding Company Voting Securities and (ii) if, after such acquisition by the Company, such Person becomes the beneficial owner of any additional shares of Outstanding Company Common Stock or any additional Outstanding Company Voting Securities, such additional beneficial ownership shall constitute a Change in Control;

(b) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason within any 24-month period to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board; and provided further, that no individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to have been a member of the Incumbent Board;

(c) consummation of a reorganization, merger or consolidation unless, in any such case, immediately after such reorganization, merger or consolidation, (i) more than 60 percent of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation (the "Surviving Corporation") (or, if applicable, the ultimate parent corporation that beneficially owns all or substantially all of the outstanding voting securities entitled to vote generally in the election of directors of the Surviving Corporation) and more than 60 percent of the combined voting power of the then outstanding securities of the Surviving Corporation (or such ultimate parent corporation) entitled to vote generally in the election of directors is represented by the shares of Outstanding Company Common Stock and the Outstanding Company Voting Securities, respectively, that were outstanding immediately prior to such reorganization, merger or consolidation (or, if applicable, is represented by shares into which such Outstanding Company Common Stock and Outstanding Company Voting Securities were converted pursuant to such reorganization, merger or consolidation) and such ownership of common stock and voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan [or related trust] sponsored or maintained by the Company or the corporation resulting from such reorganization, merger or consolidation [or any corporation controlled by the Company] and any Person which beneficially owned, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 35 percent or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 35 percent or more of the then outstanding shares of common stock of such corporation or 35 percent or more of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such reorganization, merger or consolidation; or

(d) consummation of (i) a plan of complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, immediately after such sale or other disposition, (A) more than 60 percent of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation (the "Surviving Corporation") (or, if applicable, the ultimate parent corporation that beneficially owns all or substantially all of the outstanding voting securities entitled to vote generally in the election of directors of the Surviving Corporation) and more than 60 percent of the combined voting power of the then outstanding securities of the Surviving Corporation (or such ultimate parent corporation) entitled to vote generally in the election of directors is represented by the shares of Outstanding Company Common Stock and the Outstanding Company Voting Securities, respectively, that were outstanding immediately prior to such reorganization, merger or consolidation (or, if applicable, is represented by shares into which such Outstanding Company Common Stock and Outstanding Company Voting Securities were converted pursuant to such reorganization, merger or consolidation) and such ownership of common stock and voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan [or related trust] sponsored or maintained by the Company or such corporation [or any corporation controlled by the Company] and any Person which beneficially owned, immediately prior to such sale or other disposition, directly or indirectly, 35 percent or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 35 percent or more of the then outstanding shares of common stock thereof or 35 percent or more of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale of other disposition.

Herman Miller, Inc., and Subsidiaries 61

2.7    "Code" shall mean the Internal Revenue Code of 1986, as amended.

2.8    "Committee" shall mean the Committee, as specified in Article 3, appointed by the Board to administer the Plan, no members of which shall be eligible to receive an Award pursuant to the Plan.

2.9    "Common Stock" shall mean the Common Stock, $.20 par value per share, of the Company.

2.10    "Consultant" means an individual retained by the Company or a Subsidiary to provide services to the Company or a Subsidiary on a contractual basis.

2.11    "Covered Employee" shall mean a Participant who is a "covered employee" within the meaning of Section 162(m)(3) of the Code.

2.12    "Director" means a member of the Board of Directors.

2.13    "Disability" shall mean:

(a) The inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(b) The receipt of income replacement benefits by a Participant for a period of not less than 3 months under an accident and health plan covering the Company's employees by reason of any medically determinable physical or mental impairment of the Participant which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

2.14    "Employee" means any common-law employee of the Company or a Subsidiary.

2.15    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, as now in effect or as hereafter amended.

2.16    "Fair Market Value" shall mean the closing sales price per share of the Common Stock for such date on the National Association of Securities Dealers Automated Quotation System or any successor system then in use ("NASDAQ"). If no sale of shares of Common Stock is reflected on the NASDAQ on a date, "Fair Market Value" shall be determined on the next preceding day on which there was a sale of shares of Common Stock reflected on NASDAQ. If shares of Common Stock are not traded on a national securities exchange or through any other nationally recognized quotation service, "Fair Market Values" shall be determined by the Board of Directors for the Committee acting in good faith, in either case pursuant to any method consistent with the Code.

2.17    "Full Value Award" shall mean any Award under the Plan other than an Option or Stock Appreciation Right.

2.18    "Good Reason" shall mean without the Participant's express written consent, the occurrence of any of the following events after a Change in Control:

(a) any of (i) the assignment to the Participant of any duties inconsistent in any material adverse respect with the Participant's position(s), duties, responsibilities or status with the Company immediately prior to such Change in Control, (ii) a change in any material adverse respect in the Participant's reporting responsibilities, titles or offices with the Company as in effect immediately prior to such Change in Control or (iii) any removal or involuntary termination of the Participant from any position held by the Participant with the Company immediately prior to such Change in Control or any failure to re-elect the Participant to any position with the Company held by the Participant immediately prior to such Change in Control;

(b) a reduction by the Company in the Participant's rate of annual base salary or annual target bonus as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

(c) any requirement of the Company that the Participant be based at a location in excess of 50 miles from the facility which is the Participant's principal business office at the time of the Change in Control; or

(d) a reduction of at least 5% in the aggregate benefits provided to the Participant and the Participant's dependents under the Company's employee benefit plans (including, without limitation, retirement, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel, accident insurance plans and programs) in which the Participant is participating immediately prior to such Change in Control.

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2.19    "Incentive Stock Option" or "ISO" shall mean an option to purchase shares of Common Stock granted under Article 6, which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

2.20    "Insider" shall mean an employee who is an officer (as defined in Rule 16a-1(f) of the Exchange Act) or director of the Company, or holder of more than ten percent (10%) of its outstanding shares of Common Stock.

2.21    "Nonemployee Director" shall have the meaning set forth in Rule 16b-3(b)(3), as promulgated by the Securities and Exchange Commission (the "SEC") under the Exchange Act.

2.22    "Nonqualified Stock Option" or "NQSO" shall mean an option to purchase shares of Common Stock, granted under Article 6, which is not an Incentive Stock Option.

2.23    "Option" means an Incentive Stock Option or a Nonqualified Stock Option.

2.24    "Other Stock-Based Award" shall mean an Award under Article 10 of this Plan that is valued in whole or in part by reference to, or is payable in or otherwise based on, Common Stock.

2.25    "Participant" means a Consultant, Director or an Employee who holds an outstanding Award under the Plan.

2.26    "Performance-Based Award" shall mean an Award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares or Other Stock-Based Awards made subject to the achievement of performance goals specified by the Committee under the terms of Article 9.

2.27    "Performance Shares" shall mean an Award granted under Article 9 of this Plan evidencing the right to receive Common Stock or cash of an equivalent value at the end of a specified performance period.

2.28    "Permitted Transferee" shall mean (i) the spouse, children or grandchildren of a Participant (each an "Immediate Family Member"), (ii) a trust or trusts for the exclusive benefit of the Participant and/or one or more Immediate Family Members, or (iii) a partnership or limited liability company whose only partners or members are the Participant and/or one or more Immediate Family Members.

2.29    "Prior Plan" shall mean the Herman Miller, Inc. Long-Term Incentive Plan, as amended.

2.30    "Retirement" shall mean the termination of a Participant's employment with the Company or a Subsidiary after the Participant attains normal retirement age as established by the Committee at the time an Award is made.

2.31    "Restricted Stock" shall mean an Award granted to a Participant under Article 8 of this Plan.

2.32    "Restricted Stock Unit" shall mean a bookkeeping entry representing the equivalent of one (1) share of Common Stock awarded to a Participant under Article 8 of this Plan.

2.33    "Stock Appreciation Right" or "SAR" shall mean a right granted to a Participant under Article 7 of this Plan.

2.34    "Subsidiary" shall mean any corporation in which the Company owns directly, or indirectly through subsidiaries, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns at least fifty percent (50%) of the combined equity thereof.

2.35    "Termination of Service" shall mean the termination of a Participant's employment with the Company or a Subsidiary, and with respect to a Participant that is not an Employee, the termination of that person's service as a Director or as a Consultant to the Company or a Subsidiary. A Participant employed by a Subsidiary shall also be deemed to incur a Termination of Service if the Subsidiary ceases to be a Subsidiary and the Participant does not immediately thereafter become an Employee of the Company or another Subsidiary.

Herman Miller, Inc., and Subsidiaries 63

ARTICLE 3
ADMINISTRATION

3.1Committee Composition. The Plan shall be administered by a Committee designated by the Board consisting of not less than three (3) directors who shall be appointed from time to time by the Board, each of whom shall qualify as (a) a Nonemployee Director, and (b) as an "outside director" within the meaning of Section 162(m)(4)(c)(i) of the Code. Without limiting the generality of the foregoing, the Committee may be the Compensation Committee of the Board or a subcommittee thereof if the Compensation Committee of the Board or such subcommittee satisfies the foregoing requirements.
3.2Committee Authority. Subject to the Company's Articles of Incorporation, Bylaws, and the provisions of this Plan, the Committee shall have full authority to grant Awards to key employees of the Company or a Subsidiary, including the following:

(a)To select those key Employees and Consultants to whom Awards may be granted under the Plan and, based upon recommendations of the Board or a committee of the Board, those Directors to whom Awards may be granted under the Plan;

(b)To determine whether and to what extent Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares or other Performance-Based Awards, and Other Stock-Based Awards, or any combination thereof are to be granted under the Plan;

(c)To determine the number of shares of Common Stock to be covered by each Award;

(d)To determine the terms and conditions of any Award Agreement, including, but not limited to, the Option Price, SAR Price, any vesting restriction or limitation, any vesting schedule or acceleration thereof, any performance conditions or any forfeiture restrictions or waiver thereof, regarding any Award and the shares Common Stock relating thereto, based on such factors as the Committee shall determine in its sole discretion;

(e)To determine whether, to what extent and under what circumstances grants of Awards are to operate on a tandem basis and/or in conjunction with or apart from other cash compensation arrangement made by Company other than under the terms of this Plan;

(f)To determine under what circumstances an Award may be settled in cash, Common Stock, or a combination thereof; and

(g)To determine to what extent and under what circumstances shares of Common Stock and other amounts payable with respect to an Award shall be deferred, provided that any such deferrals shall be made in a manner that complies with Section 409A of the Code.

The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (including any Award Agreement) and to otherwise supervise the administration of the Plan. A majority of the Committee shall constitute a quorum, and the acts of a majority of a quorum at any meeting, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee. The interpretation and construction by the Committee of any provisions of the Plan or any Award granted under the Plan shall be final and binding upon the Company, the Board and Participants, including their respective heirs, executors and assigns. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or an Award granted hereunder.

3.3Forfeiture. The Committee may reserve the right in an Award Agreement to cause a forfeiture of the gain realized by a Participant with respect to an Award on an account of actions taken by, or failed to be taken by, that Participant in violation or breach of or in conflict with any (a) agreement between the Company and each Participant, or (b) any Company policy or procedure (including the Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers), or (c) any other obligation of such Participant to the Company as and to the extent specified in such Award Agreement. The Committee may terminate an outstanding Award if the Participant is terminated for Cause as defined in the Plan or the applicable Award Agreement or for "cause" as defined in any other agreement between the Company and such Participant, as applicable.

3.4Recoupment. Any Award granted pursuant to the Plan shall be subject to mandatory repayment by the Participant to the Company to the extent the Participant is, or in the future becomes, subject to (a) any Company "clawback" or recoupment policy that is adopted to comply with the requirements of any applicable law, rule or regulation, or otherwise, or (b) any law, rule or regulation which imposes mandatory recoupment under circumstances set forth in such law, rule or regulation.

3.5No Repricing. Subject to any adjustments that may be made under Article 13 of the Plan, the Company may not, without obtaining shareholder approval; (a) amend the terms of outstanding Options or SARs to reduce the exercise price of such outstanding Options

64 2017 Proxy Statement

or SARs; (b) cancel outstanding Options or SARs in exchange for Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs; or (c) cancel outstanding Options or SARs with an exercise price above the current stock price in exchange for cash or other securities.

ARTICLE 4
COMMON STOCK SUBJECT TO THE PLAN

4.1General. Subject to adjustment as provided in Section 4.2 and Article 14, the maximum aggregate number of shares of Common Stock which may be issued under this Plan shall not exceed 7,509,751 shares, which may be either unauthorized and unissued Common Stock or issued Common Stock reacquired by the Company ("Plan Shares"). Determinations as to the number of Plan Shares that remain available for issuance under the Plan shall be made in accordance with this Article 4 and Article 14 and with such rules and procedures as the Committee shall determine from time to time.

4.2Share Usage.

(a)General. Shares of Common Stock subject to an Award shall be counted as used as of the Award Date.

(b)Counting of Shares Subject to Awards. Any shares of Common Stock that are subject to Awards shall be counted against the share issuance limit set forth in Section 4.1 as (i) two (2) shares of Common Stock for every one (1) share of Common Stock subject to a Full Value Award, and (ii) one (1) share of Common Stock for every one (1) share of Common Stock subject to any Award that is not a Full Value Award. If the number of shares of Common Stock subject to an Award is variable as of the Award Date, the number of shares of Common Stock to be counted against the share issuance limit set forth in Section 4.1, prior to the settlement of the Award, shall be the maximum number of shares of Common Stock that can be received under that Award.

(c)Conditions Under Which Shares Subject to Awards Become Available for Future Awards. Any shares of Common Stock subject to an Award under the Plan which thereafter terminate by expiration, forfeiture, cancellation, or otherwise, without the issuance of such shares, including Awards that are settled in cash in lieu of shares of Common Stock, shall be available again for issuance under the Plan. Each share of Common Stock that again becomes available for issuance under the Plan under the preceding sentence shall increase the total number of shares available for grant by (i) two (2) shares if such share is subject to a Full Value Award and (ii) one (1) share if such share was subject to any Award that is not a Full Value Award.

(d)Conditions Under Which Shares Subject to Awards Are Not Available for Future Awards. The number of shares of stock available for issuance under the Plan shall not be increased by the number of shares of Common Stock (i) tendered by the Participant or withheld by the Company in payment of the purchase price of an Option, (ii) tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award, (iii) purchased by the Company with proceeds received from the exercise of an Option, (iv) subject to an SAR that are not issued in connection with the stock settlement of that SAR upon its exercise, (v) subject to the cancellation of an SAR granted in tandem with an Option upon the exercise of the Option and (vi) subject to the cancellation of an Option granted in tandem with an SAR upon the exercise of the SAR.

4.3Award Limits. Notwithstanding any provision in the Plan to the contrary, and to the extent an Award is intended to comply with the requirements of Section 162(m) of the Code,
(a)the maximum number of shares of Common Stock that may be subject to any Full Value Award granted under the Plan to any one Participant during any fiscal year of the Company may not exceed 250,000 shares (as adjusted from time to time in accordance with the provisions of the Plan);

(b)the maximum number of shares of Common Stock that may be subject to any Award granted under the Plan that is not a Full Value Award to any one Participant during any fiscal year of the Company may not exceed 500,000 shares (as adjusted from time to time in accordance with the provisions of the Plan); and

(c)the maximum number of shares of Common Stock that may be subject to any Award granted under the Plan to any individual Director during any fiscal year of the Company may not exceed 40,000 shares (as adjusted from time to time in accordance with the provisions of the Plan).

Herman Miller, Inc., and Subsidiaries 65

ARTICLE 5
ELIGIBILITY

The persons who shall be eligible to receive Awards under the Plan shall be such key employees of the Company or a Subsidiary as the Committee shall select from time to time. In making such selections, the Committee shall consider the nature of the services rendered by such employees, their present and potential contribution to the Company's success and the success of the particular subsidiary or division of the Company by which they are employed, and such other factors as the Committee in its discretion shall deem relevant. Participants may hold more than one Award, but only on the terms and subject to the restrictions set forth in the Plan and their respective Award Agreements.

ARTICLE 6
STOCK OPTIONS

6.1Options. Options may be granted alone or in addition to other Awards granted under this Plan. Each Option granted under this Plan shall be either an Incentive Stock Option (ISO) or a Nonqualified Stock Option (NQSO).

6.2Grants. The Committee shall have the authority to grant to any Participant one or more Incentive Stock Options, Nonqualified Stock Options, or both types of Options, provided that Incentive Stock Options shall not be granted to any non-Employee Director or Consultant. To the extent that any Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Option or the portion thereof which does not qualify shall constitute a separate Nonqualified Stock Option.

6.3Incentive Stock Options. Anything in the Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the Participants affected, to disqualify any Incentive Stock Option under such Section 422. An Incentive Stock Option shall not be granted to an individual who, on the date of grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company. The aggregate Fair Market Value, determined on the Award Date of the shares of Common Stock with respect to which one or more Incentive Stock Options (or other incentive stock options within the meaning of Section 422 of the Code, under all other option plans of the Company) that are exercisable for the first time by a Participant during any calendar year shall not exceed the $100,000 limitation imposed by Section 422(d) of the Code.

6.4Terms of Options. Options granted under the Plan shall be evidenced by Award Agreements in such form as the Committee shall, from time to time approve, which Agreement shall comply with and be subject to the following terms and conditions:

(a)Participant's Agreement. Each Participant who is an employee shall agree to remain in the continuous employ of the Company for a period of at least twelve (12) months from the Award Date or until Retirement, if Retirement occurs prior to twelve (12) months from the date of the Option.

(b)Option Price. The Option Price per share of Common Stock purchasable under an Option shall be determined by the Committee at the time of grant but shall be not less than one hundred percent (100%) of the Fair Market Value of one (1) share of Common Stock on the Award Date.

(c)Option Term. The term of each Option shall be fixed by the Committee, but no Option shall be exercisable more than ten (10) years after the date the Option is granted.

(d)Exercisability. Except as provided in Article 11 and Article 14, (i) no Option shall be exercisable either in whole or in part prior to the first anniversary of the Award Date and (ii) Options that vest solely by the passage of time shall not vest in full in less than three (3) years from the Award Date (but may vest pro-rata during such period). Thereafter, an Option shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee and set forth in the Award Agreement.

(e)Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under subsection (d) above, Options may be exercised in whole or in part at any time during the term of the Option, by giving notice of exercise specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price in such form as the Committee may accept. If and to the extent determined by the Committee in its sole discretion at or after grant, payment in full or in part may also be made in the form of Common Stock owned by the Participant (and for which the Participant has good title free and clear of any liens and encumbrances) or Restricted Stock, or by reduction in the number of shares issuable upon such exercise based, in each case, on the Fair Market Value of the Common Stock on the last trading date preceding payment as determined by the Committee (without regard to any forfeiture restrictions applicable to Restricted Stock). No shares of stock shall be issued until payment has been made. A Participant shall generally have the rights to dividends or other rights of a shareholder with respect to shares subject to the Option when the person exercising such option has given written notice of exercise, has paid for such shares

66 2017 Proxy Statement

as provided herein, and, if requested, has given the representation described in Section 15.1 of the Plan. Notwithstanding anything to the contrary in this Section 6.4(e), but subject to the other terms and conditions of the Plan, the Committee may, but shall not be required to, provide that an Option (other than an Incentive Stock Option) shall be deemed exercised automatically prior to the expiration or termination of the Option without any notice to or from the Participant. Upon any such automatic exercise, the exercise price and applicable withholding taxes shall, unless the Committee provides otherwise, be paid in the form of a reduction in the number of shares issuable upon such exercise.

(f)Transferability of Options. No Option may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, provided, however, the Committee may, in its discretion, authorize all or a portion of a Nonqualified Stock Option to be granted to an optionee to be on terms which permit transfer by such optionee to a Permitted Transferee, provided that (i) there may be no consideration for any such transfer (other than the receipt of or interest in a family partnership or limited liability company), (ii) the stock option agreement pursuant to which such options are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section 6.4(f), and (iii) subsequent transfers of transferred options shall be prohibited except those in accordance with Section 6.4(i). Following transfer, any such options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. The events of termination of service of Sections 6.4(g), (h) and (i) hereof, and the tax withholding obligations of Section 15.3 shall continue to be applied with respect to the original optionee, following which the options shall be exercisable by the Permitted Transferee only to the extent, and for the periods specified in Sections 6(g), (h), and (i). The Company shall not be obligated to notify Permitted Transferee(s) of the expiration or termination of any option. Further, all Options shall be exercisable during the Participant's lifetime only by such Participant and, in the case of a Nonqualified Stock Option, by a Permitted Transferee. The designation of a person entitled to exercise an Option after a person's death will not be deemed a transfer.

(g)Termination of Options. Any Option that is not exercised within whichever of the exercise periods specified in Article 11 is applicable shall terminate upon expiration of such exercise period.

(h)Purchase and Settlement Provisions. The Committee may at any time offer to purchase an Option previously granted, based on such terms and conditions as the Committee shall establish and communicate to the Participant at the time that such offer is made. In addition, if an Award Agreement so provides at the Award Date or is thereafter amended to so provide, the Committee may require that all or part of the shares of Common Stock to be issued with respect to the exercise of an Option, in an amount not greater than the Fair Market Value of the shares that is in excess of the aggregate Option Price, take the form of Performance Shares or Restricted Stock, which shall be valued on the date of exercise on the basis of the Fair Market Value of such Performance Shares or Restricted Stock determined without regard to the deferral limitations and/or forfeiture restrictions involved.

ARTICLE 7
STOCK APPRECIATION RIGHTS

7.1Awards of Stock Appreciation Rights or "SARs." A SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (a) the Fair Market Value of one (1) share of Common Stock on the date of exercise over (b) the per-share exercise price of such SAR (the "SAR Price") as determined by the Committee. SARs may be granted in tandem with all or part of an Option granted under the Plan or at any subsequent time during the term of such Option, in combination with all or any part of any other Award or without regard to any Option or other Award; provided that a SAR that is granted subsequent to the Award Date of a related Option must have a SAR Price that is no less than the Fair Market Value of one (1) share of Common Stock on the Award Date of such SAR.

7.2Terms of SARs. Stock Appreciation Rights granted under the Plan shall be evidenced by an Award Agreement in such form as the Committee shall, from time to time approve, which Agreement shall comply with and be subject to the following terms and conditions:

(a)Participant's Agreement. Each Participant who is an employee shall agree to remain in the continuous employ of the Company for a period of at least twelve (12) months from the Award Date or until Retirement, if Retirement occurs prior to twelve (12) months from the date of the Award.

(b)SAR Price. The SAR Price per share of Common Stock shall be determined by the Committee at the time of grant but shall not be less than one hundred percent (100%) of the Fair Market Value of one (1) share of Common Stock on the Award Date.

(c)Term. The term of each SAR shall be fixed by the Committee, but no SAR shall be exercisable more than ten (10) years after the date the SAR is granted.

(d)Exercisability and Settlement. The Committee shall determine, on the Award Date, the time or times at which and the circumstances under which a SAR may be exercised, in whole or in part (including based on the achievement of performance

Herman Miller, Inc., and Subsidiaries 67

goals and/or future service requirements), the time or times at which SARs shall cease to be or become exercisable following Termination of Employment or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which shares of Common Stock shall be delivered or deemed to be delivered to a Participant, regardless of whether a SAR shall be granted in tandem or in combination with any other Award, and any and all other terms and conditions of any SAR. Notwithstanding the foregoing, except as provided in Article 11 and Article 14, (i) no SAR shall be exercisable either in whole or in part prior to the first anniversary of the Award Date, and (ii) SARs that vest solely by the passage of time shall not vest in full in less than three (3) years from the Award Date (but may vest pro rata during such period).

7.3Transferability. SARs shall be subject to the transfer conditions of Options set forth in Section 6.4(f) above.

ARTICLE 8
RESTRICTED STOCK AND RESTRICTED STOCK UNITS

8.1Awards of Restricted Stock and Restricted Stock Units. Shares of Restricted Stock and Restricted Stock Units may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall determine the time or times at which, grants of Restricted Stock or Restricted Stock Units will be made, the number of shares to be awarded, the price (if any) to be paid by the Participant, the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof (a "Restriction Period"), and all other terms and conditions of the Awards. The Committee may condition the grant of Restricted Stock or Restricted Stock Units upon the achievement of specific business objectives, measurements of individual or business unit or Company performances, or such other factors as the Committee may determine. The provisions of Restricted Stock or Restricted Stock Unit Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years. Notwithstanding the foregoing, and except for Awards of Restricted Stock or Restricted Stock Units granted to non-Employee Directors or Consultants or as provided in Article 11 and Article 14: (a) Restricted Stock and Restricted Stock Units that vest solely by the passage of time shall not vest in full in less than three (3) years from the Award Date (but may vest pro-rata during such period), and (b) Restricted Stock and Restricted Stock Units that vest upon the achievement of performance goals shall not vest, in full, in less than one (1) year from the Award Date.

8.2Awards and Certificates. A prospective Participant selected to receive a Restricted Stock shall not have any rights with respect to such Award, unless and until such Participant has executed an Award Agreement evidencing the Award and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the applicable terms and conditions of such Award. Further, such Award shall be subject to the following conditions:

a.Acceptance. Awards under this Article 8 must be accepted within a period of thirty (30) days (or such shorter period as the Committee may specify at grant) after the Award Date, by executing an Award Agreement and by paying whatever price (if any) the Committee has designated for such shares of Restricted Stock or Restricted Stock Units.

b.Legend for Restricted Stock Awards. To the extent that ownership of Restricted Stock is evidenced by a book-entry registration or a similar registration, such registration shall be notated to evidence that restrictions imposed on such Award of Restricted Stock under this Plan and the applicable Award Agreement. If the Company issues, in the name of the Participant to whom the Restricted Stock has been granted, a stock certificate in respect of such shares of Restricted Stock such certificate shall be registered in the name of such Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

"The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the 2011 Herman Miller, Inc. Long-Term Incentive Plan and related Award Agreement entered into between the registered owner and the Company, dated _______. Copies of such Plan and Agreement are on file in the offices of the Company, 855 East Main Avenue, Zeeland, Michigan 49464."

c.Custody. The Committee may require that the stock certificates evidencing shares of Restricted Stock be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Stock, the Participant shall have delivered a duly signed stock power, endorsed in blank, relating to the Common Stock covered by such Award.

8.3Rights of Holders of Restricted Stock. Unless the Committee otherwise provides in an Award Agreement, holders of Restricted Stock shall have the right to vote such shares of Restricted Stock and the right to receive any dividends declared or paid with respect to such shares of Restricted Stock. Unless the Committee otherwise provides in an Award Agreement, dividends paid on Restricted Stock which vest or are earned based upon the achievement of performance goals shall not vest unless such performance goals for such Restricted Stock are achieved. All stock distributions, if any, received by a Participant with respect to Restricted Stock as a result of any stock split, stock dividend, combination of stock, or other similar transaction shall be subject to the vesting conditions and restrictions applicable to such Restricted Stock.

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8.4Rights of Holders of Restricted Stock Units. Holders of Restricted Stock Units shall have no rights as shareholders of the Company, including the right to receive cash or dividend payments or distributions attributable to the shares of Common Stock subject to such Restricted Stock Units, or to direct the voting of the shares of Common Stock subject to such Restricted Stock Units. The Committee may provide in an Award Agreement evidencing a grant of Restricted Stock Units that the holder of such Restricted Stock Units shall be entitled to receive, upon the Company's payment of a cash dividend on its outstanding shares of Common Stock, a cash payment for each such Restricted Stock Unit which is equal to the per-share dividend paid on such shares of Common Stock. Such Award Agreement also may provide that a cash payment shall be deemed reinvested in additional Restricted Stock Units at a price per unit equal to the Fair Market Value of a share of Common Stock on the date that such cash dividend is paid. Such cash payments paid in connection with Restricted Stock Units which vest or are earned based upon the achievement of performance goals shall not vest unless such performance goals for such Restricted Stock Units are achieved. A holder of Restricted Stock Units shall have no rights other than those of a general unsecured creditor of the Company. Restricted Stock Units shall represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

8.5Delivery of Shares. Upon the expiration or termination of the Restriction Period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to Restricted Stock or Restricted Stock Units settled in shares of Common Stock shall lapse, and, unless otherwise provided in the applicable Award Agreement, a book entry or direct registration or a share certificate evidencing ownership of such shares of Common Stock shall be issued, free of all such restrictions, to the Participant or such Participant's beneficiary or estate, as the case may be.

ARTICLE 9
PERFORMANCE-BASED AWARDS

9.1Performance-Based Awards. The Committee, at any time, and from time to time, may grant Performance-Based Awards to a Participant in such amounts and upon such terms as the Committee shall determine. Each grant of a Performance-Based Award shall have an initial value or target number of shares of Common Stock that is established by the Committee at the time of grant. The Committee shall establish (a) performance goals in its discretion which, depending on the extent to which they are achieved, shall determine the value and/or number of shares subject to a Performance-Based Award that will be paid out to the Participant, and (b) the Performance Period, which shall mean the period of time during which the performance goals must be achieved in order to determine the degree of payout after vesting with respect to any such Performance-Based Award. Except as provided in Article 11 and Article 13, the Performance Period may not be less than one (1) year from the applicable Award Date.

9.2Form of Payment and Timing of Performance-Based Awards. Payment of earned Performance-Based Awards shall be as determined by the Committee and as evidenced in the applicable Award Agreement. Earned Performance-Based Awards may be paid in shares of Common Stock and shall be payable, to the extent earned, at the close of the applicable Performance Period, or as soon as reasonably practicable after the Committee has determined that the performance goal or goals have been achieved. Any shares of Common Stock paid out under such Awards may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement.
9.3Performance-Based Awards Granted to Designated Covered Employees. If and to the extent that the Committee determines that a Performance-Based Award to be granted to a Participant should constitute "qualified performance-based compensation" for purposes of Section 162(m) of the Code, the grant, exercise and/or settlement of such Award shall be contingent upon the achievement of pre-established performance goals and other terms set forth in this Section 9.3.

(a)Performance Goals Generally. The performance goals for Performance-Based Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each such criteria, as specified by the Committee, consistent with this Section 9.3. Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code. The Committee may determine that such Awards shall be granted, exercised and/or settled upon the achievement of any single performance goal or that two (2) or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Awards. Performance goals may differ for Awards granted among Participants.

(b)Performance Measures. The performance goals for Performance-Based Awards to a Covered Employee which are intended to qualify as qualified performance-based compensation, shall be limited to the following "Performance Measures," with or without adjustment:

(1)adjusted earnings;
(2)return on equity (which includes adjusted return on equity);
(3)earnings per share growth (which includes adjusted earnings per share growth);
(4)basic earnings per common share;
(5)diluted earnings per common share;
(6)adjusted earnings per common share;

Herman Miller, Inc., and Subsidiaries 69

(7)net income;
(8)adjusted earnings before interest and taxes;
(9)earnings before interest, taxes, depreciation and amortization;
(10)operating cash flow;
(11)EVA® performance under the Company's EVA® Management System Technical Manual;
(12)operations and maintenance expense;
(13)total shareholder return;
(14)operating income;
(15)strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, new growth opportunities, market penetrations, and goals relating to the acquisitions or divestitures, or goals relating to capital-raising and capital management.
(16)common share price; and
(17)any combination of the foregoing.

The Committee also shall have the authority to provide for accelerated vesting of any Performance-Based Award based on the achievement of the Performance Measures specified in this Article 9.

(c)Evaluation of Performance. The Committee may provide in any Performance-Based Award that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period: (a) a Change in Control; (b) a declaration and distribution of stock dividends or stock splits; (c) mergers, consolidations or reorganizations; (d) acquisitions or dispositions of material business units; (e) extraordinary, non-core, non-operating or non-recurring items; (f) infrequently occurring or extraordinary gains or losses; and (g) any restructuring. To the extent such inclusions or exclusions affect Awards to Covered Employees that are intended to qualify as performance-based compensation, such inclusions or exclusions shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility.

(d)Adjustment of Performance-Based Compensation. The Committee shall have the sole discretion to adjust Awards that are intended to qualify as Performance-Based Compensation, either on a formula or discretionary basis, or on any combination thereof, as the Committee determines consistent with the requirements of Section 162(m) of the Code for deductibility. In the event that applicable laws or regulations change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval, provided that the exercise of such discretion shall not be inconsistent with the requirements of Section 162(m) of the Code.

(e)Status of Awards Under Section 162(m). It is the intent of the Company that Awards under Section 9.3 granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder shall, if so designated by the Committee, constitute "qualified performance-based compensation" within the meaning of Section 162(m) of the Code. Accordingly, the terms of Section 9.3, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Section 162(m) of the Code. If any provision of the Plan or any Award Agreement does not comply or is inconsistent with the requirements of Section 162(m) of the Code, such provision shall be construed or deemed amended to the extent necessary to conform to such requirement.

ARTICLE 10
OTHER STOCK-BASED AWARDS

10.1Other Awards. Other Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are payable in or otherwise based on, Common Stock ("Other Stock-Based Awards"), may be granted either alone or in addition to other Awards under this Plan. Subject to the provisions of this Plan, the Committee shall have authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of shares of Common Stock to be awarded pursuant to such awards, and all other conditions of the Awards. The Committee may also provide for the grant of Common Stock under such Awards upon the completion of a specified performance period. The provisions of Other Stock-Based Awards need not be the same with respect to each Participant and such Awards to individual Participants need not be the same in subsequent years.

10.2Terms and Conditions. Other Stock-Based Awards made pursuant to this Article 9 shall be set forth in an Award Agreement and shall be subject to the following terms and conditions:

(a)Nontransferability. Subject to the provisions of this Plan and the Award Agreement, shares of Common Stock subject to Awards made under this Article 10 may not be sold, assigned, transferred, pledged, or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

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(b)Dividends. Unless otherwise determined by the Committee at the time of Award, subject to the provisions of this Plan and the Award Agreement, the recipient of an Award under this Article 10 shall be entitled to receive on a deferred stock basis, dividends or other distributions with respect to the number of shares of Common Stock covered by the Award.

(c)Vesting. Any Award under this Article 10 and any Common Stock covered by any such Award shall vest or be forfeited to the extent so provided in the Award Agreement, as determined by the Committee, in its sole discretion.

(d)Waiver of Limitation. In the event of the Participant's Disability or death, the Committee may, in its sole discretion, waive in whole or in part any or all of the limitations imposed hereunder (if any) with respect to any or all of an Award under this Article 10.

(e)Price. Common Stock issued or sold under this Article 10 may be issued or sold for no cash consideration or such consideration as the Committee shall determine and specify in the Award Agreement.

ARTICLE 11
TREATMENT OF AWARDS UPON AND SUBSEQUENT TO
TERMINATION OF SERVICE

11.1Termination of Service for Reasons other than Retirement, Disability or Death. Except as otherwise provided by the Committee and as set forth in the Award Agreement, upon Termination of Service for any reason other than Retirement or on account of Disability or death, Awards under this Plan shall be treated as follows:

(a)Options and SAR's. Each Option and SAR held by the Participant shall, to the extent rights to purchase shares under such Option and/or SAR have vested at the date of such Termination of Service shall not have been fully exercised, be exercisable, in whole or in part, at any time and within a period of three (3) months following Termination of Service, subject to prior expiration of the term of such Option and/or SAR.

(b)Restricted Stock and Restricted Stock Units. Any shares of Restricted Stock or Restricted Stock Units held by the Participant that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited.

(c)Performance-Based Awards. Any Performance-Based Awards held by the Participant that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited.

11.2Termination of Service for Disability. Except as otherwise provided by the Committee and as set forth in the Award Agreement, upon Termination of Service by reason of Disability, Awards under this Plan shall be treated as follows:

(a)Options and SAR's. Each Option and SAR held by the Participant shall, to the extent rights to purchase shares under such Option and/or SAR have vested at the date of such Termination of Service and shall not have been fully exercised, be exercisable in whole or in part, for a period of five (5) years following such Termination of Service, subject, however, to prior expiration according to its terms and other limitations imposed by the Plan. If the Participant dies after Disability, the Participant's Options and/or SAR's shall be exercisable in accordance with Section 11.4 below.

(b)Restricted Stock and Restricted Stock Units. Any shares of Restricted Stock or Restricted Stock Units held by a Participant as of the date of his or her Disability shall become immediately vested as of such date.

(c)Performance Shares. The number of shares subject to a Participant's Performance-Based Award shall be determined by multiplying the number of shares subject to that Award by a fraction, the numerator of which shall be the number of full calendar months of employment service subsequent to the Award Date, and the denominator of which shall be the number of full calendar months during the Performance Period. The Participant's actual number of shares subject to the Award shall vest, in full, at the end of the Performance Period.

11.3Termination of Service for Retirement. Except as otherwise provided by the Committee and as set forth in the Award Agreement, upon Termination of Service by reason of Retirement, Awards under this Plan shall be treated as follows:

(a)Options and SAR's. Each Option and SAR held by the Participant for a period of less than twelve (12) consecutive months after the Award Date shall be deemed vested by multiplying the number of shares subject to the Award by a fraction, the numerator of which is the number of full calendar months of employment or service subsequent to the date of the Award, and the

Herman Miller, Inc., and Subsidiaries 71

denominator of which is twelve (12). Conditioned upon Participant's compliance with the non-compete covenant set forth in the Award Agreement, each Option and SAR held by the Participant for a period of twelve (12) consecutive months or greater after the Award Date shall continue to vest in accordance with the stated vesting period, provided that such period not exceed five (5) years from the Participant's Termination of Service. Conditioned upon Participant's compliance with the non-compete covenant set forth in the Award Agreement, the Participant shall have the right to exercise such Option and/or SAR, to the extent vested, following the expiration of the non-compete covenant and prior to the fifth (5th) anniversary of the Participant's Termination of Service, subject, however, to prior expiration according to its terms and other limitations imposed by the Plan. If the Participant dies after such Retirement, the Participant's Options and/or SAR's shall be exercisable in accordance with Section 11.4 below.

(b)Restricted Stock and Restricted Stock Units. Any shares of Restricted Stock or Restricted Stock Units held by the Participant for a period of less than twelve (12) consecutive months after the Award Date shall be deemed vested by multiplying the number of shares subject to the Award by a fraction, the numerator of which is the number of full calendar months of employment or service subsequent to the date of the Award, and the denominator of which is twelve (12). Any shares of Restricted Stock or Restricted Stock Units held by the Participant for a period of twelve (12) consecutive months or greater after the Award Date shall be deemed vested in full. Conditioned upon Participant's compliance with the non-compete covenant set forth in the Award Agreement, the shares subject to the Restricted Stock or Restricted Stock Units shall be distributable to the Participant following the expiration of the non-compete covenant.

(c)Performance-Based Awards. The number of shares subject to a Participant's Performance-Based Award shall be determined by multiplying the number of shares subject to that Award by a fraction, the numerator of which shall be the number of full calendar months of employment or service subsequent to the Award Date and the denominator of which is twelve (12). Condition upon Participant's compliance with the non-compete covenant set forth in the Award Agreement, the Participant's actual number of shares subject to the Award shall vest, in full, at the end of the later of the Performance Period or the expiration of the non-compete covenant.

11.4Termination of Service for Death. Except as otherwise provided by the Committee and as set forth in the Award Agreement, upon Termination of Service due to death, Awards under this Plan, shall be treated as follows:

(a)Options and SAR's. Each Option and SAR held by the Participant shall, to the extent rights to purchase shares under such Option and/or SAR have vested at the date of death and shall not have been fully exercised, be exercisable, in whole or in part, by the personal representative or the estate of the Participant, or Permitted Transferee or by any person or persons who shall have acquired the Option directly from the Participant or Permitted Transferee by bequest or inheritance, only under the following circumstances and during the following periods: (i) if the Participant dies while employed by the Company, at any time within five (5) years after the date of death, or (ii) if the Participant dies during the extended exercise period following Termination of Service specified in Sections 11.2 and 11.3, at any time within the longer of such extended period or one (1) year after death, subject, however, in any case, to the prior expiration of the term of the Option and/or SAR and any other limitation on the exercise of such Option and/or SAR in effect at the date of exercise.

(b)Restricted Stock and Restricted Stock Units. Any shares of Restricted Stock or Restricted Stock Units held by the Participant at the date of death while employed by or in the service of the Company shall become immediately vested as of the date of death.

(c)Performance-Based Awards. The number of shares subject to a Participant's Performance-Based Award shall be determined by multiplying the number of shares subject to that Award by a fraction, the numerator of which shall be the number of full calendar months of employment or service subsequent to the date of death, and the denominator of which shall be the number of full calendar months during the Performance Period. The Participant's actual number of shares subject to the Award shall vest, in full, at the end of the Performance Period.

ARTICLE 12
TERMINATION OR AMENDMENT OF THE PLAN

The Board may at any time amend, discontinue or terminate this Plan or any part thereof (including any amendment deemed necessary to ensure that the Company may comply with any applicable regulatory requirement); provided, however, that, unless otherwise required by law, the rights of a Participant with respect to Awards granted prior to such amendment, discontinuance or termination, may not be impaired without the consent of such Participant and, provided further, without the approval of the Company's shareholders, no amendment may be made which would (i) increase the aggregate number of shares of Common Stock that may be issued under this Plan (except by operation of Article 14); (ii) change the definition of employees eligible to receive Awards under this Plan; or (iii) otherwise materially increase the benefits to Participants under the Plan. The Committee may amend the terms of any Award previously granted, prospectively or retroactively, but, subject

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to Article 14, no such amendment or other action by the Committee shall impair the rights of any Participant without the Participant's consent. Awards may not be granted under the Plan after the Termination Date, but Awards granted prior to such date shall remain in effect or become exercisable pursuant to their respective terms and the terms of this Plan.

ARTICLE 13
UNFUNDED PLAN

This Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payment not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

ARTICLE 14
ADJUSTMENT PROVISIONS

14.1Antidilution. If the number of outstanding shares of Common Stock is increased or decreased or the shares of Common Stock are changed into or exchanged for a different number of shares or kind of capital stock or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distribution payable in capital stock, or other increase or decrease in shares of Common Stock effected without receipt of consideration by the Company, the number and kinds of shares of stock for which grants of Awards may be made under the Plan, including the share limits set forth in Article 4, shall be adjusted proportionately and accordingly by the Committee so that the proportionate interest of the Participant in such Award immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Price payable with respect to shares that are subject to the unexercised portion of such outstanding Options or SARs, as applicable, but shall include a corresponding proportionate adjustment in the per share Option Price or SAR Price, as the case may be. Notwithstanding the foregoing, in the event of any distribution to the Company's shareholders of securities of any other entity or other asset (including an extraordinary dividend, but excluding a non-extraordinary dividend, declared and paid by the Company) without receipt of consideration by the Company, the Board or the Committee shall, in such manner as the Board or the Committee deems appropriate, adjust (a) the number and kind of shares of stock subject to outstanding Awards and/or (b) the aggregate and per share Option Price of outstanding Options and the aggregate and per share SAR Price of outstanding Stock Appreciation Rights as required to reflect such distribution.

14.2Reorganization in Which the Company is the Surviving Entity Which Does Not Constitute a Change in Control. If the Company is the surviving entity in any reorganization, merger or consolidation of the Company with one or more entities which does not constitute a Change in Control, any Option, SAR, Restricted Stock or Restricted Stock Unit granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to such Option, SAR, Restricted Stock or Restricted Stock Unit would have been entitled immediately following such transaction, with a corresponding, proportionate adjustment of the per share Option Price or SAR Price so that the aggregate Option Price or SAR Price thereafter shall be the same as the aggregate Option Price or SAR Price of the shares of Common Stock remaining subject to the Option or SAR as in effect immediately prior to such transaction. Subject to the contrary language in an Award Agreement, any restrictions applicable to such Award shall apply as well to any replacement shares received by the Participant as a result of such transaction. In the event of any transaction referred to in this Section 14.2, Performance-Based Awards shall be adjusted (including any adjustment to the performance goals or Performance Measures applicable to such Awards deemed appropriate by the Committee) so as to apply to the securities that a holder of the number of shares of Common Stock subject to the Performance-Based Awards would have been entitled to receive immediately following such transaction.

In connection with a transaction under this Section 14.2 or transaction involving the acquisition by the Company of the equity interests of another enterprise, the Committee shall have the right to cause the Company to assume awards previously granted under a compensatory plan by another business entity that is a party to such transaction and to substitute Awards under the Plan for such awards. The number of shares of Common Stock available for issuance under the Plan pursuant to Section 4.1 shall be increased by the number of shares of Common Stock subject to any such assumed awards and substitute awards. Shares available for issuance under a shareholder-approved plan of a business entity that is a party to such transaction (as appropriately adjusted, if necessary, to reflect such transaction) may be used for Awards under the Plan and shall not reduce the number of Plan Shares otherwise available for issuance under the Plan, subject to applicable rules of NASDAQ or of any stock exchange on which the Common Stock is listed.

14.3Change in Control in Which Awards Are Not Assumed. Except as otherwise provided in the applicable Award Agreement, upon the occurrence of a Change in Control in which outstanding Awards are not being assumed or continued, the following provisions shall apply to such Awards:

(a)for Awards, other than Performance-Based Awards,

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(i)all outstanding Restricted Stock and Restricted Stock Units shall be deemed to have vested and the shares of Common Stock subject thereto shall be delivered immediately prior to the occurrence of such Change in Control, and fifteen (15) days prior to the scheduled consummation of such Change in Control, all outstanding Options and SARs shall become immediately exercisable and shall remain exercisable for a period of fifteen (15) days; or

(ii)the Committee may elect, in its sole discretion, to cancel any outstanding awards of Options, SARs, Restricted Stock and Restricted Stock Units and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Committee acting in good faith), in the case of Restricted Stock and Restricted Stock Units (for shares of Common Stock subject thereto) equal to the formula or fixed price per share paid or payable to holders of shares of Common Stock pursuant to such Change in Control and, in the case of Options or SARs, equal to the product of the number of shares of Common Stock subject to such Options or SARs (the "Award Stock") multiplied by the amount, if any, by which (x) the formula or fixed price per share paid or payable to holders of shares of Common Stock pursuant to such transaction exceeds (y) the Option Price or SAR Price applicable to such Award Stock.

(b)For Performance-Based Awards, if less than half of the Performance Period has lapsed, such Performance-Based Awards shall be converted into Restricted Stock or Performance Shares assuming target performance has been achieved (or into Unrestricted Stock if no further restrictions apply). If at least half the Performance Period has lapsed, such Performance-Based Awards shall be converted into Restricted Stock or Performance Shares based on actual performance to date (or into Unrestricted Stock if no further restrictions apply). If actual performance is not determinable, such Performance-Based Awards shall be converted into Restricted Stock or Performance Shares assuming target performance has been achieved, based on the discretion of the Committee (or into Unrestricted Stock if no further restrictions apply).

(c)Other Equity-Based Awards shall be governed by the terms of the applicable Award Agreement.

With respect to the Company's establishment of an exercise window, (a) any exercise of an Option or SAR during the fifteen (15)-day period referred above shall be conditioned upon the consummation of the applicable Change in Control and shall be effective only immediately before the consummation thereof, and (B) upon consummation of any Change in Control, the Plan and all outstanding but unexercised Options and SARs shall terminate. The Committee shall send notice of an event that shall result in such termination to all Participants or Permitted Transferees who hold Options and SARs not later than the time at which the Company gives notice thereof to its shareholders.

14.4Change in Control in which Awards are Assumed or the Company is the Surviving Entity. If a Change in Control occurs and the Company is the surviving entity and any adjustments necessary to preserve the intrinsic value of the Participant's outstanding Awards have been made, or the Company's successor at the time of the Change in Control irrevocably assumes the Company's obligations under this Plan or replaces the Participants' outstanding Awards having substantially the same intrinsic value and having terms and conditions no less favorable to the Participant than those applicable to the Participants' Awards immediately prior to the Change in Control, then such Awards or their replacement awards shall become immediately exercisable, in full, only if within two years after the Change in Control the Participant's employment:

(a)is terminated without Cause;

(b)terminates with "Good Reason"; or

(c)terminates under circumstances that entitle the Participant to accelerated exercisability under any individual employment agreement between the Participant and the Company, a Subsidiary, or any successor thereof.

14.5Adjustments by Committee. Any adjustments pursuant to this Article 13 will be made by the Committee, whose determination as to what adjustments will be made and the extent thereof will be final, binding, and conclusive. No fractional interest will be issued under the Plan on account of any such adjustments. Only cash payments will be made in lieu of fractional shares.

ARTICLE 15
GENERAL PROVISIONS

15.1Legend. The Committee may require each person purchasing shares pursuant to an Award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof. In addition to any legend required by this Plan, the certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

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All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, any applicable Federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

15.2No Right to Employment. Neither this Plan nor the grant of any Award hereunder shall give any Participant or other employee any right with respect to continuance of employment by the Company or any Subsidiary, nor shall there be a limitation in any way on the right of the Company or any Subsidiary by which an employee is employed to terminate his or her employment at any time.

15.3Withholding of Taxes. The Company shall have the right to deduct from any payment to be made pursuant to this Plan, or to otherwise require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash hereunder, payment by the Participant of, any Federal, state or local taxes required by law to be withheld. Unless otherwise prohibited by the Committee, each Participant may satisfy any such withholding tax obligation by any of the following means or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold from the shares otherwise issuable to the Participant a number of shares having a Fair Market Value as of the "Tax Date" up to the amount of the withholding tax obligation; or (c) delivering to the Company unencumbered shares owned by the Participant having a Fair Market Value, as of the Tax Date, up to the amount of the withholding tax obligation. The "Tax Date" shall be the date that the amount of tax to be withheld is determined.

15.4No Assignment of Benefits. No Option, Award or other benefit payable under this Plan shall, except as otherwise specifically transfer, provided by law, be subject in any manner to anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, attach, sell, transfer, assign, pledge, encumber or charge, any such benefits shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

15.5Governing Law. This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws and in the courts of the state of Michigan.

15.6Application of Funds. The proceeds received by the Company from the sale of shares of Common Stock pursuant to Awards granted under this Plan will be used for general corporate purposes.

15.7Rights as a Shareholder. Except as otherwise provided in an Award Agreement, a Participant shall have no rights as a shareholder of the Company until he or she becomes the holder of record of Common Stock.

15.8Section 409A of the Code. The Company intends to administer this Plan in order to comply with Section 409A of the Code, or an exemption to Section 409A of the Code, with regard to Awards that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code. To the extent that the Company determines that a Participant would be subject to the additional twenty percent (20%) tax imposed on certain nonqualified deferred compensation plans pursuant to Section 409A of the Code as a result of any provision of any Award granted under the Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Committee.

Herman Miller, Inc., and Subsidiaries 75